Exhibit 99

CAUTIONARY STATEMENTS REGARDING CERTAIN FORWARD-LOOKING INFORMATION
Statements made in this report that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the registrants are providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information. These important factors include:

o	future economic conditions in the regional, national and international markets, including but not limited to regional and national wholesale electricity markets
o	market perception of the energy industry and the Company
o	changes in business strategy, operations or development plans
o	effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry and constraints placed on the Company’s actions by the Public Utility Holding Company Act of 1935
o	adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air quality
o	financial market conditions and performance including, but not limited to, changes in interest rates and in availability and cost of capital and the effects on the Company’s pension plan assets and costs
o	ability to maintain current credit ratings
o	inflation rates
o	effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments
o	impact of terrorist acts
o	increased competition including, but not limited to, retail choice in the electric utility industry and the entry of new competitors
o	ability to carry out marketing and sales plans
o	weather conditions including weather-related damage
o	cost, availability and deliverability of fuel
o	ability to achieve generation planning goals and the occurrence of unplanned generation outages
o	delays in the anticipated in-service dates of additional generating capacity
o	nuclear operations
o	ability to enter new markets successfully and capitalize on growth opportunities in non-regulated businesses
o	performance of projects undertaken by the Company’s non-regulated businesses and the success of efforts to invest in and develop new opportunities, and
o	other risks and uncertainties.

This list of factors is not all-inclusive because it is not possible to predict all factors.

GLOSSARY OF TERMS

The following is a glossary of frequently used abbreviations or acronyms that are found throughout this report:

Abbreviation or Acronym	Definition

35 Act	Public Utility Holding Company Act of 1935
ABO	Accumulated Benefit Obligation
AFDC	Allowance for Funds used During Construction
APB	Accounting Principles Board
ARB	Accounting Research Bulletin
ARO	Asset Retirement Obligations
Bracknell	Bracknell Corporation
CenturyTel	CenturyTel Fiber Company II, LLC
Clean Air Act	Clean Air Act Amendments of 1990
CO2	Carbon Dioxide
COLI	Corporate Owned Life Insurance
Compact	Central Interstate Low-Level Radioactive Waste Compact
Consolidated KCP&L	KCP&L and its subsidiary, HSS
Custom Energy Holdings	Custom Energy Holdings, L.L.C.
Digital Teleport	Digital Teleport, Inc.
DOE	Department of Energy
DTI	DTI Holdings, Inc. and its subsidiaries, Digital Teleport, Inc.
and Digital Teleport of Virginia, Inc.
EBITDA	Earnings before interest, income taxes, depreciation and amortization
EIRR	Environmental Improvement Revenue Refunding
ELC	Environmental Lighting Concepts, Inc.
EPA	Environmental Protection Agency
EPS	Earnings per share
ERISA	Employee Retirement Income Security Act of 1974
FASB	Financial Accounting Standards Board
FERC	Federal Energy Regulatory Commission
FIN	Financial Accounting Standards Board Interpretation
GAAP	Generally Accepted Accounting Principles
GPES	Great Plains Energy Services Incorporated
GPP	Great Plains Power Incorporated, a wholly-owned subsidiary
of Great Plains Energy
Great Plains Energy	Great Plains Energy Incorporated and its subsidiaries
Holdings	DTI Holdings, Inc.
HSS	Home Service Solutions Inc., a wholly-owned subsidiary of KCP&L
IBEW	International Brotherhood of Electrical Workers
IEC	Innovative Energy Consultants Inc., a wholly-owned subsidiary of Great Plains Energy
IRS	Internal Revenue Service
ISO	Independent System Operator
KCC	The State Corporation Commission of the State of Kansas
KCP&L	Kansas City Power & Light Company, a wholly-owned subsidiary of Great Plains Energy
KLT Energy Services	KLT Energy Services Inc., a wholly-owned subsidiary of KLT Inc.
KLT Gas	KLT Gas Inc., a wholly-owned subsidiary of KLT Inc.

Abbreviation or Acronym	Definition

KLT Gas portfolio	KLT Gas natural gas properties
KLT Inc.	KLT Inc., a wholly-owned subsidiary of Great Plains Energy
KLT Investments	KLT Investments Inc., a wholly-owned subsidiary of KLT Inc.
KLT Telecom	KLT Telecom Inc., a wholly-owned subsidiary of KLT Inc.
KW	Kilowatt
kWh	Kilowatt-hour
MAC	Material Adverse Change
MACT	Maximum Achievable Control Technology
Medicare Act	The Medicare Prescription Drug, Improvement and Modernization Act of 2003
MISO	Midwest Independent System Operator
MODOR	Missouri Department of Revenue
MPSC	Missouri Public Service Commission
MW	Megawatt
MWh	Megawatt-hour
NAAQS	National Ambient Air Quality Standards
NEIL	Nuclear Electric Insurance Limited
NERC	North American Electric Reliability Council
NOx	Nitrogen Oxide
NRC	Nuclear Regulatory Commission
OCI	Other Comprehensive Income
Receivables Company	Kansas City Power & Light Receivables Company, a wholly-owned subsidiary of KCP&L
RSAE	R.S. Andrews Enterprises, Inc., a subsidiary of HSS
RTO	Regional Transmission Organization
SEC	Securities and Exchange Commission
Securities Trust	KCPL Financing I
SE Holdings	SE Holdings, L.L.C.
Services	Great Plains Energy Services Incorporated
SFAS	Statement of Financial Accounting Standards
SIP	State Implementation Plan
SOP	Statement of Position by the American Institute of Certified Public Accountants
SPP	Southwest Power Pool, Inc.
Strategic Energy	Strategic Energy, L.L.C., a subsidiary of KLT Energy Services
WCNOC	Wolf Creek Nuclear Operating Corporation
Wolf Creek	Wolf Creek Generating Station
Worry Free	Worry Free Service, Inc., a wholly-owned subsidiary of HSS
XLCA	XL Capital Assurance Inc.

ITEM 6. SELECTED FINANCIAL DATA

Year Ended December 31	2003 (b)	2002 (b)	2001 (b)	2000	1999
	(dollars in millions except per share amounts)
Great Plains Energy (a)
Operating revenues	$2,148	$1,802	$1,399	$1,086	$901
Income (loss) from continuing operations
before cumulative effect of changes
in accounting principles (c)	$190	$137	$(28)	$53	$82
Net income (loss)	$145	$126	$(24)	$159	$82
Basic and diluted earnings (loss) per
common share from continuing
operations before cumulative effect
of changes in accounting principles	$2.72	$2.16	$(0.49)	$0.83	$1.27
Basic and diluted earnings (loss) per
common share	$2.07	$1.99	$(0.42)	$2.54	$1.26
Total assets at year end	$3,682	$3,517	$3,464	$3,309	$2,992
Total redeemable preferred stock, mandatorily
redeemable preferred securities and long-
term debt (including current maturities)	$1,347	$1,332	$1,342	$1,286	$965
Cash dividends per common share	$1.66	$1.66	$1.66	$1.66	$1.66
SEC ratio of earnings to fixed charges	4.23	2.99	(d)	1.88	2.39

Consolidated KCP&L (a)
Operating revenues	$1,057	$1,013	$1,287	$1,086	$901
Income from continuing operations before
cumulative effect of changes
in accounting principles (e)	$126	$103	$116	$53	$82
Net income	$117	$96	$120	$159	$82
Total assets at year end	$3,303	$3,139	$3,146	$3,309	$2,992
Total redeemable preferred stock, mandatorily
redeemable preferred securities and long-
term debt (including current maturities)	$1,336	$1,313	$1,311	$1,286	$965
SEC ratio of earnings to fixed charges	3.69	2.88	2.07	1.88	2.39

(a)	Great Plains Energy’s consolidated financial statements include consolidated KCP&L, KLT Inc., GPP, IEC and GPES. KCP&L's consolidated financial statements include its wholly owned subsidiary HSS. In addition, KCP&L's consolidated results of operations include KLT Inc. and GPP for all periods prior to the October 1, 2001, formation of the holding company.
(b)	See Management's Discussion for explanations of 2003, 2002 and 2001 results.
(c)	This amount is before discontinued operations of $(44.8), $(7.5), $4.3, $75.6 and $(0.6) million, in 2003, 2002, 2001, 2000 and 1999, respectively. In 2002, this amount is before the $3.0 million cumulative effect of a change in accounting principle.
For further information, see Notes to Consolidated Financial Statements. In 2000, this amount is before the $30.1 million cumulative effect of changes in pension accounting.
(d)	An $87.1 million deficiency in earnings caused the ratio of earnings to fixed charges to be less than a one-to-one coverage. A $195.8 million net write-off before income taxes related to the bankruptcy filing of DTI was recorded in 2001.
(e)	This amount is before discontinued operations of $(8.7), $(4.0), $3.6, $75.6, and $(0.6) million, in 2003, 2002, 2001, 2000 and 1999, respectively. In 2002, this amount is before the $3.0 million cumulative effect of a change in accounting principle.
For further information, see Notes to Consolidated Financial Statements. In 2000, this amount is before the $30.1 million cumulative effect of changes in pension accounting.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Management’s Discussion and Analysis of Financial Condition and Results of Operations that follow are a combined presentation for Great Plains Energy and consolidated KCP&L, both registrants under this filing. The discussion and analysis by management focuses on those factors that had a material effect on the financial condition and results of operations of the registrants during the periods presented. It should be read in conjunction with the accompanying consolidated financial statements and related notes.

The operations of KLT Gas in prior periods have been reclassified and are presented as discontinued operations due to the February 2004 decision to sell the KLT Gas portfolio and exit the gas business. Losses in prior periods related to the operations of RSAE have been reclassified and are presented as discontinued operations due to the June 2003 disposition of RSAE.

Great Plains Energy
Great Plains Energy does not own or operate any significant assets other than the stock of its subsidiaries. Great Plains Energy’s direct subsidiaries are KCP&L, KLT Inc., GPP, IEC and GPES. Effective October 1, 2001, Great Plains Energy became the holding company of KCP&L, GPP and KLT Inc. In November 2002, the Company created a wholly-owned subsidiary, IEC, as an intermediate holding company that holds an indirect interest in Strategic Energy. GPES was formed in 2003 to provide services at cost to Great Plains Energy and certain of its subsidiaries, including consolidated KCP&L, as a service company under the 35 Act.

Great Plains Energy Business Overview
As a diversified energy company, Great Plains Energy’s reportable business segments include:

o	KCP&L, an integrated, regulated electric utility in the states of Missouri and Kansas, which provides reliable, affordable electricity to retail customers; and
o	Strategic Energy, which provides retail electricity services by entering into long-term contracts with its customers to supply electricity, operates in several electricity markets offering retail choice, including California, Massachusetts, Michigan, New Jersey, New York, Ohio, Pennsylvania and Texas.

In February 2004, the Great Plains Energy Board of Directors approved management’s recommendation to sell the KLT Gas portfolio and exit the gas business. The Company evaluated this business and determined the amount of capital and the length of time required for development of reserves and production combined with the earnings volatility of the exploration process are no longer compatible with the Company’s strategic vision.

Over the first six months of 2004, the Company is engaging in a comprehensive strategic planning process to map its view of the future of the electric industry, and ultimately the Company, over the next five to ten years. This inclusive process draws on the creativity and skills of employees, outside experts and people from the community.

The strategic planning process will seek to enhance the disciplined growth of the Company and build upon the strong foundation of KCP&L and Strategic Energy. This platform for growth provides a balanced mix of regulated earnings from the utility operations of KCP&L and the potential continued growth of Strategic Energy as it expands its presence in competitive retail markets.

Critical Accounting Policies
The preparation of financial statements in conformity with Generally Accepted Accounting Principles (GAAP) requires management to make estimates and assumptions that affect reported amounts and related disclosures. Management considers an accounting estimate to be critical if it requires assumptions to be made that were highly uncertain at the time the estimate was made and changes in the estimate or different estimates that could have been used could have a material impact on the results of operations and financial condition.

Pensions
The Company incurs significant costs in providing non-contributory defined pension benefits. The costs are measured using actuarial valuations that are dependent upon numerous factors derived from actual plan experience and assumptions of future plan experience.

Pension costs are impacted by actual employee demographics (including age, compensation levels, and employment periods), the level of contributions made to the plan, earnings on plan assets and plan amendments. In addition, pension costs are also affected by changes in key actuarial assumptions, including anticipated rates of return on plan assets and the discount rates used in determining the projected benefit obligation and pension costs.

These assumptions are updated annually in accordance with Statement of Financial Accounting Standards (SFAS) No. 87, “Employers’ Accounting for Pensions”; however, changes in pension obligations associated with these factors may not be immediately recognized as pension costs on the income statement. The Company generally recognizes gains and losses by amortizing over a five-year period the rolling five-year average of unamortized gains and losses. The key assumptions used in developing the 2003 pension disclosures include a 6.0% discount rate, a 9.0% expected return on plan assets and a 3.3% average compensation rate increase. The discount rate was reduced by 0.75% and 1.25% from 2002 and 2001, respectively, due to current market conditions, while the return on plan assets remained constant and the compensation rate decreased 0.80% from prior years.

In selecting an assumed discount rate, fixed income security yield rates for 30-year Treasury bonds and corporate high-grade bond yields were considered. The assumed rate of return on plan assets was developed based on the weighted average of the long-term returns forecast for the expected portfolio mix of investments held by the plan.

The following table reflects the sensitivities associated with a 0.5 percent increase or a 0.5 percent decrease in key actuarial assumptions. Each sensitivity reflects an evaluation of the change based solely on a change in that assumption only.

Actuarial assumption	Change in Assumption	Impact on Projected Benefit Obligation	Impact on Pension Liability	Impact on 2003 Pension Expense
		(millions)
Discount rate	0.5% increase	$(30.2)	$(12.8)	$(1.0)
Rate of return on plan assets	0.5% increase	-	-	(1.8)
Discount rate	0.5% decrease	30.5	19.5	1.0
Rate of return on plan assets	0.5% decrease	-	-	1.8

For the year ended December 31, 2003, the Company recorded $17.4 million of pension expense, an $11.9 million increase from the previous year. Pension expense for 2004 is expected to approximate $21.0 million, a $3.6 million increase over 2003. The 2004 increase is primarily due to lower discount rates and the amortization of investment losses from prior years that are recognized on a rolling five-year average basis.

The Company’s pension plan assets are primarily made up of equity and fixed income investments. The market value of the plan assets increased $16.8 million in 2003 primarily reflecting an overall improvement in the equity markets during the year. However, the increase was not enough to recover from significant market declines incurred in 2001 and 2002 when plan assets lost value of approximately $240.8 million. At plan year-end, the fair value of pension plan assets was $341.0 million, not including a $32.0 million contribution made after the plan year-end.

The total accumulated benefit obligation (ABO) of the plans exceeded the fair value of plan assets requiring the Company to record an additional minimum pension liability of $78.4 million as prescribed by SFAS No. 87. This was offset by an intangible asset of $17.4 million to the extent of prior service costs, with the remainder of $61.0 million charged to common equity through other comprehensive income (OCI). Accumulated OCI, net of deferred taxes, was $37.2 million. OCI could be restored through common equity in future periods to the extent fair value of trust assets exceeded the ABO.

Market conditions and interest rates significantly affect the future assets and liabilities of the plan. It is difficult to predict future pension costs, the additional pension liability and cash funding requirements due to volatile market conditions; however, similar charges may be required in the future.

Regulatory Matters
As a regulated utility, KCP&L is subject to the provisions of SFAS No. 71, “Accounting for the Effects of Certain Types of Regulation.” Accordingly, KCP&L has recorded assets and liabilities on its balance sheet resulting from the effects of the ratemaking process, which would not be recorded under GAAP if KCP&L were not regulated. Regulatory assets represent incurred costs that have been deferred because they are probable of future recovery in customer rates. Regulatory liabilities generally represent probable future reductions in revenue or refunds to customers. At December 31, 2003, KCP&L’s regulatory assets and liabilities totaled $145.6 million and $3.8 million, respectively. KCP&L’s continued ability to meet the criteria for application of SFAS No. 71 may be affected in the future by competitive forces and restructuring in the electric industry. In the event that SFAS No. 71 no longer applied to all, or a separable portion, of KCP&L’s operations, the related regulatory assets and liabilities would be written off unless an appropriate regulatory recovery mechanism is provided. Additionally, these factors could result in an impairment of utility plant assets if the cost of the assets could not be expected to be recovered in customer rates. Whether an asset has been impaired is determined pursuant to SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets.” See Note 5 to the consolidated financial statements for a discussion of regulatory assets and liabilities.

At the end of January 2002, a severe ice storm occurred throughout large portions of the Midwest, including the greater Kansas City metropolitan area. In 2002, the KCC approved a stipulation and agreement regarding the treatment of the Kansas portion of the ice storm costs. Pursuant to the stipulation and agreement, KCP&L implemented a retail rate reduction January 1, 2003, and began calculating depreciation expense on Wolf Creek using a 60-year life instead of a 40-year life. As a result of the stipulation and agreement, KCP&L’s 2003 retail revenues decreased approximately $12.5 million and depreciation expense decreased approximately $7.7 million. The reduction in depreciation expense has been recorded as a regulatory asset. KCP&L also agreed to file a rate case by May 15, 2006.

In 2002, the MPSC approved KCP&L’s application for an accounting authority order related to the Missouri jurisdictional portion of the storm costs. The order allows KCP&L to defer and amortize $20.1 million, representing the Missouri portion of the storm costs, through January 2007. The amortization, which began in September 2002, is approximately $4.6 million annually for the remainder of the amortization period.

Asset Retirement Obligations
Effective January 1, 2003, the Company adopted SFAS No. 143, “Accounting for Asset Retirement Obligations,” which provides accounting requirements for the recognition and measurement of liabilities associated with the retirement of tangible long-lived assets. Under the standard, these liabilities are recognized at fair value as incurred and capitalized as part of the cost of the related long-lived asset. Accretion of the liabilities due to the passage of time is recorded as an operating expense. Retirement obligations associated with long-lived assets included within the scope of SFAS No. 143 are those for which a legal obligation exists under enacted laws, statutes, written or oral contracts, including obligations arising under the doctrine of promissory estoppel.

The adoption of SFAS No. 143 changed the accounting for and the method used to report KCP&L’s obligation to decommission its 47% share of Wolf Creek. The legal obligation to decommission Wolf Creek was incurred when the plant was placed in service in 1985. The estimated liability, recognized on KCP&L’s balance sheet at January 1, 2003, is based on a third party nuclear decommissioning study conducted in 2002. KCP&L used a credit-adjusted risk free discount rate of 6.42% to calculate the retirement obligation. This estimated rate is based on the rate KCP&L could issue 30-year bonds, adjusted downward to reflect the portion of the anticipated costs in current year dollars that had been funded at date of adoption through a tax-qualified trust fund. The cumulative impact of prior decommissioning accruals recorded consistent with rate orders issued by the MPSC and KCC has been reversed and a new regulatory contra-asset for such amounts has been established. Amounts collected through these rate orders have been deposited in a legally restricted external trust fund. The fair market value of the trust fund was $75.0 million at December 31, 2003.

KCP&L also must recognize, where possible to estimate, the future costs to settle other legal liabilities including the removal of water intake structures on rivers, capping/filling of piping at levees following steam power plant closures and capping/closure of ash landfills. Estimates for these liabilities are based on internal engineering estimates of third party costs to remove the assets in satisfaction of legal obligations and have been discounted using credit adjusted risk free rates ranging from 5.25% to 7.50% depending on the anticipated settlement date.

KLT Gas has estimated liabilities for gas well plugging and abandonment, facility removal and surface restoration. These estimates are based upon internal estimates of third party costs to satisfy the legal obligations and have been discounted using credit adjusted risk free rates ranging from 6.00% to 7.25%, depending upon the anticipated settlement date.

Revisions to the estimated liabilities of KCP&L and KLT Gas could occur due to changes in the decommissioning or other cost estimates and the timing thereof, extension of the nuclear operating license or changes in federal or state regulatory requirements.

On January 1, 2003, KCP&L recorded Asset Retirement Obligations (ARO) of $99.2 million and increased property and equipment, net of accumulated depreciation, by $18.3 million. KCP&L is a regulated utility subject to the provisions of SFAS No. 71 and management believes it is probable that any differences between expenses under SFAS No. 143 and expenses recovered currently in rates will be recoverable in future rates. As a result, the $16.3 million net cumulative effect of the adoption of SFAS No. 143 was recorded as a regulatory asset and therefore, had no impact on net income.

As a result of its adoption of SFAS No. 143 on January 1, 2003, KLT Gas recorded ARO of $1.2 million, increased property and equipment by $1.0 million and recorded an expense for the immaterial cumulative effect of the accounting change. These amounts are reflected in discontinued operations on Great Plains Energy’s consolidated balance sheet and income statement.

KCP&L has legal ARO for certain other assets where it is not possible to estimate the time period when the obligations will be settled. Consequently, the retirement obligations cannot be measured at this time. For transmission easements obtained by condemnation, KCP&L must remove its transmission lines if the line is de-energized. It is extremely difficult to obtain siting for new transmission lines. Consequently, KCP&L does not anticipate de-energizing any of its existing lines. KCP&L also operates, under state permits, ash landfills at several of its power plants. While the life of the ash landfill at one plant can be estimated and is included in the estimated liabilities above, the future life of ash landfills at other permitted landfills cannot be estimated. KCP&L can continue to maintain permits for these landfills after the adjacent plant is closed.

Although the liability for Wolf Creek decommissioning costs recorded under the ARO method is expected to be substantially the same at the end of Wolf Creek’s life as the liability to be recorded pursuant to regulatory orders the rate at which the liability increases varies under the different methods. Because KCP&L is subject to SFAS No. 71, the difference in the recognition of the liability will have no impact on earnings.

Prior to the adoption of SFAS No. 143, KLT Gas did not record separate asset retirement costs and liabilities, or the associated depreciation and accretion. Under the full cost method of accounting followed by KLT Gas, estimated dismantlement and abandonment costs, net of estimated salvage values, were recorded to the property cost to be amortized. Under SFAS No. 143, KLT Gas’ reserve for depreciation and asset retirement liabilities will increase systematically over the asset life up to the time of settlement with corresponding charges to expense.

It is anticipated the Company’s February 2004 decision to exit the gas business will be accomplished by the sale of KLT Gas’ assets. Management expects the ARO related to the KLT Gas portfolio to be transferred to the new owners at the time of the sale.

Asset Impairment, including Goodwill and Other Intangible Assets
SFAS No. 144
Long-lived assets and intangible assets subject to amortization are periodically reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable as prescribed under SFAS No. 144.

During 2003, KLT Gas management determined that two gas properties were impaired as development activities indicated a decline in the estimates of future gas production. As a result of the lower estimated production, the carrying amount of each property exceeded its estimated fair value based upon discounted estimated future cash flows, which resulted in impairments on the two properties. Internal and third party models were used to estimate future production volumes, natural gas pricing, capital expenditures and operating costs. Cash flow models were based on management’s current understanding of prospect geology, well costs and projected operating expenses. Natural gas pricing assumptions were based on the New York Mercantile Exchange Henry Hub Natural Gas forward curve, adjusted for basis differentials and other transportation charges. The impairments of $15.2 million and the related income tax effect of $5.9 million are reflected in Loss from Discontinued Operations on Great Plains Energy’s consolidated statement of income resulting in a $9.3 million reduction to earnings in 2003.

Additionally, in the second half of 2003, Great Plains Energy management performed a strategic review of the KLT Gas natural gas properties (KLT Gas portfolio) and operations. At the direction of the Board of Directors, management engaged a third party specialist to help evaluate the KLT Gas business and provide recommendations regarding business strategy, management, staffing and optimization of the KLT Gas portfolio. The objective of the strategic review was to develop a course of action regarding KLT Gas operations for the Board of Directors’ consideration at its February 2004 meeting. After completion of the KLT Gas strategic review, management determined it would recommend a sale of the KLT Gas portfolio and a plan to exit the gas business at the February 2004 Board of Directors’ meeting.

As a result of its decision to recommend a sale of the KLT Gas portfolio and exit the gas business, Great Plains Energy management engaged a second third party specialist to complete a market reference valuation analysis of the KLT Gas portfolio. As a result of the KLT Gas strategic review and market reference valuation analysis having been conducted, an impairment test of the entire KLT Gas portfolio was performed at December 31, 2003, in accordance with SFAS No. 144, using a probability weighting of the likelihood of potential outcomes at the February 2004 meeting. The impairment test considered 1) the scenario of sale of the entire KLT Gas portfolio with fair value determined by a third party valuation specialist based on estimated market prices and 2) the scenario of hold and use with fair value determined by risk adjusted discounted cash flows. The impairment test indicated that the carrying amount of the KLT Gas portfolio exceeded the probability-weighted fair value, which resulted in an impairment of $39.3 million and the related income tax effect of $15.1 million, which is reflected in Loss from Discontinued Operations on Great Plains Energy’s consolidated statement of income, resulting in a $24.2 million reduction to earnings in 2003.

The accounting estimates related to asset impairments of KLT Gas are highly susceptible to change from period to period because they require management to make assumptions about future natural gas production volumes, natural gas pricing, capital expenditure requirements, operating costs and risk adjusted discount rates. Further, the estimates at December 31, 2003, were impacted by management’s assessment of the probability of potential outcomes related to selling or continuing to develop the KLT Gas portfolio. As a result of the decision in the first quarter of 2004 to exit the gas business, the carrying amount of the KLT Gas portfolio will be written down to its estimated realizable value in the first quarter of 2004.

SFAS No. 142
Goodwill is tested for impairment at least annually and more frequently when indicators of impairment exist as prescribed under SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 requires that if the fair value of a reporting unit is less than its carrying value including goodwill, the implied fair value of the reporting unit goodwill must be compared with its carrying value to determine the amount of impairment. See Note 6 to the consolidated financial statements for information regarding the impact of adopting SFAS No. 142 on goodwill and goodwill amortization.

Strategic Energy’s 2003 annual impairment test was completed as of September 1, the annual review date, and there was no impairment of the Strategic Energy goodwill. At December 31, 2003 and 2002, the unamortized balance of Strategic Energy goodwill on Great Plains Energy’s balance sheet was $26.1 million.

RSAE’s goodwill was reviewed for impairment as of January 1, 2002, as required under the implementation provisions of SFAS No. 142. Based upon the results of a third party study and budgeted 2002 revenue, RSAE recorded a $3.0 million impairment of goodwill. The impairment was reflected as a cumulative effect to January 1, 2002, of a change in accounting principle.

Management believes that the accounting estimates related to impairment analyses required under SFAS No. 142 are critical accounting estimates. The estimates are highly susceptible to change from period to period because it requires company management to make assumptions about future sales, operating costs and discount rates over an indefinite life. Historically, actual margins and volumes have fluctuated and, to a great extent, fluctuations are expected to continue. The estimates of future margins are based upon internal budgets, which incorporate estimates of customer growth, business expansion and weather trends, among other items.

Strategic Energy – Energy and Energy-related Contract Accounting
Strategic Energy primarily purchases power under long-term forward physical delivery contracts to supply electricity to its retail energy customers under full requirement sales contracts. Both the forward purchase contracts and the full requirements sales contracts meet the accounting definition of a derivative; however, on a majority of the forward purchase derivative contracts and all of the full requirement sales contracts, Strategic Energy applies the normal purchase normal sale accounting treatment. Accordingly, Strategic Energy records receivables and revenues generated from the sales contracts as energy is delivered and consumed by the retail customer. Likewise, a liability and purchase power expense are recorded when the energy under long-term forward physical delivery contracts is delivered to Strategic Energy’s retail customers.

An inability to sustain the normal purchase / normal sale accounting treatment for forward purchase derivative contracts could result in asymmetrical accounting, whereby the timing of the impact on operating earnings would differ if normal purchase / normal sale accounting treatment was applied to the full requirements sales contracts, but the forward purchase derivative contracts no longer qualified for normal purchase / normal sale accounting treatment.

For forward purchase contracts that do not meet the qualifying criteria for normal purchase / normal sale accounting treatment, the Company elects cash flow hedge accounting, where appropriate. Under cash flow hedge accounting, the fair value of the contract is recorded as a current or long-term derivative asset or liability. Subsequent changes in the fair value of the derivative assets and liabilities are recorded on a net basis in OCI and subsequently reclassified as purchased power expense in Great Plains Energy’s consolidated statement of income as the power is delivered and/or the contract settles. Additionally, in the future OCI may have greater fluctuations than historically because of a larger number of derivative contracts designated for cash flow hedge accounting, but these fluctuations would not affect current period earnings or cash flows.

Changes in fair value of forward purchase derivative contracts that do not meet the requirements for the normal purchase / normal sale accounting treatment or cash flow hedge accounting are recorded in earnings and as a current or long-term derivative asset or liability. The subsequent changes in the fair value of these contracts could result in earnings volatility as the fair value of the changes in the associated derivative assets and liabilities are recorded on a net basis in purchased power expense in Great Plains Energy’s consolidated statement of income.

Derivative assets and liabilities consist of a combination of energy and energy-related contracts. While some of these contracts represent commodities or instruments for which prices are available from external sources, other commodities and certain contracts are not actively traded and are valued using modeling techniques to determine expected future market prices, contract quantities, or both. The market prices and quantities used to determine fair value reflect management’s best estimate considering various factors. However, future market prices and actual quantities will vary from those used in recording energy assets and liabilities at fair value, and it is possible that such variations could be material.

Market prices for energy and energy-related commodities vary based upon a number of factors. Changes in market prices will affect the recorded fair value of energy contracts. Changes in the fair value of energy contracts will affect earnings in the period of the change for contracts under fair value accounting and OCI in the period of changed for contracts under cash flow hedge accounting, while changes in forward market prices related to contracts under accrual accounting will affect earnings in future periods to the extent those prices are realized. Strategic Energy cannot predict whether, or to what extent, the factors affecting market prices may change, but those changes could be material and could be either favorable or unfavorable.

Related Party Transactions
Custom Energy Holdings, L.L.C. (Custom Energy Holdings) holds 100% of the direct ownership interests in Strategic Energy. Great Plains Energy holds an 89% indirect ownership position in Strategic Energy. SE Holdings, L.L.C. (SE Holdings) owns the remaining 11% indirect ownership position in Strategic Energy. Richard Zomnir, President and Chief Executive Officer of Strategic Energy and certain other employees of Strategic Energy hold direct or indirect interests in SE Holdings. SE Holdings has a put option to sell all or part of its 11% interest in Strategic Energy (Put Interest) to Custom Energy Holdings at any time within the 90 days following January 31, 2004, at fair market value. On February 9, 2004, a letter agreement was entered into setting forth a procedure for determining the fair market value of the Put Interest (Letter Agreement). The Letter Agreement provides for SE Holdings to exercise its put option with respect to all but one unit (0.00001% of issued and outstanding units) of each of its respective series of ownership interest in Custom Energy Holdings. Upon closing of such a transaction, which is anticipated for mid-April 2004, subject to obtaining all necessary regulatory approvals, SE Holdings would continue to be a member of Custom Energy Holdings and be represented on the Management Committee of Custom Energy Holdings and Strategic Energy.

The Letter Agreement further provides that Mr. Zomnir will remain with Strategic Energy through the closing of the transaction. Upon consummation of the transaction, Mr. Zomnir will resign. An executive search is being conducted over the next several months considering both internal and external candidates for the position of President and Chief Executive Officer of Strategic Energy.

In November 2002, the Board of Directors of the Company approved a merger of Environmental Lighting Concepts, Inc. (ELC) into IEC to acquire ELC’s 6% indirect interest in Strategic Energy. The merger resulted in Great Plains Energy holding an 89% indirect interest in Strategic Energy. Gregory J. Orman, the former Executive Vice President – Corporate Development and Strategic Planning of the Company, was the majority shareholder of ELC and received $10.1 million in Company common stock and a note, which was paid in January 2003. See Note 12 to the consolidated financial statements.

Great Plains Energy Results of Operations

	2003	2002	2001
	(millions)
Operating revenues	$2,148.0	$1,802.3	$1,399.1
Fuel	(160.3)	(159.7)	(163.8)
Purchased power - KCP&L	(53.2)	(46.2)	(65.2)
Purchased power - Strategic Energy	(968.9)	(685.4)	(329.0)
Other operating expenses	(479.2)	(465.1)	(443.6)
Depreciation and depletion	(142.8)	(146.8)	(156.0)
Gain (loss) on property	23.7	1.4	(193.7)

Operating income	367.3	300.5	47.8
Income (loss) from equity investments	(2.0)	(1.2)	23.6
Non-operating income (expenses)	(20.8)	(23.9)	(32.6)
Interest charges	(76.2)	(87.4)	(101.9)
Income taxes	(78.6)	(51.3)	34.7
Discontinued operations	(44.8)	(7.5)	4.2
Cumulative effect of a change
in accounting principle	-	(3.0)	-

Net income (loss)	144.9	126.2	(24.2)
Preferred dividends	(1.6)	(1.7)	(1.6)

Earnings (loss) available for common stock	$143.3	$124.5	$(25.8)

2003 compared to 2002
Great Plains Energy’s 2003 earnings, as detailed in the table below, increased to $143.3 million, or $2.07 per share, from $124.5 million, or $1.99 per share, compared to 2002. The issuance of 6.9 million shares in November 2002 diluted 2003 earnings per share by $0.23.

	Earnings (Loss)			Earnings (Loss) Per Great Plains Energy Share
	2003	2002	2001	2003	2002	2001
	(millions)
KCP&L	$127.2	$102.9	$96.8	$1.84	$1.64	$1.57
Subsidiary operations	(1.3)	(0.2)	1.7	(0.02)	-	0.03
Discontinued operations (RSAE)	(8.7)	(4.0)	(7.2)	(0.13)	(0.06)	(0.12)
Cumulative effect of changes
in accounting principles	-	(3.0)	-	-	(0.05)	-

Consolidated KCP&L	117.2	95.7	91.3	1.69	1.53	1.48
Strategic Energy	39.6	29.7	21.8	0.57	0.48	0.35
Other non-regulated operations	22.6	2.6	(150.3)	0.33	0.04	(2.44)
Discontinued operations (KLT Gas)	(36.1)	(3.5)	11.4	(0.52)	(0.06)	0.19

Great Plains Energy	$143.3	$124.5	$(25.8)	$2.07	$1.99	$(0.42)

KCP&L’s earnings increased $24.3 million in 2003 compared to 2002. Earnings in 2003 include $11.3 million related to the partial settlements of Hawthorn No. 5 litigation. See consolidated KCP&L Results of Operations for additional information. KCP&L’s revenue increased $45.0 million primarily due to a significant increase in wholesale MWhs sold at higher wholesale prices partially offset by the effect on retail revenues of the January 2003 Kansas rate reduction. This increase combined with a decrease in interest expense more than offset increases in purchased power expense, pension expense and power plant maintenance expense. The amortization of the Missouri jurisdictional portion of the storm costs increased $3.1 million in 2003. In 2002, KCP&L expensed $16.5 million for the Kansas jurisdictional portion of the storm costs.

Discontinued operations (RSAE) in 2003 includes a $7.1 million loss on the June 2003 disposition of HSS’ interest in RSAE and continuing losses through the date of disposition of $1.6 million. Losses from RSAE in 2002 of $4.0 million have been reclassified and presented as discontinued operations. Additionally, 2002 earnings reflect the $3.0 million cumulative effect to January 1, 2002, of a change in accounting principle for the adoption of SFAS No. 142 and the associated write-down of RSAE goodwill.

Strategic Energy’s earnings increased $9.9 million in 2003 compared to 2002. The increase is the result of a $301.5 million increase in revenue partially offset by a $283.5 million increase in purchased power expense primarily due to a 41% increase in MWhs sold. This increase was partially offset by an increase in administrative and general expenses including employee related expenses. In addition to the continued growth, Great Plains Energy’s ownership of Strategic Energy was increased by 6% in the fourth quarter of 2002.

Other non-regulated operations include a $28.1 million after tax gain related to the confirmation of the DTI bankruptcy. See Note 9 to the consolidated financial statements for additional information regarding DTI. Other non-regulated operations also included a $2.3 million decrease in earnings primarily due to higher reductions in affordable housing limited partnerships in 2003 compared to 2002.

Discontinued Operations (KLT Gas) includes after tax operating losses of $2.6 million and after tax impairments of $33.5 million. The after tax impairments consist of charges totaling $9.3 million on two properties in response to lower revised estimates of future gas production and a fourth quarter 2003 impairment charge of $24.2 million related to the Company’s KLT Gas strategic review and exit plan valuation analysis. See Note 7 to the consolidated financial statements for additional information regarding the KLT Gas property impairments and decision to exit the gas business.

2002 compared to 2001
Great Plains Energy’s 2002 earnings increased to $124.5 million, or $1.99 per share, from a loss of $25.8 million, or $(0.42) per share, compared to the same period of 2001.

KCP&L’s increase in earnings was the result of warmer summer 2002 weather compared to 2001, continued load growth and a 40% increase in wholesale MWh sales, which combined with other net positive impacts of the return to service of Hawthorn No. 5 in mid-2001 to more than offset increased expenses. The increased expenses included the January 2002 ice storm costs and increased pension expenses.

Discontinued operations (RSAE) for 2002 and 2001 reflect the operations of RSAE, which was disposed of in June 2003. The 2002 cumulative effect of changes in accounting principles reflects RSAE’s write-down of goodwill due to the adoption of SFAS No. 142.

Strategic Energy’s earnings increased $7.9 million; however, 2001 earnings included $15.0 million in earnings from the sale of power purchased from one supplier under wholesale contracts that expired at the end of 2001. The increase in 2002, excluding the effect in 2001 of these earnings from wholesale power sales, was due to continued growth in retail electric sales resulting from increases in customer accounts and MWhs served. This was partially offset by increased salaries and benefits and an increase in income taxes as a result of increased sales in states with higher income tax rates for the current year.

Other non-regulated operations included, among other things, a $3.8 million increase in earnings primarily due to lower reductions in affordable housing limited partnerships in 2002 compared to 2001.

Additionally, 2001 reflects $173.8 million related to both DTI operating losses incurred in 2001 and the $140.0 million net write-off following DTI’s bankruptcy filings at the end of 2001. As a result of DTI’s filing for bankruptcy protection, DTI is not included in 2002 results of operations. See Note 9 to the consolidated financial statements for additional information. Additionally, in 2001 prior to KLT Telecom’s purchase of a majority ownership in DTI, DTI completed a tender offer for 50.4% of its outstanding senior discounted notes. This transaction resulted in a $15.9 million gain on the early extinguishment of debt.

During 2002, KLT Gas focused on the acquisition of additional leased acreage and the testing and development of several unconventional natural gas properties. Discontinued Operations (KLT Gas) in 2001 reflects the $12.0 million after tax gain on the sale of its 50% equity ownership in Patrick KLT Gas, LLC.

Consolidated KCP&L
The following discussion of consolidated KCP&L results of operations includes KCP&L, an integrated electric utility and HSS, an unregulated subsidiary of KCP&L. References to KCP&L, in the discussion that follows, reflect only the operations of the integrated electric utility.

Consolidated KCP&L Business Overview
As an integrated, regulated electric utility, KCP&L engages in the generation, transmission, distribution and sale of electricity.

KCP&L has over 4,000 MW of generating capacity. Five combustion turbine units added 385 MW of peaking capacity in 2003. KCP&L has entered into a five-year construction and synthetic operating lease transaction with a Lease Trust for the five combustion turbines. In accordance with FIN No. 46, KCP&L consolidated the Lease Trust in the fourth quarter of 2003.

KCP&L has transmission and distribution facilities that served almost 490,000 customers as of December 31, 2003. KCP&L continues to experience load growth approximating the historical average of 2.0% to 2.5% annually through increased customer usage and additional customers. Rates charged for electricity are below the national average.

Customers of KCP&L set a record peak demand for the consumption of electricity on August 21, 2003. The all-time one-hour peak reached 3,610 MW when the downtown Kansas City, Missouri temperature was 105 degrees. A growing customer base and the extreme temperature contributed to the new peak. The previous summer peak for KCP&L of 3,374 MW was set August 28, 2000.

At the end of January 2002, a severe ice storm occurred throughout large portions of the Midwest, including the greater Kansas City metropolitan area. Total costs related to the January ice storm were approximately $51.3 million of which $14.7 million were capital expenditures and therefore charged to utility plant. KCP&L expensed a total of $16.5 million in 2002 for the Kansas jurisdictional portion of the storm costs and deferred $20.1 million of the storm costs applicable to Missouri.

See Item 1. Business, KCP&L section for information regarding the FERC Order 2000 and Notice of Proposed Rulemaking to Remedy Undue Discrimination through Open Access Transmission Service and Standard Electricity Market Design.

KCP&L has a wholly-owned subsidiary, HSS, that holds a residential services investment, Worry Free. Worry Free is no longer actively pursuing new customers and management does not anticipate any significant additional capital investments in Worry Free. In June 2003, HSS completed the disposition of its interest in RSAE.

Consolidated KCP&L Results of Operations
The following table summarizes consolidated KCP&L’s comparative results of operations. Consolidated KCP&L results of operations include KCP&L, an integrated electric utility and HSS. For comparative purposes only, 2001 is presented below excluding the results of operations for KLT Inc. and subsidiaries and GPP, which were transferred to Great Plains Energy on October 1, 2001. For comparison 2001 presented below should only be used in the context of the discussion and analysis that follows.

	2003	2002	For Comparison 2001	Subsidiaries transferred to Great Plains Energy	2001
	(millions)
Operating revenues	$1,057.0	$1,012.8	$970.9	$316.1	$1,287.0
Fuel	(160.3)	(159.7)	(163.8)	-	(163.8)
Purchased power	(53.2)	(46.2)	(65.2)	(239.7)	(304.9)
Other operating expenses	(422.6)	(411.6)	(367.0)	(56.7)	(423.7)
Depreciation and depletion	(141.0)	(145.5)	(137.7)	(12.8)	(150.5)
Gain (loss) on property	1.6	0.2	(0.1)	2.2	2.1

Operating income	281.5	250.0	237.1	9.1	246.2
Income (loss) from equity investments	-	-	(0.1)	23.6	23.5
Non-operating income (expenses)	(1.8)	(4.1)	(7.7)	(17.8)	(25.5)
Interest charges	(70.3)	(80.3)	(78.4)	(17.8)	(96.2)
Income taxes	(83.5)	(62.9)	(51.3)	19.4	(31.9)
Discontinued operations	(8.7)	(4.0)	(7.2)	10.8	3.6
Cumulative effect of a change
in accounting principle	-	(3.0)	-	-	-

Net income	117.2	95.7	92.4	27.3	119.7
Preferred dividends	-	-	(1.1)	-	(1.1)

Earnings available for common stock	$117.2	$95.7	$91.3	$27.3	$118.6

As described in Item 3. Legal Proceedings, KCP&L filed suit against multiple defendants who are alleged to have responsibility for the 1999 Hawthorn No. 5 boiler explosion. KCP&L and its primary insurance company have entered into a subrogation allocation agreement under which recoveries in this suit are generally allocated 55% to the primary insurance company and 45% to KCP&L. As of December 31, 2003, various defendants have settled with KCP&L in this litigation, resulting in KCP&L recording $35.8 million under the terms of the subrogation allocation agreement. The amount recorded in 2003 earnings related to the loss of use of the plant was approximately $18.5 million ($11.3 million net of income taxes). The effect was to increase wholesale revenues $2.7 million, decrease fuel expense $4.0 million and decrease purchased power expense $11.8 million. The remaining $17.3 million was recorded as a recovery of capital expenditures.

Consolidated KCP&L’s income from continuing operations increased $23.2 million in 2003 compared to 2002. KCP&L’s revenue increased $45.0 million primarily due to a significant increase in wholesale MWhs sold at higher wholesale prices partially offset by the effect on retail revenues of the January 2003 Kansas rate reduction. Revenues also increased due to the partial settlements of Hawthorn No. 5 litigation discussed above of $2.7 million. This increase in revenues combined with a $10.4 million decrease in interest expense and $4.4 million decrease in depreciation expense more than offset increases of $7.0 million in purchased power expense, $11.3 million in pension expense, $6.7 million in power plant maintenance expense and $3.3 million in transmission expense. The amortization of the Missouri jurisdictional portion of the storm costs increased $3.1 million in 2003. In 2002, KCP&L expensed $16.5 million for the Kansas jurisdictional portion of the storm costs.

Consolidated KCP&L’s income from continuing operations increased $3.1 million in 2002 compared to 2001, as a result of warmer summer 2002 weather compared to 2001, continued load growth and a 40% increase in wholesale MWh sales. These factors combined with other net positive impacts of the return to service of Hawthorn No. 5 in mid-2001 to more than offset increased expenses. The increased expenses included $18.0 million of January 2002 ice storm costs and $25.4 million in increased KCP&L administrative and general expenses primarily attributable to increased pension expenses.

Discontinued operations in 2003 includes a $7.1 million loss on the June 2003 disposition of HSS’ interest in RSAE and continuing losses through the date of disposition of $1.6 million. Losses from RSAE of $4.0 million and $7.2 million in 2002 and 2001, respectively, have been reclassified and are presented as discontinued operations. Additionally, 2002 earnings reflect the $3.0 million cumulative effect to January 1, 2002, of a change in accounting principle for the adoption of SFAS No. 142 and the associated write-down of RSAE goodwill.

Consolidated KCP&L Sales Revenues and MWh Sales

	2003	% Change	2002	% Change	2001
Retail revenues	(millions)
Residential	$361.5	(2)	$367.4	5	$348.8
Commercial	417.6	-	418.6	2	411.8
Industrial	95.0	1	93.7	(10)	103.9
Other retail revenues	8.7	-	8.6	3	8.3

Total retail	882.8	(1)	888.3	2	872.8
Wholesale revenues	157.5	46	108.0	36	79.3
Other revenues	14.6	8	13.6	(12)	15.4

KCP&L electric revenues	1,054.9	4	1,009.9	4	967.5
Subsidiary revenues	2.1	(28)	2.9	(14)	3.4

Consolidated KCP&L revenues	$1,057.0	4	$1,012.8	4	$970.9

	2003	% Change	2002	% Change	2001
Retail MWh sales	(thousands)
Residential	5,047	1	5,004	6	4,729
Commercial	6,933	-	6,902	2	6,798
Industrial	2,035	3	1,968	(8)	2,130
Other retail MWh sales	85	2	83	6	78

Total retail	14,100	1	13,957	2	13,735
Wholesale MWh sales	5,777	16	4,969	40	3,558

KCP&L electric MWh sales	19,877	5	18,926	9	17,293

Retail revenues decreased $5.5 million in 2003 compared to 2002. The Kansas rate reduction effective January 1, 2003, decreased retail revenues approximately $12.5 million in 2003. See Critical Accounting Policies for additional information. This reduction was partially offset by continued load growth in 2003. Load growth consists of higher usage-per-customer and the addition of new customers. Retail revenues increased $15.5 million in 2002 compared to 2001 due to warmer 2002 summer weather and continued load growth, which included increased residential and commercial revenues of $25.4 million mostly offset by a reduction in industrial revenues. The reduction in industrial revenues was primarily due to a weakened economy and the loss of $4.4 million in revenues from one of KCP&L’s major industrial customers. The average number of residential and commercial customers increased approximately 1% and 2%, respectively, in 2003 compared to 2002. The average number of both residential and commercial customers increased approximately 2% in 2002 compared to 2001.

Wholesale revenues increased $49.5 million in 2003 compared to 2002, which in 2003, includes $2.7 million related to the partial settlements of Hawthorn No. 5 litigation. Wholesale revenues increased $28.7 million in 2002 compared to 2001. Bulk power sales, the major component of wholesale sales, vary with system requirements, generating unit and purchased power availability, fuel costs and requirements of other electric systems. These factors, combined with a more focused sales effort, helped increase MWh sales 16% in 2003 compared to 2002 and 40% in 2002 compared to 2001. This accounted for approximately 30% of the revenue variance in 2003 compared to 2002 and 91% of the revenue variance in 2002 compared to 2001. Approximately 70% of the revenue variance in 2003 compared to 2002 was due to average market prices per MWh of power sold in 2003 increasing 33% to $27.27. The increase was driven by higher natural gas prices. Wholesale revenues in 2002 also increased $1.7 million compared to 2001 due to additional capacity sales beginning in the last half of 2001. Less than 1% of revenues reflect rates that include an automatic fuel adjustment provision.

KCP&L Fuel and Purchased Power
The fuel cost per MWh generated and the purchased power cost per MWh has a significant impact on the results of operations for KCP&L. Generation fuel mix can change the fuel cost per MWh generated substantially. In 2003, KCP&L experienced a record coal base load capacity factor of 77%. The coal base load fleet achieved a record level of generation of over 15 million MWhs, a 6% increase compared to 2002. Nuclear fuel costs per MWh generated remain substantially less than the cost of coal per MWh generated. Replacement power costs for planned Wolf Creek outages are accrued evenly over the unit’s operating cycle. KCP&L expects its cost of nuclear fuel to remain fairly constant through the year 2008. Coal has a significantly lower cost per MWh generated than natural gas and oil. KCP&L’s procurement strategies continue to provide delivered coal costs below the regional average. Fossil plants averaged 75% of total generation and the nuclear plant the remainder over the last three years. The cost per MWh for purchased power is significantly higher than the fuel cost per MWh of coal and nuclear generation. KCP&L continually evaluates its system requirements, the availability of generating units, availability and cost of fuel supply, availability and cost of purchased power and the requirements of other electric systems to provide reliable power economically.

Fuel expense increased $0.6 million in 2003 compared to 2002 primarily due to a 3% increase in MWhs generated. This increase was partially offset by a lower average fuel cost per MWh generated due to increased coal and less natural gas and oil in the fuel mix and a $4.0 million decrease related to the partial settlements of Hawthorn No. 5 litigation. Fuel costs decreased $4.1 million in 2002 compared to 2001, despite a 12% increase in generation. Lower fuel cost per MWh generated due to additional coal and less natural gas and oil in the fuel mix was the primary reason for the decline in fuel costs. The return to service of Hawthorn No. 5, a low cost coal-fired unit, in mid-2001 contributed to the change in generation fuel mix. Significantly lower natural gas prices and a reduction in the cost of uranium during 2002 also contributed to the lower fuel cost.

Purchased power expense increased $7.0 million in 2003 compared to 2002. Excluding the $11.8 million related to the partial settlements of Hawthorn No. 5 litigation, approximately 60% of the increase in 2003 is attributable to a 31% increase in the price per MWh driven primarily by increased natural gas prices. MWhs purchased increased 27% in 2003 compared to 2002 due to increased customer needs. Purchased power expenses decreased $19.0 million in 2002 compared to 2001. Cost per MWh purchased decreased approximately 31% in 2002 compared to 2001 due to regional energy availability, a less volatile energy market and decreased MWh purchases during peak hours. Also contributing to the decrease was a 15% decrease in MWhs purchased due to the increased availability of KCP&L’s generating units.

Consolidated KCP&L Other Operating Expenses (including operating, maintenance and general taxes)
Consolidated KCP&L’s other operating expenses increased $11.0 million in 2003 compared to 2002 primarily due to the following:

o	amortizing an additional $3.1 million of the Missouri jurisdictional portion of the January 2002 ice storm in 2003
o	increased pension expense of $11.3 million primarily due to a significant decline in the market value of plan assets
o	increased plant maintenance expense of $6.7 million for plant outages and
o	increased transmission expenses of $3.3 million primarily due to increased usage charges as a result of the increased wholesale MWh sales and increased MWh of purchased power
o	lower maintenance expense in 2003 due to expensing in 2002 the $16.5 million of the Kansas jurisdictional portion of the January 2002 ice storm.

Consolidated KCP&L’s other operating expenses increased $44.6 million in 2002 compared to 2001 primarily due to the following:
o	expensing the $16.5 million Kansas jurisdictional portion of the January 2002 ice storm and amortizing $1.5 million of the Missouri jurisdictional portion of the ice storm
o	increased administrative and general expenses:
o	increased pension expense of $17.7 million due to a significant decline in the market value of plan assets
o	increased injuries and damages expenses of $3.3 million resulting from additional claims and the settlement of outstanding claims
o	increased general taxes of $3.2 million primarily due to increases in property tax levy rates.

Consolidated KCP&L Depreciation
Consolidated KCP&L’s depreciation expense decreased $4.5 million in 2003 compared to 2002. Depreciation expense decreased approximately $7.7 million due to the change to a 60-year life for Wolf Creek pursuant to the 2002 KCC stipulation and agreement. See Critical Accounting Policies, Regulatory Matters for additional information. This decrease was partially offset by increased depreciation expense of $2.2 million related to capital additions and $1.3 million as a result of the consolidation of the Lease Trust. See Note 13 of the consolidated financial statements for additional information regarding consolidation of the Lease Trust.

Consolidated KCP&L’s depreciation expense increased $7.8 million in 2002 compared to 2001 primarily due to increased capital additions relating to Hawthorn No. 5, which was returned to service mid-2001. Additionally, KCP&L exercised its purchase option on the previously leased Hawthorn No. 6 unit in late 2001.

Consolidated KCP&L Interest Charges
Consolidated KCP&L’s interest charges decreased $10.0 million in 2003 compared to 2002. KCP&L’s long-term debt interest expense decreased $9.3 million in 2003 compared to 2002 primarily due to lower levels of outstanding long-term debt as a result of the repayment of $124.0 million of medium-term notes in 2003. Lower average interest rates in 2003 compared to 2002 also contributed to the decrease.

Consolidated KCP&L’s interest charges increased $1.9 million in 2002 compared to 2001. KCP&L’s long-term debt interest expense increased $3.0 million in 2002 compared to 2001, primarily due to higher average levels of long-term debt outstanding. Lower average rates on variable rate long-term debt partially offset the higher average levels of long-term debt. The higher average levels of debt outstanding primarily reflect the issuances of long-term debt in 2001 and the 2002 issuance of $225.0 million of unsecured, fixed-rate senior notes partially offset by $227.0 million of scheduled debt repayments during 2002.

KCP&L’s short-term debt interest expense decreased $7.7 million in 2002 compared to 2001. Average interest rates were down more than 50% and average levels of outstanding commercial paper were down more than 70% in 2002 compared to 2001. KCP&L had no commercial paper outstanding at December 31, 2002.

Allowance for borrowed funds used to finance construction decreased $8.2 million in 2002 compared to 2001 due to decreased construction work in progress primarily due to the return to service of Hawthorn No. 5 in mid-2001.

Wolf Creek
Wolf Creek, a nuclear unit, is 20% of KCP&L’s base load generating capacity and 14% of KCP&L’s total generating capacity, including the 2003 addition of five leased combustion turbines that added peaking capacity. Wolf Creek’s operating performance has remained strong over the last three years, contributing an average of 24% of KCP&L’s annual MWh generation while operating at an average capacity of 92%. Wolf Creek has the lowest fuel cost per MWh generated of any of KCP&L’s generating units.

KCP&L accrues the incremental operating, maintenance and replacement power costs for planned outages evenly over the unit’s operating cycle, normally 18 months. As actual outage expenses are incurred, the refueling liability and related deferred tax asset are reduced. Wolf Creek returned to service on December 2, 2003, following a scheduled 36-day refueling and maintenance outage that was extended 10 days for a reactor head assembly inspection. The extension did not have a material impact on KCP&L’s 2003 results of operations. The next outage is scheduled for the spring of 2005 and is estimated to be a 28-day outage.

Wolf Creek’s assets represent approximately 32% of KCP&L’s assets and its operating expenses represent approximately 18% of KCP&L’s operating expenses. An extended shut-down of Wolf Creek could have a substantial adverse effect on KCP&L’s business, financial condition and results of operations because of higher replacement power and other costs. Although not expected, the NRC could impose an unscheduled plant shut-down, reacting to safety concerns at the plant or other similar nuclear units.  If a long-term shut-down occurred, the state regulatory commissions could reduce rates by excluding the Wolf Creek investment from rate base.

There has been significant opposition and delays to development of a low-level radioactive waste disposal facility. See Note 13 to the consolidated financial statements for additional information. An inability to complete this project would require KCP&L to write-off its net investment in the project, which was $7.4 million at December 31, 2003. KCP&L, and the other owners of Wolf Creek, could also still be required to participate in development of an alternate site.

Ownership and operation of a nuclear generating unit exposes KCP&L to risks regarding decommissioning costs at the end of the unit’s life and to potential retrospective assessments and property losses in excess of insurance coverage. These risks are more fully discussed in the related sections of Notes 1 and 13 to the consolidated financial statements.

KCP&L Projected Utility Capital Expenditures
Total utility capital expenditures, excluding allowance for funds used to finance construction, were $148.7 million, $132.0 million and $262.0 million in 2003, 2002 and 2001, respectively. Utility capital expenditures projected for the next three years are as follows:

	2004	2005	2006

	(millions)
Generating facilities	$47.8	$57.6	$54.4
Nuclear fuel	21.1	0.6	22.0
Distribution and transmission facilities	67.9	70.3	56.8
General facilities	44.9	8.5	9.7

Total	$181.7	$137.0	$142.9

This utility capital expenditure plan is subject to continual review and change. General facilities in 2004 includes a $30 million expenditure to buy out the operating lease for vehicles and heavy equipment. KCP&L is currently evaluating purchase and construction options to meet capacity and energy requirements in 2005 and thereafter. Consequently, the table does not reflect utility capital expenditures for new capacity.

Strategic Energy

Strategic Energy Business Overview
Strategic Energy provides retail electricity services by entering into long-term contracts with its customers to supply electricity. In return, Strategic Energy receives an ongoing management fee, which is included in the contracted sales price for the electricity. Of the states that offer retail choice, Strategic Energy operates in California, Massachusetts, Michigan, New Jersey, New York, Ohio, Pennsylvania and Texas. Strategic Energy is targeting expansion into Connecticut and Maryland in 2004, as well as expansion into additional utility territories in Ohio and Texas. Strategic Energy also provides strategic planning and consulting services in the natural gas and electricity markets.

Great Plains Energy’s indirect ownership in Strategic Energy currently totals 89%. In the normal course of business, Great Plains Energy and KLT Inc. provide financial or performance assurance to third parties on behalf of Strategic Energy in the form of guarantees to those third parties. Additionally, Great Plains Energy provides guarantees and indemnities supporting letters of credit and surety bonds obtained by Strategic Energy. These agreements are entered into primarily to support or enhance the creditworthiness otherwise attributed to Strategic Energy on a stand-alone basis, thereby facilitating the extension of sufficient credit to accomplish Strategic Energy’s intended business purposes.

At December 31, 2003, Strategic Energy provided retail electricity services on behalf of approximately 48,000 commercial, institutional and small manufacturing accounts. Strategic Energy’s diverse customer base, totaling over 6,800 customers, includes numerous Fortune 500 companies, smaller companies, and governmental entities. Based solely on current signed contracts and expected usage, Strategic Energy has forecasted future MWh commitments of 16.3 million, 10.1 million and 3.1 million for the years 2004 through 2006, respectively. Strategic Energy expects to deliver additional MWh sales in these years through growth in existing markets by re-signing existing customers and by signing new customers as well as through expansion into new markets. Strategic Energy’s projected MWh sales for 2004 based on signed contracts and expected additional MWh sales are in the range of 19 million to 21 million MWhs.

Strategic Energy maintains a commodity-price risk management strategy that uses forward physical energy purchases and derivative instruments to minimize significant, unanticipated earnings fluctuations caused by commodity-price volatility. As a result of supplying electricity to retail customers under fixed rate contracts, Strategic Energy’s policy is to match customers’ demand with fixed price purchases. In certain markets where Strategic Energy operates, entering into forward fixed price contracts is cost prohibitive. Derivative instruments, primarily swaps, are used to limit the unfavorable effect that price increases will have on electricity purchases. These instruments effectively fix the future purchase price of electricity, protecting Strategic Energy from price volatility.

See Item 1. Business, Strategic Energy section for information regarding the FERC Notice of Proposed Rulemaking to Remedy Undue Discrimination through Open Access Transmission Service and Standard Electricity Market Design.

Strategic Energy Supplier Concentration and Credit Risk
Credit risk represents the loss that Strategic Energy could incur if a counterparty failed to perform under its contractual obligations. To reduce its credit exposure, Strategic Energy enters into payment netting agreements with certain counterparties that permit Strategic Energy to offset receivables and payables with such counterparties. Strategic Energy further manages credit risk with certain counterparties by entering into agreements that enable Strategic Energy to terminate the transaction or modify collateral thresholds upon the occurrence of credit-related events.

Based on guidelines set by its Exposure Management Committee, Strategic Energy monitors its counterparty credit risk by routinely evaluating the credit quality and performance of its suppliers. Among other things, Strategic Energy monitors counterparty credit ratings, liquidity and results of operations. As a result of these evaluations, Strategic Energy may, among other things, establish counterparty credit limits and adjust the amount of collateral required from its suppliers.

Strategic Energy enters into forward contracts with multiple suppliers. At December 31, 2003, Strategic Energy’s five largest suppliers under forward supply contracts represented 65% of the total future committed purchases. Strategic Energy’s five largest suppliers, or their guarantors, are rated investment grade. In the event of supplier non-delivery or default, Strategic Energy’s results of operations could be affected to the extent the cost of replacement power exceeded the combination of the contracted price with the supplier and the amount of collateral held by Strategic Energy to mitigate its credit risk with the supplier. Strategic Energy’s results of operations could also be affected, in a given period, if it was required to make a payment upon termination of a supplier contract to the extent that the contracted price with the supplier exceeded the market value of the contract at the time of termination.

The following table provides information on Strategic Energy’s credit exposure, net of collateral, as of December 31, 2003. It further delineates the exposure by the credit rating of counterparties and provides guidance on the concentration of credit risk and an indication of the maturity of the credit risk by credit rating of the counterparties.

				Number Of	Net Exposure Of
				Counterparties	Counterparties
	Exposure			Greater Than	Greater Than
	Before Credit	Credit	Net	10% Of Net	10% of Net
Rating	Collateral	Collateral	Exposure	Exposure	Exposure

	(millions)				(millions)
External rating
Investment Grade	$8.8	$-	$8.8	2	$8.7
Non-Investment Grade	19.6	13.9	5.7	1	5.6
Internal rating
Investment Grade	0.1	-	0.1	-	-
Non-Investment Grade	16.9	16.9	-	-	-

Total	$45.4	$30.8	$14.6	3	$14.3

	Maturity Of Credit Risk Exposure Before Credit Collateral

			Exposure
	Less Than		Greater Than
Rating	2 Years	2 - 5 Years	5 Years	Total Exposure

	(millions)
External rating
Investment Grade	$5.0	$3.8	$-	$8.8
Non-Investment Grade	10.1	7.9	1.6	19.6
Internal rating
Investment Grade	0.1	-	-	0.1
Non-Investment Grade	12.8	3.6	0.5	16.9

Total	$28.0	$15.3	$2.1	$45.4

External ratings are determined by using publicly available credit ratings of the counterparty. If a counterparty has provided a guarantee by a higher rated entity, the determination has been based on the rating of its guarantor. Internal ratings are determined by, among other things, an analysis of the counterparty’s financial statements and consideration of publicly available credit ratings of the counterparty’s parent. Investment grade counterparties are those with a minimum senior unsecured debt Standard & Poor’s rating of BBB- or a Moody’s rating of Baa3. Exposure before credit collateral has been calculated considering all netting agreements in place, netting accounts payable and receivable exposure with net mark-to-market exposure. Exposure before credit collateral is impacted primarily by the power supply volume under contract with a given counterparty and the relationship between current market prices and contracted power supply prices. Credit collateral includes the amount of cash deposits, guarantees and letters of credit received from counterparties. Net exposure has only been calculated for those counterparties to which Strategic Energy is exposed and excludes counterparties exposed to Strategic Energy.

At December 31, 2003, Strategic Energy had exposure before credit collateral to non-investment grade counterparties totaling $36.5 million of which 63% is scheduled to mature in less than two years. In addition, Strategic Energy held collateral totaling $30.8 million limiting its net exposure to these non-investment grade counterparties to $5.7 million at December 31, 2003.

In July 2003, Mirant filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The bankruptcy court entered an Interim Order, which ordered Mirant to comply with the terms of its prepetition trading contracts. In accordance with the Master Power Purchase and Sale Agreement and the ISDA Master Agreement between Strategic Energy and Mirant, the $10.0 million collateral threshold limit in both agreements was reduced to zero upon the bankruptcy filing. Since that time, Mirant and Strategic Energy have continued to perform under the conditions of their agreements. The Interim Order was finalized and Mirant has assumed its contracts with Strategic Energy.

Strategic Energy is continuing to pursue a strategy of contracting with national and regional counterparties that have direct supplies and assets in the region of demand. Strategic Energy is also continuing to address counterparty issues with strict margining and collateral requirements, netting of credit exposures against payable balances, preferences for higher credit quality counterparties and, in some cases, replacement of lower quality counterparty contracts.

Strategic Energy Results of Operations
The following table summarizes Strategic Energy’s comparative results of operations.

	2003	2002	2001

	(millions)
Operating revenues	$1,091.0	$789.5	$411.9
Purchased power	(968.9)	(685.4)	(329.0)
Other operating expenses	(42.1)	(37.6)	(38.7)
Depreciation	(1.7)	(0.9)	(0.3)

Operating income	78.3	65.6	43.9
Non-operating income (expenses)	(8.1)	(10.4)	(6.4)
Interest charges	(0.4)	(0.3)	(0.5)
Income taxes	(30.2)	(25.2)	(15.2)

Net income	$39.6	$29.7	$21.8

Strategic Energy’s net income increased $9.9 million in 2003 compared to 2002. The increased net income is primarily due to continued growth in retail electric sales from the expansion into new markets and continued sales efforts in existing markets. In addition to continued growth, Great Plains Energy’s ownership of Strategic Energy was increased by 6% in the fourth quarter of 2002. These increases were partially offset by increased general and administrative expenses including employee related expenses. Also, revenues less purchased power divided by MWh sold (gross margin per MWh) decreased to $7.34 in 2003 compared to $8.70 in 2002. The decrease in gross margin per MWh in 2003 compared to 2002 was primarily due to the roll-off of higher margin contracts that were obtained during periods of high market price volatility in late 2000 and early 2001 and to a lesser extent market conditions, including increased competition. Strategic Energy currently expects the gross margin per MWh on new customer contracts to average $5.00 to $6.00 and the gross margin per MWh on total customer contracts to average $6.20 to $6.50 in 2004.

Strategic Energy’s net income increased $7.9 million in 2002 compared to 2001; however, 2001 net income included earnings of $15.0 million from the sale of power purchased from one supplier under wholesale contracts that expired at the end of 2001. The increased net income in 2002 compared to 2001 is primarily due to continued growth in retail electric sales from the expansion into new markets and continued sales efforts in existing markets, partially offset by increased labor and benefits as well as other general and administrative expenses and income taxes due to increased sales in states with higher income tax rates.

Strategic Energy Operating Revenues
Operating revenues from Strategic Energy increased $301.5 million in 2003 compared to 2002 and $377.6 million in 2002 compared to 2001 as shown in the following table.

		%		%
	2003	Change	2002	Change	2001

	(millions)
Electric - Retail	$1,063.2	40	$759.5	142	$313.3
Electric - Wholesale	26.5	(8)	28.8	(65)	82.7
Gas and other	1.3	8	1.2	(92)	15.9

Total Operating Revenues	$1,091.0	38	$789.5	92	$411.9

At December 31, 2003, Strategic Energy served over 6,800 customers, a 31% increase from approximately 5,200 customers at the end of 2002. Customers at the end of 2002 increased 53% from 3,400 customers at the end of 2001. These customers represented approximately 48,000 accounts at the end of 2003, a 45% increase from approximately 33,000 accounts at the end of 2002. Accounts at the end of 2002 increased 69% from approximately 19,500 accounts at the end of 2001.

Retail electric revenues increased $303.7 million in 2003 compared to 2002 primarily due to increased retail MWh sales. Retail MWhs sold increased approximately 41% to 16.6 million in 2003 from 11.8 million in 2002. The increase in MWh sales resulted primarily from effective sales efforts in re-signing approximately 80% of existing customers as well as signing new customers in markets in which Strategic Energy continued to experience favorable conditions for growth. MWh sales in California increased 70% to 5.5 million in 2003 from 3.2 million in 2002 and MWh sales in Texas increased 58% to 4.5 million in 2003 from 2.8 million in 2002.

Retail electric revenues increased $446.2 million in 2002 compared to 2001 primarily due to increased retail MWh sales, partially offset by an 8% decrease in average retail revenues per MWh. Retail MWhs sold increased 162% to 11.8 million in 2002 from 4.5 million in 2001, primarily from continued growth in existing markets and expansion into new markets during 2002. Growth in existing markets came primarily from strong sales efforts in re-signing existing customers as well as signing new customers. Expansion into new markets contributed 2.8 million in MWh sales and approximately $166 million of retail electric revenues during 2002. Several factors contribute to changes in the average retail revenues per MWh, including the underlying price of the commodity, the nature and type of products offered and the mix of sales by geographic market.

Strategic Energy Purchased Power
Strategic Energy primarily purchases power under long-term forward physical delivery contracts to supply electricity to its retail energy customers based on projected usage. Strategic Energy sells any excess retail supply of electricity back into the wholesale market. The proceeds from the sale of excess supply of electricity are recorded as a reduction of purchased power. The amount of excess retail supply sales that reduced purchased power was $160.4 million, $126.4 million and $95.6 million in 2003, 2002 and 2001, respectively.

Strategic Energy utilizes derivatives in the procurement of electricity that are economic hedges but not considered accounting hedges. Accordingly, changes in the fair value of these derivative instruments are recorded as a component of purchased power. The amounts were insignificant for all periods presented.

As previously discussed, Strategic Energy operates in several retail choice electricity markets. The cost of supplying electricity to retail customers can vary widely by geographic market. This variability can be affected by many factors including, among other items, geographic differences in the cost per

MWh of purchased power and capacity charges due to regional purchased power availability and requirements of other electricity providers and differences in transmission charges. However, Strategic Energy has mitigated the effects of higher supply costs by entering into long-term, full-requirements contracts with customers that are priced to the customers based on the cost of the associated supply contract.

Purchased power increased $283.5 million in 2003 compared to 2002 and increased $356.4 million in 2002 compared to 2001 primarily due to the increases in electric MWh sales discussed above. Additionally, purchased power expense as a percentage of electric revenues increased in 2002 compared to 2001 primarily due to purchases of power from one supplier during 2001 under wholesale contracts that expired at the end of 2001.

Strategic Energy Other Operating Expenses
Strategic Energy’s other operating expenses as a percentage of operating revenues decreased to 3.9% in 2003 from 4.8% and 9.4% 2002 and 2001, respectively, due to Strategic Energy’s efforts in leveraging its infrastructure and the effects of achieving economies of scale. Other operating expenses increased $4.5 million in 2003 compared to 2002 primarily due to higher labor and benefit costs from the addition of employees and higher other general and administrative expenses associated with higher sales volumes, geographic market expansion, and regulatory and market development initiatives.

Other operating expenses decreased $1.1 million in 2002 compared to 2001 primarily due to a $15.5 million decrease in the cost of commercial gas sales from Strategic Energy’s natural gas retail supply service, which was phased out by the end of 2001. This decrease was mostly offset by increased labor and benefit costs from the addition of employees and increasing health care related costs, higher profit sharing and deferred compensation expense which are tied to earnings and financial performance, and higher other general and administrative expenses associated with higher sales volumes, geographic market expansion, and regulatory and market development initiatives.

Strategic Energy Non-operating Income (Expenses)
Strategic Energy’s non-operating income (expenses) includes non-operating income less minority interest expense and non-operating expenses. Minority interest expense represents the share of Strategic Energy’s net income not attributable to Great Plains Energy’s indirect ownership interest in Strategic Energy. Non-operating income (expenses) decreased $2.3 million in 2003 compared to 2002 primarily due to a $1.7 million decrease in minority interest expense resulting from Great Plains Energy’s acquisition of an additional 6% indirect ownership interest in Strategic Energy during the fourth quarter of 2002. Non-operating income (expenses) increased $4.0 million in 2002 compared to 2001 primarily due to a gain of $1.4 million recognized on the sale of gas contracts during the second quarter of 2001 and an increase in minority interest expense of $2.8 million.

Other Non Regulated Activities

Investment in Affordable Housing Limited Partnerships — KLT Investments
KLT Investments Inc.‘s (KLT Investments) earnings in 2003 totaled $8.1 million (including an after tax reduction of $6.7 million in its affordable housing investment) compared to earnings of $10.4 million in 2002 (including an after tax reduction of $5.7 million in its affordable housing investment) and earnings of $6.6 million in 2001 (including an after tax reduction of $8.6 million in its affordable housing investment).

On a quarterly basis, KLT Investments compares the cost of properties accounted for by the cost method to the total of projected residual value of the properties and remaining tax credits to be received. Estimated residual values are based on studies performed by an independent firm. Based on the latest comparison, KLT Investments reduced its investments in affordable housing limited partnerships by $11.0 million, $9.0 million, and $13.5 million in 2003, 2002 and 2001, respectively. Pretax reductions in affordable housing investments are estimated to be $7 million, $10 million, and $3 million for the years 2004 through 2006, respectively. These projections are based on the latest information available but the ultimate amount and timing of actual reductions could be significantly different from the above estimates. The properties underlying the partnership investment are subject to certain risks inherent in real estate ownership and management. Even after these estimated reductions, earnings from the investments in affordable housing are expected to be positive for the years 2004 through 2006. KLT Investments’ management does not anticipate making additional investments in affordable housing limited partnerships at this time.

KLT Investments accrued tax credits related to its investments in affordable housing limited partnerships of $19.1 million, $19.3 million and $19.2 million in 2003, 2002 and 2001, respectively.

Subsidiary of KLT Telecom Files for Bankruptcy — DTI
The accounting treatment related to DTI and its 2001 bankruptcy is complex and is addressed in greater detail in Note 9 to the consolidated financial statements; consequently, Note 9 in its entirety is incorporated by reference in this portion of Management’s Discussion and Analysis and should be read as a component of this discussion.

On December 31, 2001, a subsidiary of KLT Telecom, Holdings and its subsidiaries, Digital Teleport and Digital Teleport of Virginia, Inc., filed separate voluntary petitions in the Bankruptcy Court for the Eastern District of Missouri for reorganization under Chapter 11 of the U.S. Bankruptcy Code, which cases have been procedurally consolidated. Holdings and its two subsidiaries are collectively called “DTI”.

In December 2002, Digital Teleport entered into an agreement to sell substantially all of its assets (Asset Sale) to CenturyTel Fiber Company II, LLC (CenturyTel), a nominee of CenturyTel, Inc. The Asset Sale was approved by the Bankruptcy Court in 2003 and closed in 2003.

KLT Telecom received $19.2 million in 2003 related to the confirmation of the DTI bankruptcy. Additionally, KLT Telecom realized approximately $21 million of cash tax benefits in 2003. Pending final resolution of the MODOR Claim and the put option of a certain minority shareholder (which are described below), the Company recorded a net gain of $28.1 million or $0.41 per share in 2003. The impact on net income was primarily due to the net effect of the confirmation of the DTI bankruptcy and the resulting distribution, the reversal of a $15.8 million tax valuation allowance and the reversal of a $5 million debtor in possession financing commitment previously reserved.

In early 2004, KLT Telecom paid $2.5 million to certain executives of Digital Teleport for entering into employment agreements required as a condition precedent to the Asset Sale. The amount was recorded as a liability in 2003.

The Bankruptcy Court conducted an evidentiary hearing regarding three priority proofs of claim by the Missouri Department of Revenue in the aggregate amount of $2.8 million (collectively, the MODOR Claim), and ruled substantially in favor of Digital Teleport. MODOR appealed this ruling. KLT Telecom may receive an additional distribution from the bankruptcy estate; however, the amount and timing of any additional distribution is dependant upon the outcome of the MODOR appeal.

KLT Telecom originally acquired a 47% interest in DTI in 1997. On February 8, 2001, KLT Telecom acquired control of DTI by purchasing shares from another Holdings shareholder, Weinstein, increasing its ownership to 83.6%. In connection with this purchase, KLT Telecom granted Weinstein a put option. The put option provided for the sale by Weinstein of his remaining shares in Holdings to KLT Telecom during a period beginning September 1, 2003, and ending August 31, 2005. The put option provides for an aggregate exercise price for these remaining shares equal to their fair market value with an aggregate floor amount of $15 million. The floor amount of the put option was fully reserved during the fourth quarter of 2001, as described in Note 9 to the consolidated financial statements. On September 2, 2003, Weinstein delivered a notice of exercise of his claimed rights under the put option. KLT Telecom rejected the notice of exercise. KLT Telecom denied that Weinstein has any remaining rights or claims pursuant to the put option, and denied any obligation to pay Weinstein any amount under the put option. Subsequent to KLT Telecom’s rejection of his notice of exercise, Weinstein filed suit alleging breach of contract. See Item 3. Legal Proceedings for additional information.

The operating results of DTI have been included for the period February 8, 2001 (date of acquisition) through September 30, 2001, for consolidated KCP&L and through December 31, 2001, for Great Plains Energy. Because of DTI’s bankruptcy filings, KLT Telecom no longer had control over nor could it exert significant control over DTI. As a consequence, as of December 31, 2001, DTI was de-consolidated and presented on the cost basis. Consequently, KLT Telecom did not include in its financial results the ongoing results of operations, earnings or losses incurred by DTI since December 31, 2001.

Because of the bankruptcy filings, a $195.8 million net write-off was included in (Gain) Loss on Property in operating expenses on Great Plains Energy’s 2001 Consolidated Statement of Income. A corresponding tax benefit of $55.8 million was included in income taxes. The 2001 net impact of the bankruptcy to income was a $140.0 million reduction. Income taxes reported in 2001 do not reflect the entire effect of the net write-off because of the uncertainty of recognizing future tax deductions while in the bankruptcy process.

Other
During 2001, KLT Energy Services wrote off its $6.2 million cost basis investment in the common stock of Bracknell Corporation (Bracknell) due to a decline in its share price and the bankruptcy filing of one of Bracknell’s subsidiaries.

Discontinued Operations (KLT Gas)

KLT Gas Business Overview, Decision to Exit the Gas Business and Discontinued Operations

In February 2004, the Great Plains Energy Board of Directors approved management’s recommendation to sell the KLT Gas portfolio and exit the gas business. The Company evaluated this business and determined the amount of capital and the length of time required for development of reserves and production, combined with the earnings volatility of the exploration process, are no longer compatible with the Company’s strategic vision. Management will continue to operate the KLT Gas portfolio during the sale process, which it expects to complete during 2004. See Note 7 to the consolidated financial statements for additional information.

In addition to the first quarter 2004 write down of the KLT Gas portfolio to its estimated realizable value discussed in Note 7 to the consolidated financial statements, management expects to incur losses during 2004 to operate KLT Gas while it markets the KLT Gas portfolio for sale. Management estimates the 2004 losses to operate KLT Gas will approximate $6.0 million before taxes, which after taxes would reduce 2004 earnings by approximately $4.0 million. The after tax losses will be reflected as a loss from discontinued operations in Great Plains Energy’s consolidated statements of income in the periods incurred. The estimated losses to operate KLT Gas anticipate completion of a sale of the KLT Gas portfolio at December 31, 2004. The ultimate impact to Great Plains Energy’s consolidated statements of income for 2004 will be different than the estimates to the extent costs to operate deviate from the budget and/or the timing of the KLT Gas portfolio sale deviates from December 31, 2004.

Prior to the decision to exit the business, KLT Gas focused on exploring for, developing, and producing unconventional natural gas resources, including coalbed methane properties. KLT Gas’ leased properties are located primarily in Colorado, Kansas and Wyoming with some leases in Nebraska and Texas.

In 2003, KLT Gas completed the sale of approximately 30,000 undeveloped acres in Kansas. KLT Gas follows the full cost accounting method for its natural gas properties, under which the acreage sale was accounted for as an adjustment to capitalized costs with no gain recognized in earnings.

In 2003, KLT Gas leased additional acreage in the Rocky Mountain region. Exploration of portions of the newly acquired acreage commenced in the third quarter of 2003. In addition, KLT Gas continued to test a prospect in Colorado, as well as develop a pilot project in the Powder River Basin and two additional projects in the Rocky Mountain region.

See Note 1, Natural Gas Properties included in Assets of Discontinued Operations section, to the consolidated financial statements for information regarding the effect of SFAS No. 141, “Business Combinations” and SFAS No. 142 on KLT Gas’ contractual mineral rights included in Assets of Discontinued Operations on Great Plains Energy’s consolidated balance sheet.

Discontinued Operations (KLT Gas) includes after tax operating losses of $2.6 million and impairments of $54.5 million, which reduced earnings by $33.5 million. The impairments include impairment charges totaling $15.2 million, which reduced earnings by $9.3 million, on two properties in response to lower revised estimates of future gas production and a fourth quarter 2003 impairment charge of $39.3 million, which reduced earnings by $24.2 million, related to the Company’s KLT Gas strategic review and exit plan valuation analysis. See Note 7 to the consolidated financial statements for additional information regarding KLT Gas property impairments. Discontinued Operations (KLT Gas) in 2001 included its second quarter Patrick KLT Gas, LLC sale, which resulted in a $12.0 million after tax gain. Also reflected in 2002 and 2001 Discontinued Operations (KLT Gas) are tax credits recorded related to its investment in natural gas properties of $6.5 million and $6.0 million, respectively. The law that allowed substantially all of these credits expired at the end of 2002.

Great Plains Energy and Consolidated KCP&L
Significant Balance Sheet Changes
(December 31, 2003 compared to December 31, 2002)
o	Great Plains Energy’s restricted cash and supplier collateral increased $20.9 million due to cash collateral provided to Strategic Energy from suppliers to cover portions of credit exposure.
o	Great Plains Energy’s receivables increased $42.6 million primarily due to a $15.5 million increase in Strategic Energy’s receivables as a result of the growth in its retail electricity services and a $28.6 million increase in consolidated KCP&L’s receivables primarily due to insurance recoveries.
o	Great Plains Energy’s assets and liabilities of discontinued operations are the result of the recast in all periods presented as a result of the February 2004 decision to sell the KLT Gas portfolio and exit the gas business and consolidated KCP&L’s assets and liabilities of discontinued operations, which are the result of the June 2003 disposition of RSAE. Assets and liabilities were reclassified and presented separately for RSAE and KLT Gas as prescribed under SFAS No. 144.
o	Great Plains Energy’s affordable housing limited partnerships decreased $16.0 million primarily due to a reduction in the valuation of the properties held by KLT Investments, Inc.
o	Great Plains Energy’s other nonutility property and investments decreased $11.2 million primarily due to the June 2003 sale of a KLT Telecom building with a December 31, 2002 book value of $2.8 million, KLT Investments’ 2003 sale of $8.0 million of trading securities and KLT Energy Services’ sale of an investment with a December 31, 2002, book value of $3.0 million.

o	These decreases were partially offset by a $4.6 million increase to reflect KCP&L’s equity investment in KCPL Financing I due to the de-consolidation of KCPL Financing I as prescribed by FIN No. 46.
o	Great Plains Energy’s and consolidated KCP&L’s regulatory assets increased $0.5 million primarily due to a $16.3 million increase in KCP&L’s regulatory assets due to the effect of adopting SFAS No. 143 on January 1, 2003. The increase was partially offset by KCP&L’s current year ARO activity of $3.4 million, and $11.0 million related to the amortization of accrued tax benefits previously provided to customers through rates.
o	Great Plains Energy’s and consolidated KCP&L’s prepaid pension costs increased $22.3 million and $20.9 million, respectively, primarily due to contributions in 2003 of $41.2 million, of which KCP&L funded $39.3 million.
o	Great Plains Energy’s notes payable increased $65.9 million primarily due to Great Plains Energy’s additional borrowings of $73.0 million on its short-term credit facility that was primarily used to make a $100.0 million capital contribution to KCP&L and repay notes outstanding at December 31, 2002, related to the acquisition of an additional indirect interest in Strategic Energy. Consolidated KCP&L’s notes payable increased primarily due to a $22.0 million inter-company loan from Great Plains Energy to HSS. The proceeds from the loan were used to repay RSAE bank borrowings, of which $23.6 million were included in liabilities of discontinued operations at December 31, 2002.
o	Great Plains Energy’s current maturities of long-term debt decreased $73.9 million due to KLT Investments paying down $9.2 million of affordable housing notes offset by a $4.8 million increase in the current portion of affordable housing notes and a $69.5 million decrease in consolidated KCP&L’s current maturities of long-term debt. Consolidated KCP&L’s current maturities of long-term debt decreased due to KCP&L retiring $124.0 million of medium-term notes primarily with proceeds from the capital contribution from Great Plains Energy partially offset by a $54.5 million increase in KCP&L’s current portion of medium-term notes.
o	Great Plains Energy’s and consolidated KCP&L’s EIRR bonds classified as current increased $48.3 million due to the scheduled remarketing of certain KCP&L EIRR bonds in 2004.
o	Great Plains Energy’s accrued payroll and vacations increased $8.0 million primarily due to increased employee related expenses.
o	Great Plains Energy and consolidated KCP&L’s ARO increased $106.7 million due to adopting SFAS No. 143 on January 1, 2003.
o	Great Plains Energy and consolidated KCP&L’s accrued nuclear decommissioning costs decreased $64.6 million due to KCP&L reclassifying accrued nuclear decommissioning cost to a contra regulatory asset due to the adoption of SFAS No. 143 on January 1, 2003, and the effects of the ratemaking process.
o	Great Plains Energy’s and consolidated KCP&L’s pension liability increased $16.2 million and $11.2 million, respectively, due to an increase in the accumulated benefit obligation primarily due to a reduction in the discount rate.
o	Great Plains Energy’s long-term debt increased $190.1 million primarily due to a $194.9 million increase in consolidated KCP&L’s long-term debt. Consolidated KCP&L’s long-term debt increased $143.8 million due to the consolidation of the Lease Trust and $154.6 million representing the Debentures issued by KCP&L and held by KCPL Financing I. See Note 13, Consolidated KCP&L Leases and Note 19, Mandatorily Redeemable Preferred Securities, respectively, to the consolidated financial statements for further information. These increases were partially offset by decreases of $54.5 million for KCP&L’s medium-term notes reclassified to current maturities and $48.3 million for KCP&L’s EIRR bonds reclassified to current maturities.

Capital Requirements and Liquidity
Great Plains Energy operates through its subsidiaries and has no material assets other than the stock of its subsidiaries. Great Plains Energy’s ability to make payments on its debt securities and its ability to pay dividends is dependent on its receipt of dividends from its subsidiaries and proceeds from the sale of its securities.

Great Plains Energy’s capital requirements are principally comprised of KCP&L’s utility capital expenditures and KCP&L’s pension benefit plan funding requirements discussed below. Additional cash and capital requirements for the companies, including long-term debt requirements, are discussed below.

Great Plains Energy’s liquid resources at December 31, 2003, included cash flows from operations of subsidiaries, $114.2 million of cash and cash equivalents on hand and $299.5 million of unused bank lines of credit. The unused lines consisted of $150.0 million from KCP&L’s short-term bank lines of credit, $27.3 million from Strategic Energy’s revolving credit facility, and $122.2 million from Great Plains Energy’s revolving credit facility. See the Debt Agreements section below for more information on these agreements.

KCP&L’s consolidated statements of cash flows include KLT Inc. and GPP for all the periods prior to the October 1, 2001 formation of the holding company. The effect of the 2001 bankruptcy of DTI on the statements of cash flows is detailed in Note 9 to the consolidated financial statements.

Cash Flows From Operations
Great Plains Energy and consolidated KCP&L generated positive cash flows from operating activities for the periods presented. The increase in cash flows from operating activities for Great Plains Energy in 2003 compared to 2002 is primarily due to a $56.0 million increase in income from continuing operations and the changes in working capital detailed in Note 2 to the consolidated financial statements. The individual components of working capital vary with normal business cycles and operations. Consolidated KCP&L’s cash flow from operations increased slightly in 2003 compared to 2002 due to a $26.2 million increase in income from continuing operations and an increase in deferred taxes mostly offset by the changes in working capital detailed in Note 2 to the consolidated financial statements. Also, the timing of the Wolf Creek outage affects the refueling outage accrual, deferred income taxes and amortization of nuclear fuel. The decrease for Great Plains Energy and consolidated KCP&L in 2002 compared to 2001 is due primarily to the recast of KLT Gas as discontinued operations partially offset by the changes in working capital detailed in Note 2 to the consolidated financial statements.

Investing Activities
Great Plains Energy’s and consolidated KCP&L’s cash used for investing activities varies with the timing of utility capital expenditures and purchases of investments and nonutility property. Investing activities are offset by the proceeds from the sale of properties and insurance recoveries. Utility capital expenditures and the allowance for borrowed funds used during construction increased $17.9 million in 2003 compared to 2002 primarily due to transmission plant and nuclear fuel additions partially offset by 2002 capital expenditures of $14.7 million related to the January 2002 ice storm and insurance proceeds and partial litigation settlements from Hawthorn No. 5 received in 2003. Additionally, Great Plains Energy received proceeds of $19.2 million as a result of the DTI bankruptcy.

Utility capital expenditures and the allowance for borrowed funds used during construction decreased $139.1 million in 2002 compared to 2001 primarily due to KCP&L’s mid-2001 completion of the rebuild of Hawthorn No. 5 partially offset by KCP&L’s capital expenditures of $14.7 million as a result of the January 2002 ice storm. Cash used for purchases of investments and nonutility property in 2002 compared to 2001 decreased primarily reflecting KLT Telecom’s 2001 investments in DTI and DTI’s 2001 purchases of telecommunications property.

Financing Activities
The change in Great Plains Energy and consolidated KCP&L’s cash flows from financing activities in 2003 compared to 2002 reflects the 2003 equity infusion of $100.0 million from Great Plains Energy to KCP&L and KCP&L’s subsequent redemption of $104.0 million of medium-term notes. Great Plains Energy essentially funded the infusion with proceeds from its $151.8 million common stock offering in late 2002; however, prior to the infusion, Great Plains Energy used the offering proceeds to repay short-term borrowings in late 2002 and then re-borrowed in early 2003 to make the equity infusion into KCP&L at the time of redemption. An additional $20.0 million of KCP&L’s medium-term notes were retired during 2003. The increase in dividends paid by Great Plains Energy is primarily attributable to the public offering of 6.9 million common shares in late 2002.

On November 7, 2002, Great Plains Energy entered into an Agreement and Plan of Merger (Agreement) with ELC, the ELC shareholders and IEC, a wholly-owned subsidiary of Great Plains Energy. The ELC Shareholders received $15.1 million in merger consideration. As part of the merger consideration, on November 7, 2002, Great Plains Energy issued 387,596 additional shares of its common stock to the ELC Shareholders. The Agreement valued such shares at approximately $8 million. The remainder of the merger consideration was in short-term notes, which were paid in January 2003.

Great Plains Energy repaid $185.8 million of debt balances in 2002 compared to net borrowings in 2001 of $186.5 million. Included in the Great Plains Energy’s amounts is the consolidated KCP&L’s repayment of $64.2 million of debt balances in 2002 compared to net borrowings of $160.4 million in 2001. The repayments in 2002 compared to the borrowings in 2001 reflect decreased investing activities in utility capital expenditures, nonutility property and investments discussed above.

KCP&L expects to meet day-to-day operating requirements including interest payments, construction requirements (excluding new generating capacity) and dividends to Great Plains Energy with internally-generated funds. However, it might not be able to meet these requirements with internally-generated funds because of the effect of inflation on operating expenses, the level of MWh sales, regulatory actions, compliance with future environmental regulations and the availability of generating units. The funds Great Plains Energy and consolidated KCP&L need to retire maturing debt (detailed below) will be provided from operations, the issuance of long and short-term debt and/or the issuance of equity or equity-linked instruments. In addition, the Company may issue debt, equity and/or equity-linked instruments to finance growth or take advantage of new opportunities.

Strategic Energy expects to meet day-to-day operating requirements including interest payments, credit support fees, capital expenditures and dividends to its indirect interest holders with internally-generated funds. However, it might not be able to meet these requirements with internally-generated funds because of the effect of inflation on operating expenses, the level of MWh sales, commodity-price volatility and the effects of counterparty non-performance.

Great Plains Energy filed a registration statement in April 2002 for the issuance of an aggregate amount up to $300 million of any combination of senior debt securities, subordinated debt securities, trust preferred securities, convertible securities, or common stock. The registration statement became effective in November 2002 and Great Plains Energy issued $151.8 million of common stock.

As a registered public utility holding company, Great Plains Energy must receive authorization from the SEC under the 35 Act to issue securities. Great Plains Energy is currently authorized to issue up to $1.2 billion of debt and equity through December 31, 2005. Great Plains Energy has utilized $500.7 million of this amount as follows: (i) $39.0 million in preferred stock issued in connection with the October 1, 2001, reorganization; (ii) $150.0 million in a 364-day revolving credit facility and $150 million in a three-year revolving credit facility ($102.8 million was outstanding at December 31, 2003, under the replaced $225.0 million revolving credit facility discussed below); (iii) $159.8 million in common equity issued in a public offering and in connection with IEC’s acquisition of an indirect ownership interest in Strategic Energy and (iv) $1.9 million in restricted stock issued to executives on October 1, 2003.

Under its current SEC authorization, Great Plains Energy cannot issue securities other than common stock unless (i) the security to be issued, if rated, is rated investment grade by one nationally recognized statistical rating organization, (ii) all of its outstanding securities that are rated (except for its preferred stock) are rated investment grade, and (iii) it has maintained common equity as a percentage of consolidated capitalization (as reflected on its consolidated balance sheets as of the end of each quarter) of at least 30%. Great Plains Energy was in compliance with these conditions as of December 31, 2003.

KCP&L filed a shelf registration statement for up to $255 million of senior and subordinated debt securities, trust preferred securities and related guarantees in 2003 providing KCP&L flexibility to access the capital markets.

KCP&L may issue equity and long-term debt only with the authorization of the MPSC. KCP&L’s previous authorization expired at the end of 2003. KCP&L has filed an application with the MPSC for authority to issue up to $600 million of long-term debt through March 31, 2006. KCP&L expects the MPSC to act on its application within the next few months.

Issuances of short-term debt by KCP&L are subject to SEC authorization under the 35 Act. Under the current authorization, KCP&L may issue and have outstanding at any one time up to $500 million of short-term debt. Under this authorization, KCP&L cannot issue short term debt (other than commercial paper or short-term bank facilities) unless (i) the short-term debt to be issued, if rated, is rated investment grade by one nationally recognized statistical rating organization, (ii) all of its outstanding securities that are rated are rated investment grade, (iii) all of the outstanding rated securities of Great Plains Energy (except preferred stock) are rated investment grade, and (iv) Great Plains Energy and KCP&L have maintained common equity as a percentage of consolidated capitalization (as reflected on their consolidated balance sheets as of the end of each quarter) of at least 30%. KCP&L was in compliance with these conditions as of December 31, 2003.

In 2003, KCP&L also completed the remarketing of its 1998 Series C EIRR bonds totaling $50.0 million. The bonds are classified as current liabilities in the December 31, 2003, balance sheet. The remarketed bonds were issued with a one-year maturity at a fixed interest rate of 2.25%.

KCP&L has entered into a revolving agreement, which expires in October 2004, to sell all of its right, title and interest in the majority of its customer accounts receivable to Receivables Company, which in turn sells most of the receivables to outside investors. KCP&L expects the agreement to be renewed annually. See Note 3 to the consolidated financial statements.

Debt Agreements
Great Plains Energy syndicated a $225.0 million, revolving credit facility with a group of banks in the first quarter of 2003. The line expires in March 2004, but may be extended for an additional year at the Company’s option. Effective March 5, 2004, Great Plains Energy replaced this revolving credit facility with a $150.0 million 364-day revolving credit facility and a $150.0 million three-year revolving credit facility. The new facilities have substantially the same terms and conditions as the existing credit facility. The existing facility contains a Material Adverse Change (MAC) clause that requires Great Plains Energy to represent, prior to receiving funding, that no MAC has occurred. The clause does, however, permit the Company to access the facility even in the event of a MAC in order to repay maturing commercial paper. Available liquidity under this facility is not impacted by a decline in credit ratings unless the downgrade occurs in the context of a merger, consolidation or sale. A default by

Great Plains Energy or any of its significant subsidiaries of other indebtedness totaling more than $25.0 million is a default under this bank line. Under the terms of this agreement, Great Plains Energy is required to maintain a consolidated indebtedness to consolidated capitalization ratio not greater than 0.65 to 1.0 at all times and an interest coverage ratio greater than 2.25 to 1.0, as those ratios are defined in the agreement. At December 31, 2003, the Company was in compliance with these covenants.

Strategic Energy maintains a secured revolving credit facility for up to $95 million with a group of banks. This facility is partially guaranteed by Great Plains Energy. The facility enhances Strategic Energy’s liquidity including its ability to provide credit support through letters of credit for purchased power and regulatory requirements. The maximum amount available for loans and letters of credit under the facility is the lesser of $95 million or the borrowing base, as defined in the agreement. The borrowing base generally is the sum of certain Strategic Energy accounts receivable and the amount of the Great Plains Energy guarantee which was $40.0 million at December 31, 2003. At December 31, 2003, Strategic Energy had a minimum fixed charge ratio, as defined in the agreement, of at least 1.05 to 1.0; however, if the ratio drops below 1.05 to 1.0, Great Plains Energy’s guarantee amount is required to be increased based on quarterly calculations. At December 31, 2003, $58.5 million in letters of credit had been issued under the agreement, leaving $27.3 million of capacity available for loans and additional letters of credit. The line expires in June 2004, but may be extended for an additional year by mutual agreement of the parties. The facility contains a MAC clause that requires Strategic Energy to represent, prior to receiving funding, that no MAC has occurred. A default by Strategic Energy of other indebtedness, as defined in the facility, totaling more than $5.0 million is a default under the facility. Under the terms of this agreement, Strategic Energy is required to maintain a minimum net worth of $30 million and a maximum debt to EBITDA ratio of 2.0 to 1.0, as those are defined in the agreement. At December 31, 2003, Strategic Energy was in compliance with these covenants.

KCP&L’s primary sources of liquidity are cash flows from operations and bilateral credit lines totaling $150.0 million with seven banks (as of December 31, 2003). KCP&L uses these lines to provide support for its issuance of commercial paper. These bank facilities are each for a 364-day term and mature at various times throughout the year. The facilities can be extended for one year under their term out provisions. KCP&L has MAC clauses in three agreements covering $70.0 million of available bilateral credit lines. These three facilities require KCP&L to represent, prior to receiving funding, that no MAC has occurred. Under these agreements, KCP&L is able to access the facilities even in the event of a MAC in order to redeem maturing commercial paper. KCP&L’s available liquidity under these facilities is not impacted by a decline in credit ratings unless the downgrade occurs in the context of a merger, consolidation or sale. A default by KCP&L on other indebtedness is a default under these bank line agreements. Under the terms of certain bank line agreements, KCP&L is required to maintain a consolidated indebtedness to consolidated capitalization ratio, as defined in the agreements, not greater than 0.65 to 1.0 at all times. At December 31, 2003, KCP&L was in compliance with the covenant.

Under the indenture relating to KCP&L’s Debentures, which are held by KCPL Financing I, KCP&L may not declare or pay any dividends on any shares of its capital stock if at the time (i) there is an event of default (as defined in the indenture), (ii) KCP&L is in default with respect to its payment of any obligations under its guarantee of preferred securities issued by KCPL Financing I, or (iii) KCP&L has elected to defer payments of interest on the Debentures.

Great Plains Energy has agreements with KLT Investments associated with notes KLT Investments issued to acquire its affordable housing investments. Great Plains Energy has agreed not to take certain actions including, but not limited to, merging, dissolving or causing the dissolution of KLT Investments, or withdrawing amounts from KLT Investments if the withdrawals would result in KLT Investments not being in compliance with minimum net worth and cash balance requirements. The agreements also give KLT Investments’ lenders the right to have KLT Investments repurchase the notes if Great Plains Energy’s senior debt rating falls below investment grade, or if Great Plains Energy ceases to own at least 80% of KCP&L’s stock. At December 31, 2003, KLT Investments had $10.6 million in outstanding notes, including current maturities.

Under stipulations with the MPSC and KCC, Great Plains Energy and KCP&L maintain common equity at not less than 30% and 35%, respectively, of total capitalization. Pursuant to an SEC order, Great Plains Energy’s and KCP&L’s authorization to issue securities is conditioned on maintaining a consolidated common equity capitalization of at least 30% and complying with other conditions described above.

Pensions
The Company maintains defined benefit plans for substantially all of its employees and incurs significant costs in providing the plans, with the majority incurred by KCP&L. Plans are funded at a minimum on an actuarial basis to provide assets sufficient to meet benefits to be paid to plan participants consistent with the funding requirements of the Employment Retirement Income Security Act of 1974 (ERISA) and further contributions may be made when deemed financially advantageous.

Due to sharp declines in the debt and equity markets since the third quarter of 2000, the value of assets held in the trusts to satisfy pension plan obligations has decreased significantly. As a result, the Company’s minimum funding requirements determined under ERISA have increased from $1.6 million in 2002 to $9.7 million in 2003, all of which was funded by KCP&L. The Company funded an additional $31.5 million in 2003, of which KCP&L contributed $29.6 million. The additional funding will reduce payments in future years.

The ERISA funding requirement for 2004 is $24.3 million of which $20.1 million was paid in 2003. KCP&L will be responsible for $23.1 million, of which $18.9 million was contributed in 2003. Management believes the Company has adequate access to capital resources through cash flows from operations or through existing lines of credit to support the remaining required funding. Participants in the plans may request a lump-sum cash payment upon termination of their employment. A change in payment assumptions could result in increased cash requirements from pension plan assets with the Company being required to accelerate future funding.

Under the terms of the pension plans, the Company reserves the right to amend or terminate the plans, and from time to time benefits have changed. See Note 10 to the consolidated financial statements for further discussion.

Credit Ratings
At December 31, 2003, the major credit rating agencies rated the companies’ securities as follows:

	Moody's	Standard
	Investors Service	and Poor's

Great Plains Energy
Outlook	Negative	Stable
Corporate Credit Rating	-	BBB
Preferred Stock	Ba1	BB+
Senior Unsecured Debt	Baa2 (preliminary)	BBB- (indicative)*
Subordinated Debt	Baa3 (preliminary)	BBB- (indicative)*

KCP&L
Outlook	Stable	Stable
Senior Secured Debt	A2	BBB
Senior Unsecured Debt	A3	BBB
Commercial Paper	P-2	A-2

* Indicative ratings are based on Standard and Poor's rating methodology.

The ratings reflect the November 12, 2003, Moody’s Investor Service downgrade of its ratings of KCP&L securities and corresponding change in its rating outlook from negative to stable. At the same time, the credit ratings and rating outlook for Great Plains Energy’s securities were affirmed. The ratings presented reflect the current views of these rating agencies and no assurances can be given that these ratings will continue for any given period of time. The companies view maintenance of strong credit ratings as being extremely important; however, and to that end, an active and ongoing dialogue is maintained with the agencies with respect to the companies’ results of operations, financial position, and future prospects.

None of the companies’ outstanding debt, except for the notes associated with affordable housing investments discussed above, is impacted by a decline in credit ratings, which would cause the acceleration of interest and/or principal payments in the event of a ratings downgrade, unless the downgrade occurs in the context of a merger, consolidation, or sale. However, in the event of a downgrade the companies and/or their subsidiaries may be subject to increased interest costs on their credit facilities. Additionally, in KCP&L’s bond insurance policies on its Series 1993A and 1993B EIRR bonds, which aggregate $79.5 million, KCP&L has agreed to limits on its ability to issue additional mortgage bonds based on the mortgage bond’s credit ratings. See Note 18 to the consolidated financial statements.

Supplemental Capital Requirements and Liquidity Information
The following information is provided to summarize cash obligations and commercial commitments.

Great Plains Energy Contractual Obligations

Payment due by period	2004	2005	2006	2007	2008	After 2008	Total

	(millions)
Long-term debt:
Principal	$59.3	$253.2	$145.5	$226.1	$0.3	$659.9	$1,344.3
Interest	71.6	70.6	6.3	38.4	34.4	488.7	710.0
Lease obligations	44.6	13.9	13.3	11.3	9.2	96.5	188.8
Lease obligations of discontinued operations	0.2	0.1	0.1	0.1	0.1	-	0.6
Purchase obligations:
Nuclear fuel	19.8	0.4	16.6	10.8	-	44.0	91.6
Coal	55.7	57.0	18.8	-	-	-	131.5
Purchased capacity	19.4	10.2	4.2	4.3	4.4	29.2	71.7
Purchased power	757.4	457.9	132.0	44.9	4.1	7.4	1,403.7
Other	7.0	2.7	2.2	-	-	-	11.9

Total contractual obligations	$1,035.0	$866.0	$339.0	$335.9	$52.5	$1,325.7	$3,954.1

Long-term debt includes current maturities. See Note 18 to the consolidated financial statements and the consolidated KCP&L long-term debt discussion below for additional information.

See the consolidated KCP&L lease obligation discussion below and Note 13 to the consolidated financial statements for additional information.

Purchased power represents Strategic Energy’s agreements to purchase electricity at various fixed prices to meet estimated supply requirements. Strategic Energy has energy sales contracts not included above for 2004 and 2005 totaling $111.9 million and $37.8 million, respectively.

The Company has long-term liabilities recorded on its consolidated balance sheet at December 31, 2003, under GAAP, that do not have a definitive cash payout date and are not included in the table above.

Consolidated KCP&L Contractual Obligations

Payment due by period	2004	2005	2006	2007	2008	After 2008	Total

	(millions)
Long-term debt:
Principal	$54.5	$250.0	$143.8	$225.5	$-	$659.9	$1,333.7
Interest	71.3	70.5	6.2	38.4	34.4	488.7	709.5
Lease obligations	43.9	13.4	12.9	10.9	8.9	96.5	186.5
Purchase obligations:
Nuclear fuel	19.8	0.4	16.6	10.8	-	44.0	91.6
Coal	55.7	57.0	18.8	-	-	-	131.5
Purchased capacity	19.4	10.2	4.2	4.3	4.4	29.2	71.7
Other	7.0	2.7	2.2	-	-	-	11.9

Total contractual obligations	$271.6	$404.2	$204.7	$289.9	$47.7	$1,318.3	$2,536.4

Long-term debt includes current maturities. Long-term debt principal excludes $0.7 million discount on senior notes and the $3.3 million fair value adjustment to the EIRR bonds related to SFAS No. 133. EIRR bonds classified as current liabilities of $129.3 million due at various dates during the years 2012 through 2018 are included here on their final due date. Variable rate interest obligations are based on rates as of January 1, 2004. See Note 18 to the consolidated financial statements for additional information.

Lease obligations include capital and operating lease obligations; capital lease obligations are less than 3% of the total. Lease obligations also include leases for railcars to serve jointly-owned generating units where KCP&L is the managing partner. KCP&L will be reimbursed by the other owners for about $2.0 million per year ($24.0 million total) of the amounts included in the table above. See Note 13 to the consolidated financial statements for additional information.

Nuclear fuel represents KCP&L’s 47% share of Wolf Creek nuclear fuel commitments including enrichment, fabrication, uranium and conversion. Coal represents KCP&L’s share of purchase commitments based on estimated prices to supply coal for generating plants.

KCP&L purchases capacity from other utilities and nonutility suppliers. Purchasing capacity provides the option to purchase energy if needed or when market prices are favorable. This can be a cost-effective alternative to new construction. KCP&L has capacity sales agreements not included above that total $12.5 million for 2004 and $11.8 million per year for 2005 through 2008.

Consolidated KCP&L has long-term liabilities recorded on its consolidated balance sheet at December 31, 2003, under GAAP, that do not have a definitive cash payout date and are not included in the table above.

Off-Balance Sheet Arrangements
In the normal course of business, Great Plains Energy and certain of its subsidiaries enter into various agreements providing financial or performance assurance to third parties on behalf of certain subsidiaries. Such agreements include, for example, guarantees, stand-by letters of credit and surety bonds. These agreements are entered into primarily to support or enhance the creditworthiness otherwise attributed to a subsidiary on a stand-alone basis, thereby facilitating the extension of sufficient credit to accomplish the subsidiaries’ intended business purposes.

As a registered public utility holding company system, Great Plains Energy must receive authorization from the SEC under the 35 Act to issue guarantees on behalf of its subsidiaries. Under its current SEC authorization, guarantees cannot be issued unless (i) all of its outstanding securities that are rated (except for its preferred stock) are rated investment grade and (ii) it has maintained common equity as a percentage of consolidated capitalization (as reflected on its consolidated balance sheets as of the end of each quarter) of at least 30%. Great Plains Energy was in compliance with these conditions as of December 31, 2003. Great Plains Energy is currently authorized to issue up to $600 million for guarantees on behalf of its subsidiaries and the nonutility subsidiaries have $300 million of authorization for guarantees they can issue on behalf of other nonutility subsidiaries.

As prescribed in FIN No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness of Others,” the Company began recording a liability for the fair value of obligations it undertakes for guarantees issued after December 31, 2002. The interpretation does not encompass guarantees of the Company’s own future performance, such as Great Plains Energy’s guarantees to support Strategic Energy power purchases and regulatory requirements. KCP&L began recording an immaterial amount for the fair value of guarantees issued in 2003 for the residual value of vehicles and heavy equipment under an operating lease, which terminated with the buy out of the lease in early 2004.

Other Commercial Commitments Outstanding

	Amount of commitment expiration per period
	2004	2005	2006	2007	2008	After 2008	Total

	(millions)
Consolidated KCP&L Guarantees	$9.3	$1.4	$1.0	$1.0	$1.0	$2.0	$15.7

Great Plains Energy Guarantees,
including consolidated KCP&L	$142.6	$7.8	$1.0	$1.0	$1.0	$22.1	$175.5

Great Plains Energy and KLT Inc. have provided $159.8 million of guarantees to support Strategic Energy power purchases and regulatory requirements. Strategic Energy’s current power supply contracts end in 2010; however, 96% expire by the end of 2006. As of December 31, 2003, guarantees related to Strategic Energy are as follows:

o	Great Plains Energy direct guarantees to counterparties totaling $46.6 million and KLT Inc. direct guarantees to counterparties totaling $20.1 million, with varying expiration dates
o	Great Plains Energy indemnifies the issuers of surety bonds totaling $37.3 million, of which $30.9 million expire in 2004 and $6.4 million expire in 2005
o	Great Plains Energy guarantees related to letters of credit totaling $40.0 million, all of which expire in 2004
o	Great Plains Energy has issued a letter of credit totaling $15.8 million.

KCP&L is contingently liable for guaranteed energy savings under agreements with several customers. KCP&L has entered agreements guaranteeing an aggregate value of approximately $7.8 million over the next seven years. In most cases a subcontractor would indemnify KCP&L for any payments made by KCP&L under these guarantees.

KCP&L has guaranteed a $7.9 million residual value for vehicles and heavy equipment under an operating lease. KCP&L bought out the lease in early 2004.

The table above does not include the following guarantees:

KCPL Financing I, a trust, has issued $150.0 million of preferred securities. In connection with the issuance of the preferred securities, KCP&L issued a preferred securities guarantee, which guarantees the payment of any accrued and unpaid distributions, the redemption price and payments upon dissolution, winding-up or termination of the trust, all to the extent that the trust has funds available therefore. At December 31, 2003, there were no accrued and unpaid distributions.

In December 2002, KCP&L obtained bond insurance policies as a credit enhancement to its Series 1993A and 1993B EIRR bonds, which total $79.5 million. The insurance agreement between KCP&L and the issuer of the bond insurance policies provides for reimbursement by KCP&L for any amounts the insurer pays under the bond insurance policies.

Environmental Matters
The Company is subject to regulation by federal, state and local authorities with regard to air and other environmental matters primarily through KCP&L’s operations. The generation and transmission of electricity produces and requires disposal of certain hazardous products, which are subject to these laws and regulations. In addition to imposing continuing compliance obligations, these laws and regulations authorize the imposition of substantial penalties for noncompliance, including fines, injunctive relief and other sanctions. Failure to comply with these laws and regulations could have a material adverse effect on Great Plains Energy and consolidated KCP&L.

KCP&L operates in an environmentally responsible manner and seeks to use current technology to avoid and treat contamination. KCP&L regularly conducts environmental audits designed to ensure compliance with governmental regulations and to detect contamination. Governmental bodies, however, may impose additional or more restrictive environmental regulations that could require substantial changes to operations or facilities at a significant cost. See Note 13 to the consolidated financial statements.

ITEM 8. CONSOLIDATED FINANCIAL STATEMENTS

GREAT PLAINS ENERGY Consolidated Statements of Income
Year Ended December 31	2003	2002	2001
	(thousands, except per share amounts)
Operating Revenues
Electric revenues - KCP&L	$1,054,900	$1,009,868	$967,479
Electric revenues - Strategic Energy	1,089,663	788,278	396,004
Other revenues	3,482	4,147	35,588

Total	2,148,045	1,802,293	1,399,071

Operating Expenses
Fuel	160,327	159,666	163,846
Purchased power - KCP&L	53,163	46,214	65,173
Purchased power - Strategic Energy	968,967	685,370	329,003
Other	295,383	276,632	270,783
Maintenance	85,416	91,419	77,096
Depreciation and depletion	142,763	146,757	156,021
General taxes	98,461	97,146	95,582
(Gain) Loss on property	(23,703)	(1,376)	193,747

Total	1,780,777	1,501,828	1,351,251

Operating income	367,268	300,465	47,820
Income (loss) from equity investments	(2,018)	(1,173)	23,641
Minority interest in subsidiaries	(7,764)	(10,753)	(7,040)
Non-operating income	7,414	5,839	11,891
Non-operating expenses	(20,462)	(18,948)	(37,526)
Interest charges	(76,171)	(87,380)	(101,886)

Income (loss) from continuing operations before income taxes
and cumulative effect of a change in accounting principle	268,267	188,050	(63,100)
Income taxes	78,565	51,348	(34,672)

Income (loss) from continuing operations before cumulative
effect of a change in accounting principle	189,702	136,702	(28,428)
Income(loss) from discontinued operations, net of income
taxes (Notes 7 and 8)	(44,779)	(7,514)	4,257
Cumulative effect of a change in accounting principle (Note 6)	-	(3,000)	-

Net income (loss)	144,923	126,188	(24,171)
Preferred stock dividend requirements	1,646	1,646	1,647

Earnings (loss) available for common stock	$143,277	$124,542	$(25,818)

Average number of common shares outstanding	69,206	62,623	61,864
Basic and diluted earnings (loss) per common share
Continuing operations	$2.72	$2.16	$(0.49)
Discontinued operations	(0.65)	(0.12)	0.07
Cumulative effect	-	(0.05)	-

Basic and diluted earnings (loss) per common share	$2.07	$1.99	$(0.42)

Cash dividends per common share	$1.66	$1.66	$1.66

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

GREAT PLAINS ENERGY
Consolidated Balance Sheets

	December 31	December 31
	2003	2002

	(thousands)
ASSETS
Current Assets
Cash and cash equivalents	$114,227	$65,506
Restricted cash	20,850	-
Receivables	240,344	197,697
Fuel inventories, at average cost	22,543	21,311
Materials and supplies, at average cost	56,599	50,800
Deferred income taxes	686	3,233
Assets of discontinued operations	27,830	94,554
Other	14,293	15,972

Total	497,372	449,073

Nonutility Property and Investments
Affordable housing limited partnerships	52,644	68,644
Nuclear decommissioning trust fund	74,965	63,283
Other	44,428	55,667

Total	172,037	187,594

Utility Plant, at Original Cost
Electric	4,700,983	4,428,433
Less-accumulated depreciation	2,082,419	1,901,639

Net utility plant in service	2,618,564	2,526,794
Construction work in progress	53,250	39,519
Nuclear fuel, net of amortization of $113,472 and $121,951	29,120	21,506

Total	2,700,934	2,587,819

Deferred Charges
Regulatory assets	145,627	145,151
Prepaid pension costs	108,247	85,945
Goodwill	26,105	26,106
Other deferred charges	31,628	35,452

Total	311,607	292,654

Total	$3,681,950	$3,517,140

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

GREAT PLAINS ENERGY
Consolidated Balance Sheets

	December 31	December 31
	2003	2002

	(thousands)
LIABILITIES AND CAPITALIZATION
Current Liabilities
Notes payable	$87,000	$21,079
Current maturities of long-term debt	59,303	133,181
EIRR bonds classified as current	129,288	81,000
Accounts payable	186,747	171,065
Accrued taxes	39,886	39,639
Accrued interest	11,937	16,121
Accrued payroll and vacations	34,762	26,792
Accrued refueling outage costs	1,760	8,292
Supplier collateral	20,850	-
Liabilities of discontinued operations	4,607	39,176
Other	28,944	29,071

Total	605,084	565,416

Deferred Credits and Other Liabilities
Deferred income taxes	609,333	599,527
Deferred investment tax credits	37,571	41,565
Asset retirement obligations	106,694	-
Accrued nuclear decommissioning costs	-	64,584
Pension liability	89,488	73,251
Other	79,141	76,120

Total	922,227	855,047

Capitalization
Common stock equity
Common stock-150,000,000 shares authorized without par value
69,259,203 and 69,196,322 shares issued, stated value	611,424	609,497
Unearned compensation	(1,633)	-
Capital stock premium and expense	(7,240)	(7,744)
Retained earnings	391,750	363,579
Treasury stock-3,265 and 152 shares, at cost	(121)	(4)
Accumulated other comprehensive loss	(36,886)	(25,858)

Total	957,294	939,470
Cumulative preferred stock $100 par value
3.80% - 100,000 shares issued	10,000	10,000
4.50% - 100,000 shares issued	10,000	10,000
4.20% - 70,000 shares issued	7,000	7,000
4.35% - 120,000 shares issued	12,000	12,000

Total	39,000	39,000
Company-obligated Mandatorily Redeemable Preferred Securities
of a trust holding solely KCP&L Subordinated Debentures	-	150,000
Long-term debt (Note 18)	1,158,345	968,207

Total	2,154,639	2,096,677

Commitments and Contingencies (Note 13)

Total	$3,681,950	$3,517,140

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

GREAT PLAINS ENERGY Consolidated Statements of Cash Flows
Year Ended December 31	2003	2002	2001
	(thousands)
Cash Flows from Operating Activities
Net income (loss)	$144,923	$126,188	$(24,171)
Less: Loss from discontinued operations, net of income taxes	(44,779)	(7,514)	4,257

Income (loss) from continuing operations before
cumulative effect of a change in accounting principle	189,702	133,702	(28,428)
Adjustments to reconcile income (loss) to net cash
from operating activities:
Cumulative effect of a change in accounting principles	-	3,000	-
Depreciation and depletion	142,763	146,757	156,021
Amortization of:
Nuclear fuel	12,334	13,109	17,087
Other	11,626	12,461	16,146
Deferred income taxes (net)	30,471	12,009	(4,907)
Investment tax credit amortization	(3,994)	(4,183)	(4,289)
(Income) Loss from equity investments	2,018	1,173	(23,641)
(Gain) Loss on property	(23,703)	(1,376)	193,747
Deferred storm costs	-	(20,149)	-
Minority interest	7,764	10,753	7,040
Other operating activities (Note 2)	(2,254)	25,067	18,147

Net cash from operating activities	366,727	332,323	346,923

Cash Flows from Investing Activities
Utility capital expenditures	(148,675)	(131,158)	(262,030)
Allowance for borrowed funds used during construction	(1,368)	(979)	(9,197)
Purchases of investments	(3,520)	(7,134)	(46,589)
Purchases of nonutility property	(3,256)	(2,788)	(40,215)
Proceeds from disposition of property	32,556	7,821	11,378
Hawthorn No. 5 partial insurance recovery	3,940	-	30,000
Hawthorn No. 5 partial litigation settlements	17,263	-	-
Loan to DTI prior to majority ownership	-	-	(94,000)
Other investing activities	(1,220)	(3,748)	6,661

Net cash from investing activities	(104,280)	(137,986)	(403,992)

Cash Flows from Financing Activities
Issuance of common stock	-	151,800	-
Issuance of long-term debt	-	224,539	249,277
Repayment of long-term debt	(133,181)	(238,384)	(193,145)
Net change in short-term borrowings	43,846	(172,001)	130,400
Dividends paid	(116,527)	(107,424)	(104,335)
Other financing activities	(7,864)	(15,479)	(6,883)

Net cash from financing activities	(213,726)	(156,949)	75,314

Net Change in Cash and Cash Equivalents	48,721	37,388	18,245
Cash and Cash Equivalents from Continuing
Operations at Beginning of Year	65,506	28,118	9,873

Cash and Cash Equivalents from Continuing
Operations at End of Year	$114,227	$65,506	$28,118

Net Change in Cash and Cash Equivalents from
Discontinued Operations	$73	$(821)	$(24,088)
Cash and Cash Equivalents from Discontinued
Operations at Beginning of Year	95	916	25,004

Cash and Cash Equivalents from Discontinued
Operations at End of Year	$168	$95	$916

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

GREAT PLAINS ENERGY
Consolidated Statements of Common Stock Equity

	2003		2002		2001

	Shares	Amount	Shares	Amount	Shares	Amount
	(thousands, except share data)
Common Stock
Beginning balance	69,196,322	$609,497	61,908,726	$449,697	61,908,726	$449,697
Issuance of common stock	-	-	7,287,596	159,800	-	-
Issuance of restricted common stock	62,881	1,927	-	-	-	-

Total common stock	69,259,203	611,424	69,196,322	609,497	61,908,726	449,697

Unearned Compensation
Issuance of restricted common stock		(1,927)		-		-
Compensation expense recognized		294		-		-

Total unearned compensation		(1,633)		-		-

Capital Stock Premium and Expense
Beginning balance		(7,744)		(1,656)		(1,666)
Issuance of common stock		-		(6,096)		-
Other		504		8		10

Total capital stock premium and expense		(7,240)		(7,744)		(1,656)

Retained Earnings
Beginning balance		363,579		344,815		473,321
Net income (loss)		144,923		126,188		(24,171)
Dividends:
Common stock		(114,881)		(105,778)		(102,688)
Preferred stock - at required rates		(1,646)		(1,646)		(1,647)
Options		(225)		-		-

Total retained earnings		391,750		363,579		344,815

Treasury Stock
Beginning balance	(152)	(4)	(35,916)	(903)	(60,841)	(1,539)
Treasury shares acquired	(85,000)	(2,332)	(17,000)	(435)	(25,000)	(627)
Treasury shares reissued	81,887	2,215	52,764	1,334	49,925	1,263

Total treasury stock	(3,265)	(121)	(152)	(4)	(35,916)	(903)

Accumulated Other Comprehensive
Income (Loss), net of tax
Beginning balance		(25,858)		(13,141)		-
Gain (loss) on derivative hedging instruments		4,353		10,446		(25,570)
Minimum pension obligation		(10,430)		(25,754)		(1,031)
Reclassifications to revenues and expenses		(4,951)		2,591		(3,983)
Cumulative effect of a change in
accounting principles		-		-		17,443

Ending balance		(36,886)		(25,858)		(13,141)

Total Common Stock Equity		$957,294		$939,470		$778,812

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

GREAT PLAINS ENERGY
Consolidated Statements of Comprehensive Income

Year Ended December 31	2003	2002	2001

	(thousands)
Net Income (Loss)	$144,923	$126,188	$(24,171)

Other comprehensive loss:
Gain (loss) on derivative hedging instruments	7,712	17,584	(43,706)
Income tax (expense) benefit	(3,359)	(7,138)	18,136

Net gain (loss) on derivative hedging instruments	4,353	10,446	(25,570)

Change in minimum pension obligation	(17,100)	(42,218)	(1,691)
Income tax benefit	6,670	16,464	660

Net change in minimum pension obligation	(10,430)	(25,754)	(1,031)

Reclassification to revenues and expenses, net of tax	(4,951)	2,591	(3,983)

Comprehensive income (loss) before cumulative effect of
a change in accounting principles, net of income taxes	133,895	113,471	(54,755)
Cumulative effect of a change in accounting principles,
net of income taxes	-	-	17,443

Comprehensive Income (Loss)	$133,895	$113,471	$(37,312)

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

KANSAS CITY POWER & LIGHT COMPANY
Consolidated Statements of Income

Year Ended December 31	2003	2002	2001

	(thousands)
Operating Revenues
Electric revenues	$1,054,900	$1,009,868	$1,256,121
Other revenues	2,101	2,918	30,859

Total	1,057,001	1,012,786	1,286,980

Operating Expenses
Fuel	160,327	159,666	163,846
Purchased power	53,163	46,214	304,862
Other	241,701	224,618	252,298
Maintenance	85,391	91,333	76,466
Depreciation and depletion	140,955	145,569	150,544
General taxes	95,590	95,546	94,810
Gain on property	(1,603)	(178)	(2,088)

Total	775,524	762,768	1,040,738

Operating income	281,477	250,018	246,242
Income from equity investments	-	-	23,516
Minority interest in subsidiaries	1,263	-	(5,417)
Non-operating income	5,251	4,641	11,695
Non-operating expenses	(8,280)	(8,830)	(31,797)
Interest charges	(70,294)	(80,306)	(96,239)

Income from continuing operations before income taxes
and cumulative effect of a change in accounting principle	209,417	165,523	148,000
Income taxes	83,572	62,857	31,935

Income from continuing operations before cumulative
effect of a change in accounting principle	125,845	102,666	116,065
Loss from discontinued operations, net of
income taxes (Notes 7 and 8)	(8,690)	(3,967)	3,626
Cumulative effect of a change in accounting principle (Note 6)	-	(3,000)	-

Net income	117,155	95,699	119,691
Preferred stock dividend requirements	-	-	1,098

Earnings available for common stock	$117,155	$95,699	$118,593

The disclosures regarding KCP&L included in the accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

KANSAS CITY POWER & LIGHT COMPANY
Consolidated Balance Sheets

	December 31	December 31
	2003	2002

	(thousands)
ASSETS
Current Assets
Cash and cash equivalents	$26,520	$171
Receivables	95,635	67,043
Fuel inventories, at average cost	22,543	21,311
Materials and supplies, at average cost	56,599	50,800
Deferred income taxes	686	3,233
Assets of discontinued operations	-	38,298
Other	8,611	7,720

Total	210,594	188,576

Nonutility Property and Investments
Nuclear decommissioning trust fund	74,965	63,283
Other	34,255	32,970

Total	109,220	96,253

Utility Plant, at Original Cost
Electric	4,700,983	4,428,433
Less-accumulated depreciation	2,082,419	1,901,639

Net utility plant in service	2,618,564	2,526,794
Construction work in progress	53,046	39,519
Nuclear fuel, net of amortization of $113,472 and $121,951	29,120	21,506

Total	2,700,730	2,587,819

Deferred Charges
Regulatory assets	145,627	145,151
Prepaid pension costs	106,888	85,945
Other deferred charges	29,517	35,413

Total	282,032	266,509

Total	$3,302,576	$3,139,157

The disclosures regarding KCP&L included in the accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

KANSAS CITY POWER & LIGHT COMPANY
Consolidated Balance Sheets

	December 31	December 31
	2003	2002

	(thousands)
LIABILITIES AND CAPITALIZATION
Current Liabilities
Notes payable to Great Plains Energy	$21,983	$250
Current maturities of long-term debt	54,500	124,000
EIRR bonds classified as current	129,288	81,000
Accounts payable	82,353	74,390
Accrued taxes	41,114	65,436
Accrued interest	11,763	15,176
Accrued payroll and vacations	20,486	23,591
Accrued refueling outage costs	1,760	8,292
Liabilities of discontinued operations	-	34,232
Other	8,619	8,885

Total	371,866	435,252

Deferred Credits and Other Liabilities
Deferred income taxes	641,673	625,705
Deferred investment tax credits	37,571	41,565
Asset retirement obligations	106,694	-
Accrued nuclear decommissioning costs	-	64,584
Pension liability	84,434	73,251
Other	52,196	46,124

Total	922,568	851,229

Capitalization
Common stock equity
Common stock-1,000 shares authorized without par value
1 share issued, stated value	662,041	562,041
Retained earnings	228,761	209,606
Accumulated other comprehensive loss	(35,244)	(26,614)

Total	855,558	745,033
Company-obligated Mandatorily Redeemable Preferred Securities
of a trust holding solely KCP&L Subordinated Debentures	-	150,000
Long-term debt (Note 18)	1,152,584	957,643

Total	2,008,142	1,852,676

Commitments and Contingencies (Note 13)

Total	$3,302,576	$3,139,157

The disclosures regarding KCP&L included in the accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

KANSAS CITY POWER & LIGHT COMPANY
Consolidated Statements of Cash Flows

Year Ended December 31	2003	2002	2001

	(thousands)
Cash Flows from Operating Activities
Net income	$117,155	$95,699	$119,691
Less: Loss from discontinued operations, net of income taxes	(8,690)	(3,967)	3,626

Income from continuing operations before cumulative
effect of a change in accounting principle	125,845	99,666	116,065
Adjustments to reconcile income to net cash
from operating activities:
Cumulative effect of a change in accounting principles	-	3,000	-
Depreciation and depletion	140,955	145,569	150,544
Amortization of:
Nuclear fuel	12,334	13,109	17,087
Other	9,350	9,546	15,108
Deferred income taxes (net)	34,285	11,355	14,157
Investment tax credit amortization	(3,994)	(4,183)	(4,289)
Income from equity investments	-	-	(23,516)
Gain on property	(1,603)	(178)	(2,088)
Deferred storm costs	-	(20,149)	-
Minority interest	(1,263)	-	-
Other operating activities (Note 2)	(34,536)	21,178	31,551

Net cash from operating activities	281,373	278,913	314,619

Cash Flows from Investing Activities
Utility capital expenditures	(148,675)	(132,039)	(262,030)
Allowance for borrowed funds used during construction	(1,368)	(979)	(9,197)
Purchases of investments	(3,520)	(3,421)	(42,031)
Purchases of nonutility property	(147)	(225)	(32,732)
Proceeds from disposition of property	4,135	-	9,578
Hawthorn No. 5 partial insurance recovery	3,940	-	30,000
Hawthorn No. 5 partial litigation settlements	17,263	-	-
Loan to DTI prior to majority ownership	-	-	(94,000)
Other investing activities	(4,045)	(4,084)	4,442

Net cash from investing activities	(132,417)	(140,748)	(395,970)

Cash Flows from Financing Activities
Issuance of long-term debt	-	224,539	249,277
Repayment of long-term debt	(124,000)	(227,000)	(93,099)
Net change in short-term borrowings	(341)	(61,750)	4,177
Dividends paid	-	-	(78,246)
Dividends paid to Great Plains Energy	(98,000)	(105,617)	(25,677)
Cash of KLT Inc. and GPP dividended to
Great Plains Energy	-	-	(19,191)
Equity contribution from Great Plains Energy	100,000	36,000	39,000
Other financing activities	(266)	(4,269)	(4,660)

Net cash from financing activities	(122,607)	(138,097)	71,581

Net Change in Cash and Cash Equivalents	26,349	68	(9,770)
Cash and Cash Equivalents from Continuing
Operations at Beginning of Year	171	103	9,873

Cash and Cash Equivalents from Continuing
Operations at End of Year	$26,520	$171	$103

Net Change in Cash and Cash Equivalents from
Discontinued Operations	$(307)	$(552)	$(24,145)
Cash and Cash Equivalents from Discontinued
Operations at Beginning of Year	307	859	25,004

Cash and Cash Equivalents from Discontinued
Operations at End of Year	$-	$307	$859

The disclosures regarding KCP&L included in the accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

KANSAS CITY POWER & LIGHT COMPANY
Consolidated Statements of Common Stock Equity

	2003		2002		2001

	Shares	Amount	Shares	Amount	Shares	Amount
	(thousands, except share data)
Common Stock
Beginning balance	1	$562,041	1	$526,041	61,908,726	$449,697
Exchange of KCP&L common stock to
Great Plains Energy common stock	-	-	-	-	(61,908,726)	(449,697)
Exchange of preferred stock and the associated
stock discount to Great Plains Energy	-	-	-	-	-	37,344
Issuance of new KCP&L common stock	-	-	-	-	1	449,697
Equity contribution from Great Plains Energy	-	100,000	-	36,000	-	39,000

Total common stock	1	662,041	1	562,041	1	526,041

Capital Stock Premium and Expense
Beginning balance		-		-		(1,666)
Transfer of capital stock premium and expense
to Great Plains Energy		-		-		1,666

Total capital stock premium and expense		-		-		-

Retained Earnings
Beginning balance		209,606		219,524		473,321
Net income (loss)		117,155		95,699		119,691
Dividends:
Common stock		-		-		(77,011)
Common stock held by Great Plains Energy		(98,000)		(105,617)		(25,677)
Preferred stock - at required rates		-		-		(824)
Equity dividend of KLT Inc. to Great Plains Energy		-		-		(269,976)

Total retained earnings		228,761		209,606		219,524

Accumulated Other Comprehensive
Income (Loss), net of tax
Beginning balance		(26,614)		(1,182)		-
Gain (loss) on derivative hedging instruments		401		428		(23,362)
Minimum pension obligation		(8,547)		(25,754)		(1,031)
Reclassifications to revenues and expenses		(484)		(106)		(7,687)
Equity dividend of KLT Inc. to Great Plains Energy		-		-		13,455
Cumulative effect of a change in
accounting principles		-		-		17,443

Ending balance		(35,244)		(26,614)		(1,182)

Total Common Stock Equity		$855,558		$745,033		$744,383

The disclosures regarding KCP&L included in the accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

KANSAS CITY POWER & LIGHT COMPANY
Consolidated Statements of Comprehensive Income

Year Ended December 31	2003	2002	2001

	(thousands)
Net income	$117,155	$95,699	$119,691

Other comprehensive loss:
Gain (loss) on derivative hedging instruments	657	702	(39,952)
Income tax (expense) benefit	(256)	(274)	16,590

Net gain (loss) on derivative hedging instruments	401	428	(23,362)

Change in minimum pension obligation	(14,012)	(42,218)	(1,691)
Income tax benefit	5,465	16,464	660

Net change in minimum pension obligation	(8,547)	(25,754)	(1,031)

Reclassification to revenues and expenses, net of tax	(484)	(106)	(7,687)

Comprehensive income before cumulative effect of a
change in accounting principles, net of income taxes	108,525	70,267	87,611
Cumulative effect of a change in accounting principles,
net of income taxes	-	-	17,443

Comprehensive Income	$108,525	$70,267	$105,054

The disclosures regarding KCP&L included in the accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

GREAT PLAINS ENERGY INCORPORATED
KANSAS CITY POWER & LIGHT COMPANY
Notes to Consolidated Financial Statements

The notes to consolidated financial statements that follow are a combined presentation for Great Plains Energy Incorporated and Kansas City Power & Light Company, both registrants under this filing. The terms “Great Plains Energy,” “Company,” “KCP&L” and “consolidated KCP&L” are used throughout this report. “Great Plains Energy” and the “Company” refer to Great Plains Energy Incorporated and its consolidated subsidiaries, unless otherwise indicated. “KCP&L” refers to Kansas City Power & Light Company, and “consolidated KCP&L” refers to KCP&L and its consolidated subsidiaries.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization
Great Plains Energy, a Missouri corporation incorporated in 2001, is a public utility holding company registered with and subject to the regulation of the Securities and Exchange Commission (SEC) under the Public Utility Holding Company Act of 1935 (35 Act). Through a corporate restructuring, which was consummated on October 1, 2001, Great Plains Energy became the parent company and sole owner of the common stock of KCP&L. Each outstanding share of KCP&L stock was exchanged for a share of Great Plains Energy stock. As a result, Great Plains Energy replaced KCP&L as the listed entity on the New York Stock Exchange with the trading symbol GXP. In connection with the reorganization, KCP&L transferred to Great Plains Energy its interest in two wholly-owned subsidiaries, KLT Inc. and Great Plains Power Incorporated (GPP). Great Plains Energy does not own or operate any significant assets other than the stock of its subsidiaries.

Great Plains Energy has five direct subsidiaries:

  KCP&L is an integrated, regulated electric utility company that serves retail customers in the states of Missouri and Kansas. KCP&L is one of Great Plains Energy's two reportable segments. KCP&L 's wholly-owned subsidiary, Home Service Solutions Inc. (HSS) has invested in Worry Free Service, Inc. (Worry Free). Worry Free is no longer actively pursuing new customers, and management does not anticipate significant additional capital investments in Worry Free. Prior to the June 2003 disposition of R.S. Andrews Enterprises, Inc. (RSAE), HSS held an investment in RSAE. See Note 8 for additional information concerning the June 2003 disposition of RSAE. KCP&L and its subsidiaries are referred to as consolidated KCP&L .

  KLT Inc. is an intermediate holding company that primarily holds interests in Strategic Energy, L.L.C. (Strategic Energy), KLT Gas Inc. (KLT Gas) and affordable housing limited partnerships. Strategic Energy is the other reportable segment of Great Plains Energy as a result of the recast of KLT Gas as discontinued operations after the announcement of its plan to exit the gas business in February 2004. See Note 7 for additional information. Prior to the confirmation of DTI Holdings, Inc. and its subsidiaries Digital Teleport, Inc. and Digital Teleport of Virginia, Inc. (DTI) bankruptcy, KLT Inc. held an investment in DTI. See Note 9 for additional information.

  GPP focuses on the development of wholesale generation. Management decided during 2002 to limit the operations of GPP to the siting and permitting process that began in 2001 for potential new generation until market conditions improve or the Company makes further changes in its business strategy. The siting and permitting process is currently focused on two potential new generation sites. GPP has made no significant investments to date.

  Innovative Energy Consultants Inc. (IEC) holds an indirect interest in Strategic Energy. IEC does not own or operate any assets other than its indirect interest in Strategic Energy.

  Great Plains Energy Services Incorporated (Services) was formed in 2003 as a service company under the 35 Act to provide support and administrative services to Great Plains Energy and certain of its subsidiaries.

The operations of Great Plains Energy and its subsidiaries are divided into two reportable segments: KCP&L and Strategic Energy. Great Plains Energy’s legal structure differs from the functional management and financial reporting of its reportable segments. Other activities not considered a reportable segment include the operations of HSS, GPP, Services, all KLT Inc. operations other than Strategic Energy and holding company operations.

Cash and Cash Equivalents
Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less. For Great Plains Energy this includes Strategic Energy’s cash held in trust of $16.1 million and $11.4 million at December 31, 2003 and 2002, respectively.

Strategic Energy has entered into collateral arrangements with selected electricity power suppliers that require selected customers to remit payment to lockboxes that are held in trust and managed by a Trustee. As part of the trust administration, the Trustee remits payment to the supplier for electricity purchased by Strategic Energy. On a monthly basis, any remittances into the lockboxes in excess of disbursements to the supplier are remitted back to Strategic Energy.

Restricted Cash
Strategic Energy has entered into Master Power Purchase and Sale Agreements with its power suppliers. Certain of these agreements contain provisions whereby, to the extent Strategic Energy has a net exposure to the purchased power supplier, collateral requirements are to be maintained. Collateral posted in the form of cash to Strategic Energy is restricted by agreement, but would become unrestricted in the event of a default by the purchased power supplier. Restricted cash collateral at December 31, 2003, was $20.9 million. There were no such cash collateral deposits at December 31, 2002.

Fair Value of Financial Instruments
The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Nonutility Property and Investments —Consolidated KCP&L’s investments and nonutility property includes the nuclear decommissioning trust fund recorded at fair value. Fair value is based on quoted market prices of the investments held by the fund. In addition to consolidated KCP&L’s investments, Great Plains Energy’s investments and nonutility property include KLT Investments’ affordable housing limited partnerships. The fair value of KLT Investments’ affordable housing limited partnership total portfolio, based on the discounted cash flows generated by tax credits, tax deductions and sale of properties, approximates book value. The fair values of other various investments are not readily determinable and the investments are therefore stated at cost.

Long-term Debt—The incremental borrowing rate for similar debt was used to determine fair value if quoted market prices were not available. Great Plains Energy’s and consolidated KCP&L’s book value of long-term debt was 5% below fair value at December 31, 2003.

Investments in Affordable Housing Limited Partnerships
At December 31, 2003, KLT Investments had $52.6 million in affordable housing limited partnerships. Approximately 65% of these investments were recorded at cost; the equity method was used for the remainder. Tax expense is reduced in the year tax credits are generated. The investments generate future cash flows from tax credits and tax losses of the partnerships. The investments also generate cash flows from the sales of the properties. For most investments, tax credits are received over ten years. KLT Investments projects tax credits to run through 2009. A change in accounting principle relating to investments made after May 19, 1995, requires the use of the equity method when a company owns more than 5% in a limited partnership investment. Of the investments recorded at cost, $33.1 million exceed this 5% level but were made before May 19, 1995. Management does not anticipate making additional investments in affordable housing limited partnerships at this time.

On a quarterly basis, KLT Investments compares the cost of those properties accounted for by the cost method to the total of projected residual value of the properties and remaining tax credits to be received. Estimated residual values are based on studies performed by an independent firm. Based on the latest comparison, KLT Investments reduced its investments in affordable housing limited partnerships by $11.0 million, $9.0 million, and $13.5 million in 2003, 2002 and 2001, respectively. These amounts are included in Non-operating expenses on the consolidated statements of income. Pretax reductions in affordable housing investments are estimated to be $7 million, $10 million and $3 million for the years 2004 through 2006, respectively. These projections are based on the latest information available but the ultimate amount and timing of actual reductions could be significantly different from the above estimates. The properties underlying the partnership investment are subject to certain risks inherent in real estate ownership and management. Even after these estimated reductions, earnings from the investments in affordable housing are expected to be positive for the years 2004 through 2006.

Natural Gas Properties included in Assets of Discontinued Operations
The Company does not have significant oil and gas producing activities based on the results of the significance tests preformed as prescribed in Statement of Financial Accounting Standards (SFAS) No. 69, “Disclosures About Oil and Gas Producing Activities.” KLT Gas follows the full cost method of accounting for its natural gas properties, substantially all of which were undeveloped at December 31, 2003. The full cost method requires that all costs associated with property acquisition, exploration and development activities be capitalized. Any excess of book value over the present value (10% discount rate) of estimated future net revenues (at year-end prices) from the natural gas reserves is expensed. All natural gas property interests owned by KLT Gas are located in the United States.

Natural gas property and equipment included in Assets of Discontinued Operations on Great Plains Energy’s consolidated balance sheets totaled $9.8 million, net of $63.8 million of accumulated depreciation and impairments, in 2003 and $45.0 million, net of $8.5 million of accumulated depreciation, in 2002. See Note 7 for information regarding the impairment of KLT Gas assets and discontinued operations.

In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, “Business Combinations”, which requires the purchase method of accounting for business combinations initiated after June 30, 2001. In July 2001, the FASB also issued SFAS No. 142, “Goodwill and Other Intangible Assets”, which discontinues the practice of amortizing goodwill and indefinite lived intangible assets and initiates an annual review for impairment. Intangible assets with a determinable useful life will continue to be amortized over that period. The amortization provisions apply to goodwill and intangible assets acquired after June 30, 2001. SFAS No. 141 and 142 clarify that more assets should be distinguished and classified between tangible and intangible. The accounting profession and others are engaged in industry-wide deliberations regarding whether SFAS No. 141 and 142 require contractual mineral rights to be classified as intangible assets. As a result of the recast of all historical periods as discontinued operations, KLT Gas’ contractual mineral rights are included in Assets of Discontinued Operations at December 31, 2003 and 2002. The amounts are not significant to Great Plains Energy’s consolidated balance sheets.

Other Nonutility Property
Great Plains Energy’s and consolidated KCP&L’s other nonutility property includes land, buildings, vehicles, general office equipment and software and is recorded at historical cost, net of accumulated depreciation, and has a range of depreciable lives of 3 to 50 years.

Utility Plant
KCP&L’s utility plant is stated at historical costs of construction. These costs include taxes, an allowance for the cost of borrowed and equity funds used to finance construction and payroll-related costs, including pensions and other fringe benefits. Replacements, improvements and additions to units of property are capitalized. Repairs of property and replacements of items not considered to be units of property are expensed as incurred (except as discussed under Wolf Creek Refueling Outage Costs). When property units are retired or otherwise disposed, the original cost, net of salvage, is charged to accumulated depreciation. Substantially all utility plant is pledged as collateral for KCP&L’s mortgage bonds under the General Mortgage Indenture and Deed of Trust dated December 1, 1986, as supplemented.

The balances of utility plant in service with a range of depreciable lives are listed in the table below:

	December 31
Utility Plant In Service	2003	2002

	(millions)
Production (23 - 42 years)	$2,913.9	$2,712.2
Transmission (27 - 76 years)	308.3	282.1
Distribution (8 - 75 years)	1,261.6	1,218.6
General (5 - 50 years)	217.2	215.5

Total	$4,701.0	$4,428.4

Through December 31, 2003, KCP&L has received $164 million in insurance recoveries related to property destroyed in the February 17, 1999, explosion at Hawthorn No. 5. Additionally, KCP&L filed suit against multiple defendants who are alleged to have responsibility for the explosion. In 2003, various defendants settled with KCP&L in this litigation resulting in KCP&L recording $17.3 million in recoveries of property destroyed. Recoveries received have been recorded as an increase in accumulated depreciation.

As prescribed by the Federal Energy Regulatory Commission (FERC), Allowance for Funds used During Construction (AFDC) is charged to the cost of the plant. AFDC is included in the rates charged to customers by KCP&L over the service life of the property. AFDC equity funds are included as a non-cash item in non-operating income and AFDC borrowed funds are a reduction of interest charges. The rates used to compute gross AFDC are compounded semi-annually and averaged 8.2% in 2003, 4.4% in 2002 and 6.8% in 2001.

In 2001, the American Institute of Certified Public Accountants issued an exposure draft on a proposed Statement of Position (SOP) “Accounting for Certain Costs and Activities Related to Property, Plant, and Equipment.” The SOP is expected to be issued in 2004 and is effective for fiscal years beginning after December 15, 2004. If issued in its present format, the SOP would prohibit KCP&L from accruing in advance for its Wolf Creek refueling outage, which occurs on an 18 month cycle. The next refueling outage is scheduled for the second quarter 2005. The SOP would also prohibit the capitalization of almost all administrative and general costs. The Company is currently analyzing the effect of the SOP on the Company’s results of operations.

Depreciation, Depletion and Amortization
Depreciation of KCP&L’s utility plant other than nuclear fuel is computed using the straight-line method over the estimated lives of depreciable property based on rates approved by state regulatory authorities. Annual depreciation rates average about 3%. Depreciation of nonutility property is computed using the straight-line method. Excluding DTI and RSAE, annual depreciation rates for 2003, 2002 and 2001 were 13.6%, 11.9% and 14.6%, respectively.

KCP&L amortizes nuclear fuel-to-fuel expense based on the quantity of heat produced during the generation of electricity. Regulatory assets and liabilities are amortized consistent with the recovery period.

Prior to adoption of SFAS No. 142 on January 1, 2002, Great Plains Energy and consolidated KCP&L amortized goodwill using the straight-line method over a 15 and 40-year life, respectively. See Note 6 for additional information concerning the adoption of SFAS No. 142.

Natural gas properties are included in Assets of Discontinued Operations. Depletion, depreciation and amortization of natural gas properties are calculated using the units of production method. The depletion per mmBtu was $2.78 in 2003, $4.61 in 2002 and $1.35 in 2001. The depletion per mmBtu in 2002 reflected downward revisions in reserve estimates. Unproved gas properties are not amortized but are assessed for impairment either individually or on an aggregated basis.

Nuclear Fuel
Under the Nuclear Waste Policy Act of 1982, the Department of Energy (DOE) is responsible for the permanent disposal of spent nuclear fuel. KCP&L pays the DOE a quarterly fee of one-tenth of a cent for each kilowatt-hour of net nuclear generation delivered and sold for the future disposal of spent nuclear fuel. These disposal costs are charged to fuel expense. In 2002, the U.S. Senate approved Yucca Mountain, Nevada as a long-term geologic repository. The DOE is currently in the process of preparing an application to obtain the NRC license to proceed with construction of the repository. Management cannot predict when this site may be available. Under current DOE policy, once a permanent site is available, the DOE will accept spent nuclear fuel first from the owners with the oldest spent fuel. Wolf Creek Generating Station (Wolf Creek) has completed an on-site storage facility that is designed to hold all spent fuel generated at the plant through the end of its 40-year licensed life in 2025.

Wolf Creek Refueling Outage Costs
KCP&L accrues forecasted incremental costs to be incurred during scheduled Wolf Creek refueling outages monthly over the unit’s operating cycle, normally about 18 months. Estimated incremental costs, which include operating, maintenance and replacement power expenses, are based on budgeted outage costs and the estimated outage duration. Changes to or variances from those estimates are recorded when known or are probable.

Nuclear Plant Decommissioning Costs
The Missouri Public Service Commission (MPSC) and The State Corporation Commission of the State of Kansas (KCC) require KCP&L and the other owners of Wolf Creek to submit an updated decommissioning cost study every three years. The most recent study was submitted to the MPSC and the KCC on August 30, 2002, and is the basis for the decommissioning cost estimates in the following table. Both the MPSC and the KCC have accepted the 2002 cost estimate as filed and have approved funding schedules for this cost estimate. The MPSC-approved schedule assumes funding through the expiration of Wolf Creek’s current Nuclear Regulatory Commission (NRC) operating license (2025). The KCC-approved schedule assumes that Wolf Creek will be granted a 20-year license extension and, thus, assumes funding through 2045. At this time, the owners of Wolf Creek have neither sought nor received a license extension from the NRC. The escalation rates and earnings assumptions shown in the table below are those that were last explicitly approved by the MPSC and the KCC. The decommissioning cost estimates are based on the immediate dismantlement method and include the costs of decontamination, dismantlement and site restoration. KCP&L does not expect plant decommissioning to start before 2025.

	KCC	MPSC

	(millions)
Current cost of decommissioning (in 2002 dollars):
Total Station	$468	$468
47% share	220	220
Future cost of decommissioning (in 2025 dollars):
Total Station		$1,288
47% share		606
Future cost of decommissioning (in 2045 dollars):
Total Station	$2,527
47% share	1,188

Annual escalation factor	4.00%	4.50%
Annual return on trust assets (a)	6.02%	7.66%

(a)	The 6.02% rate of return in Kansas is thru 2025. The rate systematically decreases to 3.99% from 2025 to decommissioning at the end of the extended 60-year life of 2045.

KCP&L currently contributes about $3.5 million annually to a tax-qualified trust fund to be used to decommission Wolf Creek. These costs are charged to other operating expenses and recovered in billings to customers. These funding levels assume a certain return on trust assets. If the actual return on trust assets is below the anticipated level, KCP&L believes a rate increase would be allowed ensuring full recovery of decommissioning costs over the remaining life of the station.

The trust fund balance, including reinvested earnings, was $75.0 million and $63.3 million at December 31, 2003 and 2002, respectively. The related liabilities for decommissioning are included in Asset Retirement Obligations at December 31, 2003, and Accrued Nuclear Decommissioning Costs at December 31, 2002.

The Company adopted SFAS No. 143, “Accounting for Asset Retirement Obligations” on January 1, 2003. See Note 15 for discussion of Asset Retirement Obligations (ARO) including those associated with nuclear plant decommissioning costs.

Regulatory Matters
KCP&L is subject to the provisions of SFAS No. 71, “Accounting for the Effects of Certain Types of Regulation.” Pursuant to SFAS No. 71, KCP&L defers items on the balance sheet resulting from the effects of the ratemaking process, which would not be recorded under Generally Accepted Accounting Principles (GAAP) if KCP&L were not regulated. See Note 5 for additional information concerning regulatory matters.

Revenue Recognition
KCP&L and Strategic Energy recognize revenues on sales of electricity when the service is provided. Receivables recorded at December 31, 2003 and 2002, include $28.4 million and $27.2 million, respectively, for electric services provided but not yet billed by KCP&L, and $81.2 million and $57.3 million, respectively, for electric services provided, but not yet billed by Strategic Energy. See Note 3 for additional information on receivables.

KLT Gas records natural gas sales revenues based on the amount of gas sold to purchasers on its behalf. These revenues are classified in Income (loss) from Discontinued Operations. See Note 7 for additional information.

To supply its retail contracts, Strategic Energy primarily purchases long-term blocks of electricity under forward contracts in fixed quantities at fixed prices from power suppliers based on projected usage. Strategic Energy sells any excess retail supply of electricity back into the wholesale market. The proceeds from the sale of excess supply of electricity are recorded as a reduction of purchased power. The amount of excess retail supply sales that reduced purchased power was $160.4 million, $126.4 million and $95.6 million in 2003, 2002 and 2001, respectively.

Property Gains and Losses
Net gains and losses from the sales of assets, businesses, and net asset impairments are recorded in operating expenses. See Note 9 for additional information regarding the net impairment of DTI assets.

Asset Impairments
Long-lived assets and intangible assets subject to amortization are periodically reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable as prescribed under SFAS No. 144 “Accounting for the Impairment or Disposal of Long-lived Assets.” SFAS No. 144 requires that if the sum of the undiscounted expected future cash flows from an asset to be held and used is less than the carrying value of the asset, an asset impairment must be recognized in the financial statements. The amount of impairment recognized is the excess of the carrying value of the asset over its fair value. See Note 7 for information regarding the impairments of KLT Gas assets and discontinued operations.

Goodwill is tested for impairment at least annually and more frequently when indicators of impairment exist as prescribed under SFAS No. 142. SFAS No. 142 requires that if the fair value of a reporting unit is less than its carrying value including goodwill, an impairment charge for goodwill must be recognized in the financial statements. To measure the amount of the impairment loss to recognize, the implied fair value of the reporting unit goodwill would be compared with its carrying value. See Note 6 for information regarding the impact of adopting SFAS No. 142 on goodwill and goodwill amortization.

Income Taxes
In accordance with SFAS No. 109, “Accounting for Income Taxes”, Great Plains Energy has provided deferred taxes for all temporary book-tax differences using the liability method. The liability method requires that deferred tax balances be adjusted to reflect enacted tax rates that are anticipated to be in effect when the temporary differences reverse.

Great Plains Energy and its subsidiaries file consolidated federal and combined and separate state income tax returns. Income taxes for consolidated or combined subsidiaries are allocated to the subsidiaries based on separate company computations of taxable income or loss. In accordance with 35 Act requirements, the holding company allocates its own net income tax benefits to its direct subsidiaries based on the positive taxable income of each company in the consolidated federal or combined state returns. KCP&L uses the separate return method to compute its income tax provision. For the years ended December 31, 2003 and 2002, there were no differences between the separate return method used to compute KCP&L’s tax provision and the amount it owed to Great Plains Energy.

KCP&L has established a regulatory asset for the additional future revenues to be collected from customers for deferred income taxes. KCP&L records operating income tax expense based on ratemaking principles.

Tax credits are recognized in the year generated except for certain KCP&L investment tax credits that have been deferred and amortized over the remaining service lives of the related properties.

Environmental Matters
Environmental costs are accrued when it is probable a liability has been incurred and the amount of the liability can be reasonably estimated.

Stock Options
The Company has one equity compensation plan, which is described more fully in Note 10. The Company adopted the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”, for its stock options as of January 1, 2003. The Company has elected to use the modified prospective method of adoption as prescribed under SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure”. Under the modified prospective method of adoption, stock option compensation cost recognized beginning January 1, 2003, is the same as if the fair value recognition provisions of SFAS No. 123 had been applied to all stock options granted after October 1, 1995.

The following table illustrates the effect on net income and earnings per share (EPS) for Great Plains Energy as if the fair value method had been applied in preparing 2002 and 2001 financial statements.

	2002	2001

(thousands except per share amounts)
Net income (loss), as reported	$126,188	$(24,171)
Add: Stock-based employee compensation
expense included in net income as reported,
net of income taxes	57	(188)
Less: Total stock-based employee compensation
expense determined under fair value
based method for all awards, net of income taxes	255	120

Pro forma net income (loss) as if fair
value method were applied	$125,990	$(24,479)

Basic and diluted earnings (loss)
per common share, as reported	$1.99	$(0.42)
Basic and diluted earnings (loss)
per common share, pro forma	$1.99	$(0.42)

Basic and Diluted Earnings (Loss) per Common Share Calculation
There was no significant dilutive effect on Great Plains Energy’s earnings per share from other securities in 2003, 2002 or 2001. To determine earnings (loss) per common share, preferred stock dividend requirements are deducted from income from continuing operations before cumulative effect of changes in accounting principles and net income before dividing by average number of common shares outstanding. The loss per share impact of discontinued operations, net of income taxes, is determined by dividing the loss from discontinued operations, net of income taxes, by the average number of common shares outstanding. The earnings (loss) per share impact of the cumulative effect of changes in accounting principles is determined by dividing the cumulative effect of changes in accounting principles by the average number of common shares outstanding.

The following tables reconcile Great Plains Energy’s basic and diluted earnings (loss) per common share calculation:

	Income	Shares	EPS

2003	(thousands except per share amounts)
Income from continuing operations before cumulative effect	$189,702
Less: Preferred stock dividend requirement	1,646

Basic EPS
Income available to common stockholders	188,056	69,206	$2.72
Add: effect of dilutive securities		42

Diluted EPS	$188,056	69,248	$2.72

	Income	Shares	EPS

2002	(thousands except per share amounts)
Income from continuing operations before cumulative effect	$136,702
Less: Preferred stock dividend requirement	1,646

Basic EPS
Income available to common stockholders	135,056	62,623	$2.16
Add: effect of dilutive securities		1

Diluted EPS	$135,056	62,624	$2.16

	Income(Loss)	Shares	EPS

2001	(thousands except per share amounts)
Loss from continuing operations before cumulative effect	$(28,428)
Less: Preferred stock dividend requirement	1,647

Basic EPS
Income available to common stockholders	(30,075)	61,864	$(0.49)
Add: effect of dilutive securities		-

Diluted EPS	$(30,075)	61,864	$(0.49)

As of December 31, 2003, there were no anti-dilutive shares. Options to purchase 394,723 shares of common stock as of December 31, 2002 were excluded from the computation of diluted earnings per share because the option exercise prices were greater than the average market price of the common shares at the end of the period. Options to purchase 277,902 shares of common stock as of December 31, 2001, were excluded from the diluted earnings calculation because the Company had a net loss from operations; therefore no potential common shares are included in the calculation because the effect is always anti-dilutive.

2. SUPPLEMENTAL CASH FLOW INFORMATION

Great Plains Energy Other Operating Activities

	2003	2002	2001

Cash flows affected by changes in:	(thousands)
Receivables	$(13,077)	$(50,200)	$(75,265)
Fuel inventories	(821)	1,339	(1,444)
Materials and supplies	(5,799)	(104)	(4,294)
Accounts payable	6,331	(2,982)	104,885
Accrued taxes	21,777	48,756	(23,814)
Accrued interest	(4,184)	3,117	451
Wolf Creek refueling outage accrual	(6,532)	(4,687)	11,089
Pension and postretirement benefit assets and obligations	(20,545)	3,774	(22,577)
Allowance for equity funds used during construction	(1,424)	(299)	(3,616)
Other	22,020	26,353	32,732

Total other operating activities	$(2,254)	$25,067	$18,147

Cash paid during the period:
Interest	$78,049	$82,132	$83,467
Income taxes	$42,440	$17,709	$21,614

Consolidated KCP&L Other Operating Activities

	2003	2002	2001

Cash flows affected by changes in:	(thousands)
Receivables	$(1,444)	$(8,565)	$(78,043)
Fuel inventories	(821)	1,339	(1,444)
Materials and supplies	(5,799)	(104)	(4,294)
Accounts payable	7,735	(35,963)	79,036
Accrued taxes	(2,792)	49,584	1,085
Accrued interest	(3,413)	4,107	394
Wolf Creek refueling outage accrual	(6,532)	(4,687)	11,089
Pension and postretirement benefit assets and obligations	(20,272)	3,774	(22,577)
Allowance for equity funds used during construction	(1,424)	(299)	(3,616)
Other	226	11,992	49,921

Total other operating activities	$(34,536)	$21,178	$31,551

Cash paid during the period:
Interest	$71,399	$74,068	$81,427
Income taxes	$25,098	$11,330	$21,470

KCP&L adopted SFAS No. 143 on January 1, 2003, and recorded a liability for ARO of $99.2 million and increased property and equipment, net of accumulated depreciation, by $18.3 million. KCP&L is a regulated utility subject to the provisions of SFAS No. 71, and management believes it is probable that any differences between expenses recognized under SFAS No. 143 and expenses recovered currently in rates will be recoverable in future rates. As a result, the $16.3 million net cumulative effect of the adoption of SFAS No. 143 was recorded as a regulatory asset and therefore, had no impact on net income. KLT Gas also adopted SFAS No. 143 and recorded a liability for ARO of $1.2 million, increased gas property and investments by $1.0 million and recorded expense of $0.2 million for the immaterial cumulative effect of the accounting change. The KLT Gas amounts have been reclassified to Liabilities of Discontinued Operations, Assets of Discontinued Operations and Income (loss) from Discontinued Operations, respectively. The adoption of SFAS No. 143 had no effect on Great Plains Energy’s and consolidated KCP&L’s cash flows.

KCP&L’s Lease Trust was consolidated in the fourth quarter of 2003, as required by FASB Interpretation (FIN) No. 46, “Consolidation of Variable Interest Entities.” As a result, Great Plains

Energy’s and consolidated KCP&L’s long-term debt increased $143.8 million. The consolidation of the Lease Trust had no effect on Great Plains Energy’s and consolidated KCP&L’s cash flows. See Note 13 for additional information concerning the consolidation of the Lease Trust.

KCP&L de-consolidated KCPL Financing I (Securities Trust) in the fourth quarter of 2003, as required by FIN No. 46. Great Plains Energy’s and consolidated KCP&L’s long-term debt increased $154.6 million representing the 8.3% Junior Subordinated Deferrable Interest Debentures issued by KCP&L and held by the Securities Trust. The de-consolidation of the Securities Trust had no effect on Great Plains Energy’s and consolidated KCP&L’s cash flows. See Note 19 for additional information concerning the de-consolidation of the Securities Trust.

On June 13, 2003, HSS’ board of directors approved a plan to dispose of its interest in residential services provider RSAE. On June 30, 2003, HSS completed the disposition of its interest in RSAE. See Note 8 for additional information concerning the disposition of RSAE. The following table summarizes Great Plains Energy’s and consolidated KCP&L’s loss from discontinued operations as a result of this transaction.

Year to Date
June 30
RSAE disposition	2003

(thousands)
Cash repayment of supported bank line	$(22,074)
Write-off of intercompany balance and investment	4,760
Accrued transaction costs	(1,550)
Income tax benefit	11,793

Loss on disposition	(7,071)
Pre-disposition operating losses	(1,619)

Discontinued operations	$(8,690)

KLT Telecom received $19.2 million in 2003 related to the confirmation of the DTI bankruptcy. Pending final resolution of the Missouri Department of Revenue (MODOR) Claim and the put option of a minority shareholder, the effect of the DTI bankruptcy on the Company has been resolved. See Note 9 for additional information concerning the DTI bankruptcy.

DTI	2003

(thousands)
Cash proceeds from bankruptcy estates	$19,234
Cash proceeds from sale of office building	1,186
Receivables	1,300

Total proceeds	21,720
Book basis of office building sold	(2,720)
DIP financing accrual reversal	5,000
Accounts payable	(1,900)
Income tax	(9,810)
Reversal of tax valuation allowance	15,779

Gain on sale of assets	$28,069

During November 2002, Great Plains Energy indirectly acquired an additional 6% ownership in Strategic Energy through its subsidiary IEC. The $15.1 million consideration paid for the 6% ownership consisted of $8.0 million in Great Plains Energy common stock and promissory notes of $4.7 million (issued by Great Plains Energy) and $2.4 million (issued by IEC). The promissory notes were paid in

January 2003. This transaction had no effect on Great Plains Energy’s cash flows for the year ended December 31, 2002. See Note 12 for additional information regarding this transaction.

On February 8, 2001, KLT Telecom increased its equity ownership in DTI to a majority ownership. On December 31, 2001, DTI filed voluntary petitions in Bankruptcy Court. As a result, DTI was consolidated and its operations were included in KLT Telecom’s results of operations from February 8, 2001, through December 31, 2001, prior to the bankruptcy filings at which time DTI was de-consolidated. See Note 9 for additional information concerning the DTI bankruptcy.

The following table reflects a reconciliation of DTI’s effect on Great Plains Energy’s cash flows for the year ended December 31, 2001, to the cash invested in DTI during 2001.

	2001

Cash Flows from Operating Activities	(thousands)
Amounts included in net income (loss)	$(248,437)

Depreciation	17,907
Goodwill amortization	2,481
Loss on property (net impairment)	195,835
Other operating activities
Accretion of Senior Discount Notes
and amortization of the discount	16,364
Other	1,719

DTI adjustment to operating activities	234,306

Net cash from operating activities		$(14,131)
Cash Flows from Investing Activities
Purchase of additional ownership in DTI	(39,855)
Purchase of nonutility property	(33,648)
Loans to DTI prior to consolidation	(94,000)
Other investing activities	3,002

DTI effect on cash from investing activities		(164,501)
Cash Flows from Financing Activities
DTI effect on cash from financing activities		(2,223)

Cash flows from DTI investment		$(180,855)

Cash invested in DTI
Loan to DTI Holdings	$(94,000)
Operating loans to Digital Teleport, Inc.	(47,000)
Purchase of additional ownership in DTI	(39,855)

Cash used for DTI investment		$(180,855)

As described in Note 1, KCP&L distributed, as a dividend, its ownership in KLT Inc. and GPP to Great Plains Energy on October 1, 2001. The effect of this transaction on consolidated KCP&L’s cash flows for the year ended December 31, 2001, is summarized in the table that follows.

Effect of dividend to Great Plains Energy:	October 1, 2001

Assets	(thousands)
Cash	$19,115
Equity securities	283
Receivables	101,539
Nonutility property and investment	529,121
Goodwill	75,534
Other assets	8,542

Total assets		$734,134
Liabilities and Accumulated Other Comprehensive Income
Notes payable	$3,077
Accounts payable	67,853
Accrued taxes	(1,050)
Accrued interest	1,878
Deferred income taxes	(23,868)
Deferred telecommunications revenue	45,595
Other liabilities and deferred credits	54,340
Long-term debt	329,788
Accumulated other comprehensive income	(13,455)

Total liabilities and accumulated other
comprehensive income		464,158

Equity dividend of KLT Inc. and GPP to Great Plains Energy		$269,976

During the first quarter of 2001, KLT Telecom increased its equity ownership in DTI to a majority ownership and HSS increased its equity ownership in RSAE to a majority ownership. The effect of these transactions is summarized in the table that follows. The initial consolidation of DTI (February 8, 2001) and RSAE (January 1, 2001) are excluded from both Great Plains Energy’s and consolidated KCP&L’s cash flows for the year December 31, 2001. See Note 9 for information concerning the DTI bankruptcy and Note 8 for information concerning the June 2003 disposition of RSAE.

	DTI	RSAE

	(thousands)
Cash paid to obtain majority ownership	$(39,855)	$(560)
Subsidiary cash	4,557	1,053

Purchase of DTI and RSAE, net of cash received	$(35,298)	$493

Initial consolidation of subsidiaries:
Assets
Cash	$4,557	$1,053
Receivables	1,012	4,078
Other nonutility property and investments	363,825	6,267
Goodwill	62,974	24,496
Other assets	5,143	3,919
Eliminate equity investment	(67,660)	(7,200)

Total assets	$369,851	$32,613

Liabilities
Notes payable	$5,300	$10,057
Accounts payable	31,299	6,219
Accrued taxes	2,414	24
Deferred income taxes	7,437	-
Other liabilities and deferred credits	46,531	13,418
Loan from KLT Telecom (a)	94,000	-
Long-term debt	182,870	2,895

Total liabilities	$369,851	$32,613

(a)	KLT Telecom provided a $94 million loan to DTI for the completion of the tender offer of 50.4 percent of DTI's Senior Discount Notes prior to increasing its DTI investment to a majority ownership.

3. RECEIVABLES

The Company’s receivables are comprised of the following:

	December 31
	2003	2002

	(thousands)
Customer accounts receivable sold to
Receivables Company	$17,902	$19,168
Consolidated KCP&L other receivables	77,733	47,875

Consolidated KCP&L receivables	95,635	67,043
Great Plains Energy other receivables	144,709	130,654

Great Plains Energy receivables	$240,344	$197,697

KCP&L has entered into a revolving agreement, which expires in October 2004, to sell all of its right, title and interest in the majority of its customer accounts receivable to Kansas City Power & Light Receivables Company (Receivables Company), which in turn sells most of the receivables to outside investors. KCP&L expects the agreement to be renewed annually. Accounts receivable sold under this revolving agreement totaled $87.9 million and $89.2 million at December 31, 2003 and 2002, respectively. These sales included unbilled receivables of $28.4 million and $27.2 million at December 31, 2003 and 2002, respectively. As a result of the sales to outside investors, Receivables Company received $70 million in cash, which was forwarded to KCP&L as consideration for its sale. The agreement is structured as a true sale under which the creditors of Receivables Company are entitled to be satisfied out of the assets of Receivables Company prior to any value being returned to KCP&L or its creditors.

KCP&L sells its receivables at a fixed price based upon the expected cost of funds and charge-offs. These costs comprise KCP&L’s loss on the sale of accounts receivable. KCP&L services the receivables and receives an annual servicing fee of 0.25% of the outstanding principal amount of the receivables sold and retains any late fees charged to customers.

Information regarding KCP&L’s sale of accounts receivable is reflected in the following table.

For the years ended December 31	2003	2002	2001

	(thousands)
Gross proceeds on sale of
accounts receivable	$939,498	$957,222	$949,045
Collections	949,484	974,669	952,122
Loss on sale of accounts receivable	3,714	4,558	8,776
Late fees	2,256	2,572	3,045

Consolidated KCP&L’s other receivables at December 31, 2003 and 2002, consist primarily of receivables from partners in jointly-owned electric utility plants, wholesale sales receivables, insurance recoveries and accounts receivable held by Worry Free. Great Plains Energy’s other receivables at December 31, 2003 and 2002, are primarily the accounts receivable held by Strategic Energy including unbilled receivables held by Strategic Energy of $81.2 million and $57.3 million at December 31, 2003 and 2002, respectively.

4. EQUITY METHOD INVESTMENTS

After the acquisition of majority ownership in RSAE (see Note 2 and Note 8 for additional information) and the equity method investments activity discussed below, the Company has no remaining equity method investments other than affordable housing limited partnerships held by KLT Investments.

Sale of KLT Investments II ‘s Ownership of Downtown Hotel Group
On May 31, 2001, KLT Investments II sold its 25% ownership of Kansas City Downtown Hotel Group, L.L.C. for total proceeds of $3.8 million resulting in a $1.4 million after tax gain.

Sale of KLT Gas Properties
On June 28, 2001, KLT Gas sold its 50% ownership in Patrick KLT Gas, LLC for total proceeds of $42.3 million resulting in a $12.0 million after tax gain reflected in Income (loss) from Discontinued Operations.

KLT Telecom Investment in DTI
In 2001, KLT Telecom recorded a gain on early extinguishment of debt resulting from DTI’s completion of a successful tender offer for 50.4 percent of its outstanding Senior Discount Notes prior to KLT Telecom acquiring a majority ownership in DTI. Previously, under SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt—an amendment of APB Opinion No. 30,” all gains and losses from extinguishment of debt were required to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. Effective January 1, 2003, the Company adopted SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS No. 145 eliminates SFAS No. 4 and as a result, the 2001 gain on early extinguishment of debt was restated to reflect the $25.0 million gain on early extinguishment of debt, which is net of the losses previously recorded by DTI, but not reflected by KLT Telecom, as income from equity method investments. KLT Telecom also recorded $9.1 million of income tax related to the gain. See Note 9 for additional information regarding 2001 activity in KLT Telecom’s investment in DTI.

5. REGULATORY MATTERS

Regulatory Assets and Liabilities
As discussed in Note 1, KCP&L is subject to the provisions of SFAS No. 71. Accordingly, KCP&L has recorded assets and liabilities on its balance sheet resulting from the effects of the ratemaking process, which would not be recorded under GAAP for non-regulated entities. Regulatory assets represent incurred costs that have been deferred because they are probable of future recovery in customer rates. Regulatory liabilities generally represent probable future reductions in revenue or refunds to customers. KCP&L’s continued ability to meet the criteria for application of SFAS No. 71 may be affected in the future by competitive forces and restructuring in the electric industry. In the event that SFAS No. 71 no longer applied to all, or a separable portion, of KCP&L’s operations, the related regulatory assets and liabilities would be written off unless an appropriate regulatory recovery mechanism is provided.

	Amortization
	ending	December 31	December 31
	period	2003	2002

Regulatory Assets		(millions)
Taxes recoverable through future rates		$89.0	$100.0
Coal contract termination costs	2003	-	1.6
Decommission and decontaminate federal
uranium enrichment facilities	2007	2.6	3.3
Loss on reacquired debt	2023	4.3	4.7
January 2002 incremental ice storm costs	2007	14.1	18.6
Change in depreciable life of Wolf Creek (Kansas)	2045	7.7	-
Cost of removal		14.5	16.3
Asset retirement obligations		12.9	-
Other (a)	2006	0.5	0.7

Total Regulatory Assets		$145.6	$145.2

Regulatory Liabilities
Emission allowances (b)		$(3.8)	$(3.6)

Total Regulatory Liabilities		$(3.8)	$(3.6)

(a)	$0.4 million and $0.5 million at December 31, 2003 and 2002, respectively, earns a return on investment in the rate making process.
(b)	Consistent with the MPSC order establishing regulatory treatment, no amortization is being recorded.

The Company adopted SFAS No. 143 on January 1, 2003, and recorded liabilities for legal obligations to retire assets. In conjunction with the adoption of SFAS No. 143, non-legal costs of removal were reclassified for all periods presented from accumulated depreciation to a regulatory asset. See Note 15 for discussion of asset retirement obligations. The change in the depreciable life of Wolf Creek in 2003 was the result of the KCC stipulation and agreement discussed below. See Note 1 for additional information.

Retail Rate Matters
At the end of January 2002, a severe ice storm occurred throughout large portions of the Midwest, including the greater Kansas City metropolitan area. In 2002, the KCC approved a stipulation and agreement regarding the treatment of the $16.5 million Kansas jurisdictional portion of the ice storm costs. Pursuant to the stipulation and agreement, KCP&L implemented a retail rate reduction January 1, 2003, and began calculating depreciation expense on Wolf Creek using a 60-year life instead of a 40-year life. As a result of the stipulation and agreement, KCP&L’s retail revenues decreased approximately $12.5 million and depreciation expense decreased approximately $7.7 million in 2003. The reduction in depreciation expense has been recorded as a regulatory asset, as discussed above. KCP&L also agreed to file a rate case by May 15, 2006.

In 2002, the MPSC approved KCP&L’s application for an accounting authority order related to the Missouri jurisdictional portion of the storm costs. The order allows KCP&L to defer and amortize $20.1 million, representing the Missouri portion of the storm costs, through January 2007. The amortization, which began in September 2002, is approximately $4.6 million annually for the remainder of the amortization period. In 2003 and 2002, the amortization totaled $4.6 million and $1.5 million, respectively.

6. GOODWILL AND INTANGIBLE PROPERTY

The Company adopted SFAS No. 142 on January 1, 2002. Under the new standard, goodwill is no longer amortized, but rather is tested for impairment upon adoption and at least annually thereafter. The annual test may be performed anytime during the year, but must be performed at the same time each year.

Strategic Energy’s annual impairment tests, conducted September 1, have been completed and there were no impairments of the Strategic Energy goodwill in 2003 or 2002. Goodwill reported on Great Plains Energy’s consolidated balance sheets associated with the Company’s ownership in Strategic Energy was $26.1 million at December 31, 2003 and 2002, respectively.

As a result of the transition impairment test of RSAE goodwill in 2002, the Company recorded a $3.0 million write-down of goodwill as a cumulative effect of a change in accounting principle. Goodwill reported in assets of discontinued operations on Great Plains Energy’s and consolidated KCP&L’s balance sheets associated with HSS’ ownership interest in RSAE was $20.0 million at December 31, 2002. See Note 8 for additional information concerning the June 2003 disposition of RSAE.

The following table adjusts the reported 2001 Great Plains Energy’s and consolidated KCP&L’s income statement information to add back goodwill amortization as if the non-amortization provisions of SFAS No. 142 had been applied during all periods presented.

	Great Plains	Consolidated
2001	Energy	KCP&L

	(thousands, except per share amounts)
Income (loss) from continuing operations, as reported	$(28,428)	$116,065
Add back: Goodwill amortization	3,104	2,270

Income (loss) from continuing operations, as adjusted	(25,324)	118,335

Income from discontinued operations, net of income taxes, as reported	4,257	3,626
Add back: Goodwill amortization	609	609

Income from discontinued operations, net of income taxes, as adjusted	4,866	4,235

Net income (loss), as adjusted	(20,458)	122,570
Preferred stock dividend requirements	1,647	1,098

Earnings (loss) available for common stock, as adjusted	$(22,105)	$121,472

Basic and diluted loss per common share
Continuing operations, as reported	$(0.49)
Add back: Goodwill amortization	0.05

Continuing operations, as adjusted	(0.44)

Discontinued operations, as reported	0.07
Add back: Goodwill amortization	0.01

Discontinued operations, as adjusted	0.08

Basic and diluted loss per common share, as adjusted	$(0.36)

Other Intangible Assets
KCP&L’s electric utility plant on the consolidated balance sheets included intangible computer software of $33.6 million, net of accumulated amortization of $52.5 million, in 2003 and $41.6 million, net of accumulated amortization of $42.4 million, in 2002.

Other intangible assets on the consolidated KCP&L’s balance sheets include intangible computer software and the Worry Free service mark, which were fully amortized by the end of 2003 and totaled $0.5 million, net of accumulated amortization of $0.3 million, in 2002. Assets of discontinued operations include an RSAE trademark, logo and non-compete agreement totaling $4.2 million in 2002, net of $0.1 million of accumulated amortization.

Assets of Discontinued Operations on the consolidated balance sheets also included gross intangible drilling costs, before impairments, of $32.0 million in 2003 and $20.8 million in 2002. The Assets of Discontinued Operations, including intangible drilling costs, were significantly written down at the end of 2003 in aggregate at the property level. See Note 7 for additional information.

Other intangible assets on Great Plains Energy’s consolidated balance sheets include other intangible computer software of $2.7 million, net of accumulated amortization of $1.8 million, in 2003 and $1.8 million, net of accumulated amortization of $0.6 million, in 2002.

7. KLT GAS PROPERTY IMPAIRMENTS AND DECISION TO EXIT THE GAS BUSINESS

Unproven gas properties are reviewed for impairment under SFAS No. 144 whenever events or changes in circumstances indicate that carrying amounts may not be recoverable. During 2003, impairments totaling $54.5 million, as described below, were recorded. Net of the related tax effects totaling $21.0 million, these impairments reduced earnings by $33.5 million. These impairments were reported as losses in Income (loss) from Discontinued Operations, net of income taxes in Great Plains Energy’s consolidated statement of income.

During 2003, KLT Gas management determined that two gas properties were impaired as development activities indicated a decline in the estimates of future gas production. As a result of the lower estimated production, the carrying amount of each property exceeded its estimated fair value based upon discounted estimated future cash flows, which resulted in impairments on the two properties. The impairments totaled $15.2 million, which net of the related tax effects totaling $5.9 million, reduced earnings by $9.3 million.

Additionally, in the second half of 2003, Great Plains Energy management performed a strategic review of the KLT Gas natural gas properties (KLT Gas portfolio) and operations. At the direction of the Board of Directors, management engaged a third party specialist to help evaluate the KLT Gas business and provide recommendations regarding business strategy, management, staffing and optimization of the KLT Gas portfolio. The objective of the strategic review was to develop a course of action regarding KLT Gas operations for the Board of Directors’ consideration at its February 2004 meeting. After completion of the KLT Gas strategic review, management determined it would recommend a sale of the KLT Gas portfolio and a plan to exit the gas business at the February 2004 Board of Directors’ meeting.

As a result of its decision to recommend a sale of the KLT Gas portfolio and exit the gas business, Great Plains Energy management engaged a second third party specialist to complete a market reference valuation analysis of the KLT Gas portfolio. As a result of the KLT Gas strategic review and market reference valuation analysis having been conducted, an impairment test of the entire KLT Gas portfolio was performed at December 31, 2003, in accordance with SFAS No. 144, using a probability weighting of the likelihood of potential outcomes at the February 2004 meeting. The impairment test considered 1) the scenario of sale of the entire KLT Gas portfolio with fair value determined by a third party valuation specialist based on estimated market prices and 2) the scenario of hold and use with fair value determined by risk adjusted discounted cash flows. The impairment test indicated that the carrying amount of the KLT Gas portfolio exceeded the probability-weighted fair value, which resulted in an impairment of $39.3 million. Net of the related tax effect of $15.1 million, the impairment reduced earnings by $24.2 million.

At its February 2004 meeting, the Board of Directors approved management’s recommendation to sell the KLT Gas portfolio and exit the gas business. Consequently, in the first quarter of 2004, the KLT Gas portfolio was written down to its estimated net realizable value and reported as discontinued operations. KLT Gas’ historical activities have been recast in accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-lived Assets.” To the extent actual proceeds from the sale of the KLT Gas portfolio differ from the estimated realizable value used to determine the write down, any difference will be reflected by Great Plains Energy on its consolidated statement of income at the conclusion of the sale process. The following table summarizes the KLT Gas discontinued operations.

	Great Plains Energy			Consolidated KCP&L
	2003	2002	2001	2001
	(millions)
Revenues	$1.5	$1.1	$-	$1.1

Income (loss) from operations before income taxes	(59.1)	(6.6)	19.3	18.3
Income tax (expense) benefit	23.0	3.1	(7.9)	(7.5)

Income (loss) from discontinued operations,
net of income taxes	$(36.1)	$(3.5)	$11.4	$10.8

        Assets and liabilities of the discontinued operations were as follows:

	December 31
	2003	2002
	(millions)
Current assets	$1.0	$0.6
Gas property and investments	9.8	45.0
Other nonutility property and investments	0.3	0.3
Accrued taxes	6.7	10.4
Deferred income taxes	10.0	-

Total assets of discontinued operations	$27.8	$56.3

Current liabilities	$2.8	$1.5
Deferred taxes	-	3.4
Asset retirement obligations	1.8	-

Total liabilities of discontinued operations	$4.6	$4.9

8. DISPOSITION OF OWNERSHIP INTEREST IN R.S. ANDREWS ENTERPRISES, INC.

On June 13, 2003, HSS’ board of directors approved a plan to dispose of its interest in residential services provider RSAE. On June 30, 2003, HSS completed the disposition of its interest in RSAE. Under terms of the agreement, HSS repaid $22 million of RSAE’s outstanding debt under its bank line of credit and forgave $4 million of inter-company debt. The financial statements reflect RSAE as discontinued operations for all periods presented as prescribed under SFAS No. 144. The following table summarizes the RSAE discontinued operations.

	2003	2002	2001

	(millions)
Revenues	$31.8	$58.5	$62.8

Loss from operations before income taxes	(1.6)	(4.0)	(7.2)
Loss on disposal before income taxes	(18.9)	-	-

Total loss on discontinued operations before income taxes	(20.5)	(4.0)	(7.2)
Income tax benefit (a)	11.8	-	-

Loss on discontinued operations, net of income taxes	$(8.7)	$(4.0)	$(7.2)

(a)	Since RSAE was not included in Great Plains Energy's consolidated income tax returns, an income tax benefit was not recognized on RSAE's 2002 and 2001 losses. RSAE had continual losses and therefore did not recognize tax benefits. The 2003 tax benefit reflects the tax effect of
Great Plains Energy's disposition of its interest in RSAE. See Note 11 on income taxes.

Assets and liabilities of the discontinued operations were as follows:

December 31
2002

(millions)
Current assets	$6.1
Other nonutility property and investments	8.4
Goodwill	20.0
Other deferred charges	3.8

Total assets of discontinued operations	$38.3

Current liabilities	$32.7
Deferred taxes	(9.7)
Other deferred credits and liabilities	5.1
Long-term debt	6.1

Total liabilities of discontinued operations	$34.2

9. DTI BANKRUPTCY

On December 31, 2001, a subsidiary of KLT Telecom, Holdings and its subsidiaries, Digital Teleport and Digital Teleport of Virginia, Inc., filed separate voluntary petitions in the Bankruptcy Court for the Eastern District of Missouri for reorganization under Chapter 11 of the U.S. Bankruptcy Code, which cases have been procedurally consolidated. Holdings and its two subsidiaries are collectively called DTI.

In December 2002, Digital Teleport entered into an agreement to sell substantially all of its assets (Asset Sale) to CenturyTel Fiber Company II, LLC (CenturyTel), a nominee of CenturyTel, Inc. The Asset Sale was approved by the Bankruptcy Court in 2003 and closed in 2003.

KLT Telecom received $19.2 million in 2003 related to the confirmation of the DTI bankruptcy. Pending final resolution of the MODOR Claim and the put option of a minority shareholder (which are described below), the effect of the DTI bankruptcy on the Company has been resolved. During 2003, the Company recorded a $22.1 million gain on property and a $6.0 million tax benefit resulting in a net gain of $28.1 million or $0.41 per share in 2003. The impact on net income was primarily due to the net effect of the confirmation of the DTI bankruptcy and the resulting distribution, the reversal of a $15.8 million tax valuation allowance and the reversal of a $5 million debtor in possession financing commitment previously reserved.

In early 2004, KLT Telecom paid $2.5 million to certain executives of Digital Teleport for entering into employment agreements required as a condition precedent to the Asset Sale. The amount was recorded as a liability in 2003.

The Bankruptcy Court conducted an evidentiary hearing regarding three priority proofs of claim by the MODOR in the aggregate amount of $2.8 million (collectively, the MODOR Claim), and ruled substantially in favor of Digital Teleport. MODOR appealed this ruling. KLT Telecom may receive an additional distribution from the bankruptcy estate; however, the amount and timing of any additional distribution is dependent upon the outcome of the MODOR appeal.

KLT Telecom originally acquired a 47% interest in DTI in 1997. On February 8, 2001, KLT Telecom acquired control of DTI by purchasing shares from another Holdings shareholder, Richard D. Weinstein (Weinstein), increasing its ownership to 83.6%. In connection with this purchase, KLT Telecom granted Weinstein a put option. The put option provided for the sale by Weinstein of his remaining shares in Holdings to KLT Telecom during a period beginning September 1, 2003, and ending August 31, 2005. The put option provides for an aggregate exercise price for these remaining shares equal to their fair market value with an aggregate floor amount of $15 million. The floor amount of the put option was fully reserved during the fourth quarter of 2001. On September 2, 2003, Weinstein delivered to KLT Telecom notice of the exercise of his put option. KLT Telecom declined to pay Weinstein any amount under the put option because, among other things, the stock of Holdings has been cancelled and extinguished. Weinstein has sued KLT Telecom for allegedly breaching the put option.

Because DTI filed for bankruptcy protection under the U.S. Bankruptcy Code, KLT Telecom no longer had control over nor could it exert significant influence over DTI. As a consequence, as of December 31, 2001, DTI was de-consolidated and was presented on the cost basis. Because of this de-consolidation, KLT Telecom did not include in its financial results the ongoing results of operations, earnings or losses incurred by DTI since December 31, 2001.

During the fourth quarter of 2001, the following were recognized in the financial statements of the Company related to the activities of DTI:

  Wrote off $60.8 million of goodwill related to the purchase of DTI in February 2001.
  Recorded a $342.5 million impairment of DTI's assets resulting in a negative KLT Telecom investment of $228.1 million.
  The Company recorded a reduction in the negative investment of $207.5 million. This reduction resulted in a net impairment charge of $195.8 million ($342.5 million impairment of DTI's assets plus the $60.8 million write-off of goodwill less the $207.5 million adjustment of KLT Telecom's investment) and a remaining negative investment of $20.6 million. This remaining negative investment represented the possible commitments and guarantees relating to DTI and included the $5 million for DIP financing and the $15 million aggregate floor of the Weinstein put option. The $20.6 million was included in Deferred Credits and Other Liabilities - Other on Great Plains Energy's consolidated balance sheet at both December 31, 2001 and 2002.

The net of the above items resulted in Great Plains Energy recording in 2001 a $195.8 million loss on property and $55.8 million of related income tax benefits. The $55.8 million income tax benefits applicable to this net write-off is net of a $15.8 million tax valuation allowance due to the uncertainty of recognizing future tax deductions while in the bankruptcy process. The $55.8 million income tax benefit reflects the impact of DTI’s 2001 abandonment of $104 million of its long-haul assets in addition to other expected tax deductions. DTI’s tax losses have continued to be included in Great Plains Energy’s consolidated tax return. In accordance with the tax allocation agreement with DTI, cash tax savings were shared with DTI only to the extent DTI generated taxable income to utilize such losses.

The following are condensed DTI consolidated financial statements for the year ended December 31, 2001:

DTI Consolidated Statement of Income for the Year Ended December 31, 2001

(millions)
Telecommunications service revenues	$17.4
Operating expenses
Provision for impairment of long-lived assets (a)	(342.5)
Gain on early extinguishment of debt	57.2
Other	(44.2)
Interest expense net of interest income	(31.9)

Loss before income tax benefit	(344.0)
Income tax benefit	37.9

Net loss	$(306.1)

(a)	The write-down of assets was determined by DTI in accordance with SFAS No. 121, "Accounting for the
Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". The write-down reflects the abandonment of $104 million of long-haul assets and the impairment of the rest of the telecommunication network and equipment. The impairment is primarily a result of the downward trends in certain segments of the economy, particularly with respect to previously expected growth of demand in technology and telecommunications, the accompanying deterioration in value of DTI's operating assets and its Chapter 11 filing. The fair value used in the impairment analysis was derived primarily from the discounted cash flows from continued future operations.

DTI Consolidated Statement of Cash Flows for the Year Ended December 31, 2001

(millions)
Net cash used in operating activities	$(10.8)
Net cash used in investing activities	(41.2)
Cash provided by financing activities	42.9

Net decrease in cash and cash equivalents	$(9.1)

Reconciliation of DTI consolidated financial statements to DTI financial results included in Great Plains Energy consolidated financial statements

(millions)
Loss before income tax benefit	$(344.0)

Income before consolidation on February 8, 2001	(50.1)
Goodwill write-off	(60.8)
Reduction to KLT Telecom's negative investment in DTI	207.5

Total	$(247.4)

Net DTI write-off	$(195.8)
DTI operational loss, excluding net write-off	(51.6)

Total equal to the above	(247.4)
Income from equity method investment - gain on
early extinguishment of debt	25.0
Other	(1.0)

Total included in loss before income taxes	(223.4)
Income tax benefits recorded by KLT Telecom	65.5

DTI loss included in Great Plains Energy consolidated net loss	$(157.9)

10. PENSION PLANS AND OTHER EMPLOYEE BENEFITS

Pension Plans and Other Employee Benefits
The Company maintains defined benefit pension plans for substantially all employees of KCP&L, Great Plains Energy Services and Wolf Creek Nuclear Operating Corporation (WCNOC), including officers. Benefits under these plans reflect the employees’ compensation, years of service and age at retirement. The funding policy for the pension plans is to contribute amounts sufficient to meet the minimum funding requirements under ERISA plus additional amounts as considered appropriate.

For defined benefit pension plans sponsored by Great Plains Energy, pension costs and contributions to KCP&L, GPES and Worry Free are allocated based on labor costs of plan participants. Any additional minimum pension liability is allocated based on each plan’s funded status.

In addition to providing pension benefits, the Company provides certain postretirement health care and life insurance benefits for substantially all retired employees. The cost of postretirement health care and life insurance benefits are accrued during an employee’s years of service and recovered through rates. The Company funds the portion of net periodic postretirement benefit costs that are tax deductible. For post retirement health care plans sponsored by Great Plains Energy, contributions and expense are allocated to KCP&L, GPES and Worry Free based on the number of plan participants.

On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (Medicare Act) was signed into law. The Medicare Act, among other things, provides a federal subsidy beginning in 2006 to sponsors of retiree health care benefit plans. At this time, detailed regulations necessary to implement the Medicare Act and specific accounting guidance from the FASB have not been issued. Therefore, in accordance with FASB Staff Position No. FAS 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003,” the Company elected to defer accounting for the effects of the Medicare Act until authoritative guidance on accounting is available. Such guidance could require revision of prior financial statements to include the effects of the Medicare Act. Until detailed regulations necessary to implement the Medicare Act and specific accounting guidance are issued, the Company cannot determine the benefit, if any, associated with the new law. The Company will continue to monitor the new regulations and may amend the plan in order to benefit from the new legislation.

The pension benefits tables below provide information relating to the funded status of all defined benefit pension plans on an aggregate basis. The plan measurement date for the majority of plans is September 30. In 2003, contributions were made after the measurement date to the pension and postretirement benefit plans of $32.0 million and $4.8 million, respectively. Net periodic benefit costs reflect total plan benefit costs prior to the effects of capitalization and sharing with joint-owners of power plants.

	Pension Benefits		Other Benefits
	2003	2002	2003	2002

Change in projected benefit obligation	(thousands)
PBO at beginning of year	$450,800	$421,126	$48,936	$41,224
Service cost	14,969	13,360	851	757
Interest cost	29,892	30,272	3,210	2,951
Contribution by participants	-	-	858	785
Amendments	34	-	230	247
Actuarial loss	42,496	29,174	2,176	7,181
Benefits paid	(36,122)	(42,482)	(3,655)	(3,715)
Benefits paid by KCP&L	(572)	(934)	(487)	(494)
Settlements	-	284	-	-

PBO at end of plan year	$501,497	$450,800	$52,119	$48,936

Change in plan assets
Fair value of plan assets at beginning of year	$324,169	$395,015	$11,054	$9,459
Actual return on plan assets	43,663	(29,983)	122	321
Contributions by employer and participants	9,276	1,619	970	5,032
Benefits paid	(36,122)	(42,482)	(3,793)	(3,758)

Fair value of plan assets at end of plan year	$340,986	$324,169	$8,353	$11,054

Prepaid (accrued) benefit cost
Funded status	$(160,511)	$(126,631)	$(43,766)	$(37,882)
Unrecognized actuarial loss	182,555	157,438	13,984	11,947
Unrecognized prior service cost	40,556	44,769	1,282	1,344
Unrecognized transition obligation	455	512	10,570	11,744

Net prepaid (accrued) benefit cost	$63,055	$76,088	$(17,930)	$(12,847)

Amounts recognized in the consolidated balance sheets
Prepaid benefit cost	$80,881	$85,945	$-	$-
Accrued benefit cost	(17,826)	(9,857)	(17,930)	(12,847)
Minimum pension liability adjustment	(78,435)	(63,142)	-	-
Intangible asset	17,426	19,233	-	-
Accumulated other comprehensive income	61,009	43,909	-	-

Net amount recognized in balance sheets	$63,055	$76,088	$(17,930)	$(12,847)
Contributions and changes after
measurement date	34,139	-	4,790	-

Net amount recognized at December 31	$97,194	$76,088	$(13,140)	$(12,847)

	Pension Benefits			Other Benefits
	2003	2002	2001	2003	2002	2001

Components of net periodic benefit cost	(thousands)
Service cost	$14,969	$13,360	$11,152	$851	$757	$729
Interest cost	29,892	30,272	31,905	3,210	2,951	2,918
Expected return on plan assets	(27,702)	(34,144)	(48,967)	(572)	(503)	(403)
Amortization of prior service cost	4,286	4,313	3,884	216	194	78
Recognized net actuarial loss (gain)	1,377	(7,237)	(11,333)	574	100	32
Transition obligation	57	(742)	(2,023)	1,175	1,174	1,174
Amendment	-	-	-	110	-	-
Net settlements	-	284	(1,738)	-	-	-

Net periodic benefit cost	$22,879	$6,106	$(17,120)	$5,564	$4,673	$4,528

The accumulated benefit obligation (ABO) for all defined benefit pension plans was $429.9 million and $375.8 million at plan year-end for 2003 and 2002, respectively. The projected benefit obligation, accumulated benefit obligation and the fair value of plan assets are aggregated in the table below.

	December 31
	2003	2002

Pension plans with the ABO in excess of plan assets	(thousands)
Projected benefit obligation	$297,392	$219,111
Accumulated benefit obligation	252,209	185,775
Fair value of plan assets at plan year-end	156,389	121,758

Pension plans with plan assets in excess of the ABO
Projected benefit obligation	$204,105	$231,689
Accumulated benefit obligation	177,725	190,059
Fair value of plan assets at plan year-end	184,597	202,411

Pension plan assets are managed in accordance with “prudent investor” guidelines contained in the ERISA requirements. The investment strategy supports the objective of the fund, which is to earn the highest possible return on plan assets within a reasonable and prudent level of risk. Investments are diversified across classes and within each class to minimize risks. The fair value of plan assets at plan year-end 2003 was $341.0 million, not including a $32.0 million contribution made in 2003 after the plan year-end, and $324.2 million at plan year-end 2002. The asset allocation for the Company’s pension plans at the end of 2003 and 2002, and the target allocation for 2004 are reported below. The portfolio is rebalanced when the targets are exceeded.

		Plan Assets at
	Target	December 31
Asset Category	Allocation	2003	2002

Equity securities	61%	62%	59%
Debt securities	30%	34%	41%
Real estate	6%	4%	0%
Other	3%	0%	0%

Total	100%	100%	100%

The expected long-term rate of return on plan assets is based on historical and projected rates of return for current and planned asset classes in the plan’s investment portfolio. Assumed projected rates of return for each asset class were selected after analyzing historical experience and future expectations of the returns of various asset classes. Based on the target asset allocation for each asset class, the overall expected rate of return for the portfolio was developed and adjusted for the effect of projected benefits paid from plan assets and future plan contributions.

The following tables provide the weighted-average assumptions used to determine benefit obligations and net costs.

Weighted average assumptions used to determine	Pension Benefits		Other Benefits
the benefit obligation at plan year-end	2003	2002	2003	2002

Discount rate	6.00%	6.75%	6.00%	6.75%
Rate of compensation increase	3.30%	4.10%	3.25%	4.00%

Weighted average assumptions used to determine	Pension Benefits		Other Benefits
net costs for years ended at December 31	2003	2002	2003	2002

Discount rate	6.75%	7.25%	6.75%	7.25%
Expected long-term return on plan assets	9.00%	9.00%	9.00%	9.00%
Rate of compensation increase	4.10%	4.10%	4.00%	4.00%

Primarily as a result of lower discount rates and the prior years’ losses in the market value of plan assets; at December 31, 2003, the Company had a minimum pension liability adjustment of $78.4 million offset by an intangible asset of $17.4 million and OCI of $61.0 million ($37.2 million net of tax). At December 31, 2002, the Company’s minimum pension liability adjustment was $63.1 million offset by an intangible asset of $19.2 million and OCI of $43.9 million ($26.8 million net of tax). Because these adjustments were non-cash, their effect has been excluded from the Consolidated Statements of Cash Flows.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. The health care plan requires retirees to share in the cost when premiums exceed specified amounts. The following table provides information on the assumed health care rate trends.

Assumed Health Care Cost Trends at December 31	2003	2002

Health care cost trend rate assumed for next year	9%	9.5%
Rate to which the cost trend rate is assumed to
decline (the ultimate trend rate)	5%	5%
Year that the rate reaches the ultimate trend rate	2008	2007

A one-percentage point change in the medical cost trend rates, holding all other assumptions constant, would have the following effects as of December 31, 2003:

	Increase	Decrease

	(thousands)
Effect on total service and interest component	$324	$(227)
Effect on postretirement benefit obligation	$3,367	$(2,485)

Employee Savings Plans
Great Plains Energy has defined contribution savings plans that cover substantially all employees. The Company matches employee contributions, subject to limits. The annual cost of the plans was $4.1 million in 2003 and 2002 and $2.9 million in 2001.

Strategic Energy Phantom Stock Plan
Strategic Energy has a phantom stock plan that provides incentive in the form of deferred compensation based upon the award of performance units, the value of which is related to the increase in profitability of Strategic Energy. Strategic Energy’s annual cost for the plan was $4.6 million in 2003, $5.9 million in 2002 and $3.4 million in 2001.

Stock Options
The Company has one equity compensation plan, which has been approved by its shareholders. The equity compensation plan is a long-term incentive plan that permits the grant of restricted stock, stock options, limited stock appreciation rights and performance shares to officers and other employees of the Company and its subsidiaries. The maximum number of shares of Great Plains Energy common stock that may be issued under the plan is 3.0 million with 2.2 million shares remaining available for future issuance.

Stock Options Granted 1992 – 1996
The exercise price of stock options granted equaled the market price of the Company’s common stock on the grant date. One-half of all options granted vested one year after the grant date, the other half vested two years after the grant date. An amount equal to the quarterly dividends paid on Great Plains Energy common stock shares (dividend equivalents) accrues on the options for the benefit of option holders. The option holders are entitled to stock for their accumulated dividend equivalents only if the options are exercised when the market price is above the exercise price. At December 31, 2003, the market price of Great Plains Energy common stock was $31.82, which exceeded the grant price for all such options still outstanding. Unexercised options expire ten years after the grant date.

Prior to the adoption of SFAS No. 123 on January 1, 2003, Great Plains Energy followed Accounting Principles Board (APB) Opinion 25, “Accounting for Stock Issued to Employees” and related interpretations in accounting for these options. Great Plains Energy recognized annual compensation expense equal to accumulated and reinvested dividends plus the impact of the change in stock price since the grant date. Great Plains Energy recognized compensation expense of $0.1 million in 2002 and $(0.3) million in 2001. These options were fully vested prior to the adoption of SFAS No.123; therefore, no compensation expense was recognized in 2003.

For options outstanding at December 31, 2003, grant prices range from $20.6250 to $23.0625 and the weighted-average remaining contractual life is 0.8 years.

Stock Options Granted 2001 – 2003
Stock options were granted under the plan at the fair market value of the shares on the grant date. The options vest three years after the grant date and expire in ten years if not exercised. Exercise prices range from $24.90 to $27.73 and the weighted-average remaining contractual life is 7.9 years.

In accordance with the provisions of SFAS No. 123, the Company recognized an immaterial amount of compensation expense in 2003. Under the provisions of APB Opinion 25, no compensation expense was recognized in 2002 and 2001 because the option exercise price was equal to the market price of the underlying stock on the date of grant.

The fair value for the stock options granted in 2001 – 2003 was estimated at the date of grant using the Black-Scholes option-pricing model. The weighted-average assumptions used are in the following table:

	2003	2002	2001

Risk-free interest rate	4.77%	4.57%	5.53%
Dividend yield	6.88%	7.68%	6.37%
Stock volatility	22.650%	27.503%	25.879%
Expected option life (in years)	10	10	10

The option valuation model requires the input of highly subjective assumptions, primarily stock price volatility, changes in which can materially affect the fair value estimate.

All stock option activity for the last three years is summarized below:

	2003		2002		2001
	Shares	Price*	Shares	Price*	Shares	Price*

Outstanding at January 1	397,000	$25.21	250,375	$25.14	88,500	$23.57
Granted	27,898	27.73	181,000	24.90	193,000	25.56
Exercised	(16,000)	26.19	(34,375)	23.00	(31,125)	23.27
Forfeited	(167,000)	25.26	-	-	-	-

Outstanding at December 31	241,898	$25.41	397,000	$25.21	250,375	$25.14

Exercisable as of December 31	7,000	$21.67	23,000	$24.81	57,375	$23.73

* weighted-average price

Performance Shares
Performance shares granted in 2003 totaled 20,744. The issuance of performance shares is contingent upon achievement, over a three-year period, of company performance goals as compared to a peer group of utilities. Performance shares have a value equal to the fair market value of the shares on the grant date with accruing dividends. In accordance with the provisions of SFAS No. 123, compensation expense is recognized over the vesting period. The Company recognized compensation expense of $0.4 million in 2003.

During 2003, all 144,500 performance shares granted in 2001 were canceled. No compensation expense had been recorded related to these performance shares.

Restricted Stock
Restricted shares have a value equal to the fair market value of the shares on the grant date. Restricted stock shares granted in 2003 totaled 120,196. There is a restriction as to transfer until December 31, 2004, on 54,436 of the restricted shares. In accordance with the provisions of SFAS No. 123, restricted stock shares totaling 57,315 are considered 100% vested. Restricted stock shares totaling 62,881 vest on a graded schedule over a three-year period with accruing reinvested dividends. The Company recognized compensation expense of $1.8 million in 2003.

11. INCOME TAXES

Components of income tax expense (benefit) were as follows:

Great Plains Energy	2003	2002	2001

Current income taxes:	(thousands)
Federal	$12,024	$27,505	$(32,628)
State	8,896	9,369	1,304

Total	20,920	36,874	(31,324)

Deferred income taxes:
Federal	23,299	13,915	9,785
State	3,497	1,679	(943)

Total	26,796	15,594	8,842

Investment tax credit amortization	(3,994)	(4,183)	(4,289)

Total income tax expense	43,722	48,285	(26,771)
Less taxes on income (loss) from
discontinued operations (Notes 7 and 8):
Current tax benefit	(31,167)	(6,648)	(5,847)
Deferred tax (benefit) expense	(3,676)	3,585	13,748

Income taxes on continuing operations	$78,565	$51,348	$(34,672)

Consolidated KCP&L	2003	2002	2001

Current income taxes:	(thousands)
Federal	$26,063	$47,027	$17,601
State	5,688	8,668	4,109

Total	31,751	55,695	21,710

Deferred income taxes:
Federal	37,140	9,391	18,968
State	6,883	1,964	3,042

Total	44,023	11,355	22,010

Investment tax credit amortization	(3,994)	(4,183)	(4,289)

Total income tax expense	71,780	62,867	39,431
Less taxes on income (loss) from
discontinued operations (Notes 7 and 8):
Current tax (benefit) expense	(21,530)	10	(357)
Deferred tax expense	9,738	-	7,853

Income taxes on continuing operations	$83,572	$62,857	$31,935

The effective income tax rates reflected in the financial statements and the reasons for their differences from the statutory federal rates were as follows:

Great Plains Energy	2003	2002	2001

Federal statutory income tax rate	35.0%	35.0%	(35.0	) %
Differences between book and tax
depreciation not normalized	2.1	1.9	1.4
Amortization of investment tax credits	(2.1)	(2.4)	(8.4)
Federal income tax credits	(7.7)	(11.3)	(41.6)
State income taxes	4.8	4.1	0.5
Valuation allowance	(8.4)	-	31.0
RSAE (b)	(1.9)	1.4	(4.0)
Other	1.5	(1.0)	3.5

Effective income tax rate	23.3%	27.7%	(52.6	) %

Consolidated KCP&L	2003	2002	2001

Federal statutory income tax rate	35.0%	35.0%	35.0%
Differences between book and tax
depreciation not normalized	2.1	2.1	0.5
Amortization of investment tax credits	(2.1)	(2.6)	(2.7)
Federal income tax credits (a)	-	-	(10.6)
State income taxes	4.3	4.4	2.9
RSAE (b)	(1.9)	1.5	1.1
Other	0.6	(0.8)	(1.4)

Effective income tax rate	38.0%	39.6%	24.8%

(a)	KLT Investments and KLT Gas generated the federal income tax credits in 2001.
(b)	Amounts reflect the tax effect of operations in 2002 and 2001 and the effect of the disposition in 2003.

The tax effects of major temporary differences resulting in deferred tax assets and liabilities in the balance sheets are as follows:

	Great Plains Energy		Consolidated KCP&L
December 31	2003	2002	2003	2002

	(thousands)
Plant related	$543,840	$517,180	$543,840	$517,180
Future income taxes	89,000	100,000	89,000	100,000
Pension and postretirement benefits	6,838	6,194	7,768	6,194
Tax credit carryforwards	(22,393)	(21,150)	-	-
Gas properties related	(6,640)	6,230	-	-
Nuclear fuel outage	(686)	(3,233)	(686)	(3,233)
AMT credit	(4,093)	(4,093)	-	-
Other	(7,252)	(26,971)	1,065	(7,407)

Net deferred tax liability before
valuation allowance	598,614	574,157	640,987	612,734
Valuation allowance (Note 9)	-	15,779	-	-
Less: Deferred taxes in discontinued
operations (Notes 7 and 8)	10,033	6,358	-	9,738

Net deferred tax liability	$608,647	$596,294	$640,987	$622,472

The net deferred income tax liability consisted of the following:

	Great Plains Energy		Consolidated KCP&L
December 31	2003	2002	2003	2002

	(thousands)
Gross deferred income tax assets	$(131,968)	$(139,059)	$(99,936)	$(100,318)
Gross deferred income tax liabilities	740,615	735,353	740,923	722,790

Net deferred income tax liability	$608,647	$596,294	$640,987	$622,472

12. RELATED PARTY TRANSACTIONS AND RELATIONSHIPS

Custom Energy Holdings, L.L.C. (Custom Energy Holdings) holds 100% of the direct ownership interests in Strategic Energy. Great Plains Energy holds an 89% indirect ownership position in Strategic Energy. SE Holdings, L.L.C. (SE Holdings) owns the remaining 11% indirect ownership position in Strategic Energy. Richard Zomnir, President and Chief Executive Officer of Strategic Energy, and certain other employees of Strategic Energy hold direct or indirect interests in SE Holdings. SE Holdings has a put option to sell all or part of its 11% interest in Strategic Energy (Put Interest) to Custom Energy Holdings at any time within the 90 days following January 31, 2004, at fair market value. On February 9, 2004, a letter agreement was entered into between SE Holdings and IEC on behalf of certain of its affiliates, including Great Plains Energy, agreeing to a procedure for determining the fair market value of the Put Interest (Letter Agreement). The Letter Agreement provides for SE Holdings to exercise its put option with respect to all but one unit (0.00001% of issued and outstanding units) of each of its respective series of ownership interest in Custom Energy Holdings. Upon closing of such a transaction, which is anticipated for mid-April 2004, subject to obtaining all necessary regulatory approval, SE Holdings would continue to be a member of Custom Energy Holdings and be represented on the Management Committee of Custom Energy Holdings and Strategic Energy.

Custom Energy Holdings’ business and affairs are controlled and managed by a three member Management Committee composed of one representative designated by KLT Energy Services Inc. (KLT Energy Services), one representative designated by IEC, and one representative designated by SE Holdings. Certain actions (including amendment of Custom Energy Holdings’ operating agreement, approval of actions in contravention of the operating agreement, approval of a dissolution of Custom Energy Holdings, additional capital contributions and assumption of recourse indebtedness) require the unanimous consent of all the members of Custom Energy Holdings.

Strategic Energy’s business and affairs are controlled and managed by a four member Management Committee composed of two representatives designated by KLT Energy Services, one representative designated by IEC and one representative designated by SE Holdings. Certain actions (including amendment of Strategic Energy’s operating agreement, approval of actions in contravention of the operating agreement, approval of transactions between Strategic Energy and affiliates of its members, approval of a dissolution of Strategic Energy, and assumption of recourse indebtedness) require the unanimous consent of all the Management Committee members.

In November 2002, the Board of Directors of the Company approved a merger of Environmental Lighting Concepts, Inc. (ELC) into IEC to acquire ELC’s 6% indirect interest in Strategic Energy. The merger resulted in Great Plains Energy holding an 89% indirect interest in Strategic Energy. Gregory J. Orman, the former Executive Vice President – Corporate Development and Strategic Planning of the Company, was the majority shareholder of ELC and received $10.1 million in Company common stock and a note, which was paid in January 2003.

13. COMMITMENTS AND CONTINGENCIES

Nuclear Liability and Insurance

Liability Insurance
The Price-Anderson Act currently limits the combined public liability of nuclear reactor owners to $10.9 billion for claims that could arise from a single nuclear incident. The owners of Wolf Creek, a nuclear generating station, (Owners) carry the maximum available commercial insurance of $0.3 billion. Secondary Financial Protection, an assessment plan mandated by the NRC, provides insurance for the $10.6 billion balance.

Under Secondary Financial Protection, if there were a catastrophic nuclear incident involving any of the nation’s licensed reactors, the Owners would be subject to a maximum retrospective assessment per incident of up to $95.8 million plus up to an additional 5% surcharge for a total of $100.6 million ($47.3 million, KCP&L’s 47% share). The Owners are jointly and severally liable for these charges, payable at a rate not to exceed $10 million ($5 million, KCP&L’s 47% share) per incident per year, excluding applicable premium taxes. The assessment, most recently revised in 2003, is subject to an inflation adjustment based on the Consumer Price Index and renewal of the Price-Anderson Act by Congress.

Property, Decontamination, Premature Decommissioning and Extra Expense Insurance
The Owners also carry $2.8 billion ($1.3 billion, KCP&L’s 47% share) of property damage, decontamination and premature decommissioning insurance for loss resulting from damage to the Wolf Creek facilities. Nuclear Electric Insurance Limited (NEIL) provides this insurance.

In the event of an accident, insurance proceeds must first be used for reactor stabilization and NRC mandated site decontamination. KCP&L’s share of any remaining proceeds can be used for further decontamination, property damage restoration and premature decommissioning costs. Premature decommissioning coverage applies only if an accident at Wolf Creek exceeds $500 million in property damage and decontamination expenses, and only after trust funds have been exhausted.

The Owners also carry additional insurance from NEIL to cover costs of replacement power and other extra expenses incurred in the event of a prolonged outage resulting from accidental property damage at Wolf Creek.

Under all NEIL policies, KCP&L is subject to retrospective assessments if NEIL losses, for each policy year, exceed the accumulated funds available to the insurer under that policy. The estimated maximum amount of retrospective assessments to KCP&L under the current policies could total about $24.5 million.

In the event of a catastrophic loss at Wolf Creek, the insurance coverage may not be adequate to cover property damage and extra expenses incurred. Uninsured losses, to the extent not recovered through rates, would be assumed by KCP&L and could have a material, adverse effect on its financial condition, results of operations and cash flows.

Low-Level Waste
The Low-Level Radioactive Waste Policy Amendments Act of 1985 mandated that the various states, individually or through interstate compacts, develop alternative low-level radioactive waste disposal facilities. The states of Kansas, Nebraska, Arkansas, Louisiana and Oklahoma formed the Central Interstate Low-Level Radioactive Waste Compact (Compact) and selected a site in northern Nebraska to locate a disposal facility. Wolf Creek Nuclear Operating Corporation (WCNOC) and the owners of the other five nuclear units in the Compact provided most of the pre-construction financing for this project. KCP&L’s net investment in the Compact was $7.4 million at December 31, 2003 and 2002.

Significant opposition to the project has been raised by Nebraska officials and residents in the area of the proposed facility and attempts have been made through litigation and proposed legislation in Nebraska to slow down or stop development of the facility. On December 18, 1998, the application for a license to construct this project was denied. After the license denial, WCNOC and others filed a lawsuit in federal court contending Nebraska officials acted in bad faith while handling the license application. In September 2002, the U.S. District Court Judge presiding over the Central Interstate Compact Commission’s federal “bad faith” lawsuit against the State of Nebraska issued his decision in the case finding clear evidence that the State of Nebraska acted in bad faith in processing the license application for a low-level radioactive waste disposal site in Nebraska and rendered a judgment on behalf of the Compact in the amount of $151.4 million against the state. The state appealed this decision to the U.S. Court of Appeals for the Eighth Circuit. On February 18, 2004, a three-judge panel of the appellate court unanimously affirmed the trial court’s decision in its entirety. On March 2, 2004, Nebraska filed a Petition for Rehearing En Banc with the U.S. Court of Appeals for the Eighth Circuit. Based on the favorable outcome of the trial and appeal, in KCP&L’s opinion, there is a greater possibility of reversing the state’s license denial once the decision in this case is final.

In May 1999, the Nebraska legislature passed a bill withdrawing Nebraska from the Compact. In August 1999, the Nebraska Governor gave official notice of the withdrawal to the other member states effective in August 2004. In June 2003, the Compact revoked Nebraska’s membership in the Compact effective July 17, 2004. As a result, Nebraska’s legal rights under the Compact will be extinguished on the effective date of either the Compact’s revocation of Nebraska’s membership or Nebraska’s withdrawal from the Compact. If membership is severed by virtue of revocation by the Compact, any legal obligations Nebraska incurred prior to revocation shall not cease until Nebraska fulfills them. The Compact has taken the position that Nebraska’s legal obligations include the obligation to be the host state for a disposal site. Nebraska’s legal obligations, under the Compact’s position, are more extensive than would exist if Nebraska’s withdrawal preceded the revocation of its membership. On August 22, 2003, Nebraska filed a new lawsuit in U.S. District Court in Nebraska seeking to have the Compact’s action deemed void; it does not seek damages. A procedural schedule has been set in this case to be ready for trial by June 2004.

Environmental Matters
The Company is subject to regulation by federal, state and local authorities with regard to air and other environmental matters primarily through KCP&L’s operations. The generation and transmission of electricity produces and requires disposal of certain hazardous products that are subject to these laws and regulations. In addition to imposing continuing compliance obligations, these laws and regulations authorize the imposition of substantial penalties for noncompliance, including fines, injunctive relief and other sanctions. Failure to comply with these laws and regulations could have a material adverse effect on consolidated KCP&L and Great Plains Energy.

KCP&L operates in an environmentally responsible manner and seeks to use current technology to avoid and treat contamination. KCP&L regularly conducts environmental audits designed to ensure compliance with governmental regulations and to detect contamination. Governmental bodies, however, may impose additional or more restrictive environmental regulations that could require substantial changes to operations or facilities at a significant cost. At December 31, 2003 and 2002, KCP&L had $1.8 million and $1.9 million, respectively, accrued for environmental remediation expenses covering water monitoring at one site and unasserted claims for remediation at a second site. The amounts accrued were established on an undiscounted basis and KCP&L does not currently have an estimated time frame over which the accrued amounts may be paid out. Expenditures to comply with environmental laws and regulations have not been material in amount during the periods presented and are not expected to be material in the upcoming years with the exception of the issues discussed below.

Certain Air Toxic Substances
In July 2000, the National Research Council published its findings of a study under the Clean Air Act Amendments of 1990 (Clean Air Act), which stated that power plants that burn fossil fuels, particularly coal, generate the greatest amount of mercury emissions. As a result, in December 2000, the Environmental Protection Agency (EPA) announced it would propose Maximum Achievable Control Technology (MACT) requirements by December 2003 to reduce mercury emissions and issue final rules by December 2004. In December 2003, the EPA issued proposed regulations that contained two options. Based upon preliminary testing, it does not appear that KCP&L would incur additional expense under the MACT option. Under the “cap and trade” option, KCP&L would incur additional expenses in the 2015-2016 timeframe. However, until the EPA decides which option it will pursue and the proposed rules are finalized, KCP&L cannot predict the likelihood or compliance costs of such regulations. Comments on the proposed regulations are due by March 30, 2004. KCP&L plans to submit comments supporting the MACT option.

Air Particulate Matter
In July 1997, the EPA revised ozone and particulate matter air quality standards creating a new eight-hour ozone standard and establishing a new standard for particulate matter less than 2.5 microns (PM-2.5) in diameter. These standards were challenged in the U.S. Court of Appeals for the District of Columbia (Appeals Court) that decided against the EPA. Upon further appeal, the U.S. Supreme Court reviewed the standards and remanded the case back to the Appeals Court for further review, including a review of whether the standards were arbitrary and capricious. On March 26, 2002, the Appeals Court issued its decision on challenges to the 8-hour ozone and PM-2.5 National Ambient Air Quality Standards (NAAQS). This decision denied all state, industry and environmental groups petitions for review and thus upheld as valid the EPA’s new 8-hour ozone and PM-2.5 NAAQS. In so doing, the court held that the EPA acted consistently with the Clean Air Act in setting the standards at the levels it chose and the EPA’s actions were reasonable and not arbitrary and capricious, and cited the deference given the EPA’s decision-making authority. The court stated that the extensive records established for each rule supported the EPA’s actions in both rulemakings.

This decision by the Appeals Court removed the last major hurdle to the EPA’s implementation of stricter ambient air quality standards for ozone and fine particles. The EPA has not yet issued regulations incorporating the new standards. Until new regulations are issued, KCP&L is unable to estimate the impact of the new standards. However, the impact on KCP&L and all other utilities that use fossil fuels could be substantial. In addition, the EPA is conducting a three-year study of fine particulate ambient air levels. Until this testing and review period has been completed, KCP&L cannot determine additional compliance costs, if any, associated with the new particulate regulations.

Nitrogen Oxide and Sulfur Dioxide
The EPA announced in 1998 regulations implementing reductions in Nitrogen Oxide (NOx) emissions. These regulations initially called for 22 states, including Missouri, to submit plans for controlling NOx emissions. The regulations would have required a significant reduction in NOx emissions from 1990 levels at KCP&L’s Missouri coal-fired plants by the year 2003.

In December 1998, KCP&L and several other western Missouri utilities filed suit against the EPA over the inclusion of western Missouri in the NOx reduction program based on the 1-hour NOx standard. On March 3, 2000, a three-judge panel of the District of Columbia Circuit of the U.S. Court of Appeals sent the NOx rules related to Missouri back to the EPA, stating the EPA failed to prove that fossil plants in the western part of Missouri significantly contribute to ozone formation in downwind states. On March 5, 2001, the U.S. Supreme Court denied certiorari, making the decision of the Court of Appeals final.

In February 2002, the EPA issued proposed Phase II NOx State Implementation Plan (SIP) Call regulations, which specifically exclude the fossil plants in the western part of Missouri from the NOx SIP Call. To date, the EPA has not issued its final Phase II NOx SIP Call regulation.

If fossil plants in western Missouri are required to implement NOx reductions, KCP&L would need to incur significant capital costs, purchase power or purchase NOx emission allowances. Preliminary analysis of the regulations indicates that selective catalytic reduction technology, as well as other changes, may be required for some of the KCP&L units. Currently, KCP&L estimates that additional capital expenditures to comply with these regulations could range from $40 million to $60 million. Operations and maintenance expenses could also increase by more than $2.5 million per year. KCP&L continues to refine these preliminary estimates and explore alternatives. The ultimate cost of these regulations, if any, could be significantly different from the amounts estimated above.

In addition to the pending Phase II NOx SIP Call regulation, in December 2003, the EPA issued proposed regulations titled ‘Interstate Air Quality Regulations’ that also would control NOx emissions as well as sulfur dioxide emissions from coal fired power plants and would apply to fossil plants in western Missouri. This proposed regulation will be supplemented with another proposed regulation, which is scheduled for release in May 2004. Compliance costs associated with these regulations, as currently proposed, would be material, however, KCP&L cannot predict the likelihood of such regulations being adopted.

Carbon Dioxide
At a December 1997 meeting in Kyoto, Japan, delegates from 167 nations, including the United States, agreed to a treaty (Kyoto Protocol) that would require a seven percent reduction in United States carbon dioxide (CO2) emissions below 1990 levels. Although the United States agreed to the Kyoto Protocol, the treaty has not been sent to Congress for ratification. The financial impact on KCP&L of future requirements in the reduction of CO2 emissions cannot be determined until specific regulations are adopted.

EPA New Source Review
The EPA is conducting an enforcement initiative to determine whether modifications at coal-fired plants across the United States are subject to New Source Performance Standards (NSPS) or New Source Review (NSR) requirements under Section 114(a) of the Clean Air Act. This initiative reviews all expenditures at the plants to determine if they were for routine maintenance or whether the expenditures were for substantial modifications or resulted in improved operations. If a plant, subject to a Section 114 letter, is determined to be subject to NSPS or NSR the plant could be required to install best available control technology (BACT) or lowest achievable emission rate (LAER) technology. KCP&L has not received a Section 114 letter to date.

Clean Air Legislation
Congress has debated numerous bills that would make significant changes to the current federal Clean Air Act including potential establishment of nationwide limits on power plant emissions for several specific pollutants. These bills have the potential for a significant financial impact on KCP&L through the installation of new pollution control equipment to achieve compliance with the new nationwide limits. The financial consequences to KCP&L cannot be determined until the final legislation is passed. KCP&L will continue to monitor the progress of these bills.

Proposed Water Use Regulations
In February 2002, the EPA issued proposed rules related to certain existing power producing facilities that employ cooling water intake structures that withdraw 50 million gallons or more per day and use 25% or more of that water for cooling purposes. The proposed rules establish national minimum performance requirements designed to minimize adverse environmental impact. The EPA approved the proposed rules on February 16, 2004. Pursuant to the EPA’s action, KCP&L has three and one-half years to conduct demonstration studies on each of its coal plants. The cost of each of these studies is estimated at $0.3 million to $0.5 million. The outcome of those studies will determine whether the plants are in compliance with the new rules.

Nuclear Fuel Commitments
As of December 31, 2003, KCP&L’s 47% share of Wolf Creek nuclear fuel commitments included $15.3 million for enrichment through 2006, $55.9 million for fabrication through 2025 and $20.4 million for uranium and conversion through 2007.

Coal Contracts
KCP&L’s share of coal purchased under existing contracts was $53.6 million in 2003, $49.5 million in 2002 and $44.6 million in 2001. Under these coal contracts, KCP&L’s remaining share of purchase commitments totals $131.5 million. Obligations for the years 2004 through 2006 total approximately $55.7 million, $57.0 million, and $18.8 million, respectively. The remainder of KCP&L’s coal requirements will be fulfilled through additional contracts or spot market purchases.

Purchased Capacity Commitments
KCP&L purchases capacity from other utilities and nonutility suppliers. Purchasing capacity provides the option to purchase energy if needed or when market prices are favorable. This can be a cost-effective alternative to new construction. KCP&L’s capacity purchases totaled $18.9 million, $18.5 million and $17.7 million in 2003, 2002 and 2001, respectively. As of December 31, 2003, contracts to purchase capacity totaled $71.7 million through 2016. These commitments are approximately $19 million in 2004, $10 million in 2005 and $4 million in each of 2006, 2007 and 2008. Capacity sales contracts to supply other utilities and municipalities in the years 2004 through 2008 average $12 million per year. For the next five years, net capacity contracts average less than 1% of KCP&L’s estimated 2004 total available generating capacity.

Strategic Energy Purchased Power Energy Commitments
Strategic Energy has entered into agreements to purchase electricity at various fixed prices to meet estimated supply requirements. Commitments at December 31, 2003, under these agreements total $1,403.7 million through 2010. Commitments for the years 2004 through 2008 total $757.4 million, $457.9 million, $132.0 million, $44.9 million, and $4.1 million, respectively. Energy sales contracts for 2004 and 2005 total $111.9 million and $37.8 million, respectively. See Note 17 for further discussion.

Great Plains Energy Leases
Great Plains Energy’s lease expense, including insignificant amounts related to discontinued operations, was $24.1 million during 2003 and $27.4 million during 2002. Great Plains Energy’s lease expense, including an insignificant amount related to discontinued operations, but excluding DTI, was $30.6 million during 2001. The remaining rental commitments under leases, including insignificant amounts related to discontinued operations, total $189.4 million ending in 2028. Obligations for the years 2004 through 2008 are $44.8 million, $14.0 million, $13.4 million, $11.4 million and $9.3 million, respectively.

Consolidated KCP&L Leases
Consolidated KCP&L’s lease expense was $23.1 million during 2003 and $25.7 million during 2002. Consolidated KCP&L’s lease expense, including an insignificant amount related to discontinued operations, but excluding DTI, was $29.6 million during 2001. The remaining rental commitments under leases total $186.5 million ending in 2028. Obligations for the years 2004 through 2008 are $43.9 million, $13.4 million, $12.9 million, $10.9 million and $8.9 million, respectively.

KCP&L has a transmission line lease with another utility through September 2025 whereby, with the FERC’s approval, the rental payments can be increased by the lessor. If this occurs and KCP&L is able to secure an alternative transmission path, KCP&L can cancel the lease. Commitments under this lease total $1.9 million per year and $41.1 million over the remaining life of the lease, assuming it is not canceled.

KCP&L’s expense for other leases, including railcars, computer equipment, buildings, transmission line and other items, approximated $23.6 million annually for the last three years. The remaining rental commitments under these leases total $145.4 million through 2028. In early 2004, the operating lease for vehicles and heavy equipment was terminated and the vehicles and equipment purchased for $29.0 million, which is included in the 2004 obligation. These amounts exclude possible termination payments under the synthetic lease arrangement discussed below. Capital leases are not material and are included in these amounts.

As the managing partner of three jointly owned generating units, KCP&L has entered into leases for railcars to serve those units. Consolidated KCP&L has reflected the entire lease commitment in the above amounts, although about $2.0 million per year ($24.0 million total) will be reimbursed by the other owners.

In 2001, KCP&L entered into a synthetic lease arrangement with a Lease Trust (Lessor) to finance the purchase, installation, assembly and construction of five combustion turbines and related property and equipment that added 385 MWs of peaking capacity (Project). The Lease Trust is a special-purpose entity and has an aggregate financing commitment from third-party equity and debt participants of $176 million. In the second quarter of 2003, construction and installation of KCP&L’s five combustion turbines was completed and the units were placed in service. At December 31, 2003, cumulative project costs were approximately $152.0 million. Rental payments under the lease will begin in 2004. Upon a default during the lease period, KCP&L’s maximum obligation to the Lessor equals 100% of project costs. KCP&L’s rental obligation, which reflects interest payments only, is expected to be approximately $15.5 million ending in October 2006. KCP&L’s rental obligation for the years 2004 through 2006 are approximately $3.1 million, $6.2 million and $6.2 million, respectively. At the end of the lease term (October 2006), KCP&L may choose to sell the project for the Lessor, guaranteeing that the Lessor receives a residual value for the Project in an amount, which may be up to 83.21% of the project cost. Alternatively, KCP&L may purchase the facility at an amount equal to the project cost.

The Lease Trust, a special purpose entity, acting as Lessor in the synthetic lease arrangement discussed above, is considered a Variable Interest Entity under FIN No. 46. Because KCP&L has variable interests in the Lease Trust, including among other things, a residual value guarantee provided to the Lessor, KCP&L is the primary beneficiary of the Lease Trust. The Lease Trust was consolidated in the fourth quarter of 2003, as required by FIN No. 46. Great Plains Energy’s and consolidated KCP&L’s utility plant increased $149.3 million, long-term debt increased $143.8 million and minority interest included in other deferred credits and other liabilities increased $5.5 million. Additionally, in Great Plains Energy’s and consolidated KCP&L’s statements of income, depreciation expense increased and minority interest decreased $1.3 million in 2003 as a result of the consolidation of the Lease Trust.

Other Great Plains Energy Leases
Great Plains Energy’s other subsidiaries have entered operating leases for buildings, compressors, communications equipment and other items. Lease expense, including insignificant amounts related to discontinued operations, was $1.0 million in 2003, $1.7 million in 2002 and about $1 million in 2001. Obligations, including insignificant amounts related to discontinued operations, average about $0.6 million per year for the years 2004 through 2008.

Internal Revenue Service Settlement – Corporate-Owned Life Insurance
In November 2002, KCP&L accepted a settlement offer related to the proposed disallowance of interest deductions on corporate-owned life insurance (COLI) loans. The offer allowed 20% of the interest originally deducted and taxed only 20% of the gain on surrender of the COLI policies. KCP&L surrendered the policies in February 2003. KCP&L made cash payments of $1.3 million to the Internal Revenue Service (IRS) in 2003 to satisfy the liability associated with the surrender. The remaining $9.9 million related to the disallowed interest will be paid upon completion of the 1995 – 1999 IRS audit. KCP&L paid $1.5 million to the IRS in 2001 related to the disallowance of the 1994 COLI deduction and related interest. KCP&L accrued for these disallowances and payments in 2000.

14. GUARANTEES

In the normal course of business, Great Plains Energy and certain of its subsidiaries enter into various agreements providing financial or performance assurance to third parties on behalf of certain subsidiaries. Such agreements include, for example, guarantees and indemnification of letters of credit and surety bonds. These agreements are entered into primarily to support or enhance the creditworthiness otherwise attributed to a subsidiary on a stand-alone basis, thereby facilitating the extension of sufficient credit to accomplish the subsidiaries’ intended business purposes.

As prescribed in FIN No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness of Others”, the Company began recording a liability for the fair value of the obligation it has undertaken for guarantees issued after December 31, 2002. The liability recognition requirements of FIN No. 45 are applied on a prospective basis to guarantees issued or modified after December 31, 2002, while the disclosure requirements are applied to all guarantees. The interpretation does not encompass guarantees of the Company’s own future performance, such as credit support provided to its subsidiaries. As of December 31, 2003, KCP&L had an immaterial amount recorded for the fair value of guarantees issued for the residual value of vehicles and heavy equipment under an operating lease, which will be reversed in 2004 following the buyout of the lease.

The following table reflects Great Plains Energy’s and consolidated KCP&L’s maximum potential amount of future payments that could be required under guarantees and describes those guarantees:

	Maximum
Guarantor	potential	Nature of Guarantee

	(millions)
KCP&L	$7.8	Guaranteed energy savings under agreements with several
		customers that expire over the next six years. In most cases,
		a subcontractor would indemnify KCP&L for any payments
		made by KCP&L under these guarantees.

KCP&L	7.9	Guarantees for residual value of vehicles and heavy equipment
		under an operating lease.

Total consolidated KCP&L
and Great Plains Energy	$15.7

15. ASSET RETIREMENT OBLIGATIONS

Effective January 1, 2003, the Company adopted SFAS No. 143. SFAS No. 143 provides accounting requirements for the recognition and measurement of liabilities associated with the retirement of tangible long-lived assets. Under the standard, these liabilities are recognized at fair value as incurred and capitalized as part of the cost of the related long-lived asset. Accretion of the liabilities due to the passage of time is recorded as an operating expense. Retirement obligations associated with long-

lived assets included within the scope of SFAS No. 143 are those for which a legal obligation exists under enacted laws, statutes and written or oral contracts, including obligations arising under the doctrine of promissory estoppel.

The adoption of SFAS No. 143 changed the accounting for and the method used to report KCP&L’s obligation to decommission its 47% share of Wolf Creek. The legal obligation to decommission Wolf Creek was incurred when the plant was placed in service in 1985. The estimated liability, recognized on KCP&L’s balance sheet at January 1, 2003, is based on a third party nuclear decommissioning study conducted in 2002. KCP&L used a credit-adjusted risk free discount rate of 6.42% to calculate the retirement obligation. This estimated rate was based on the rate KCP&L could issue 30-year bonds, adjusted downward to reflect the portion of the anticipated costs in current year dollars that had been funded at date of adoption through a tax-qualified trust fund. The cumulative impact of prior decommissioning accruals recorded consistent with rate orders issued by the MPSC and KCC has been reversed with an offsetting reduction of the regulatory asset established upon adoption of SFAS No. 143, as described below. Amounts collected through these rate orders have been deposited in a legally restricted external trust fund. The fair market value of the trust fund was $75.0 million and $63.3 million at December 31, 2003 and 2002, respectively.

KCP&L also must recognize, where possible to estimate, the future costs to settle other legal liabilities including the removal of water intake structures on rivers, capping/filling of piping at levees following steam power plant closures and capping/closure of ash landfills. Estimates for these liabilities are based on internal engineering estimates of third party costs to remove the assets in satisfaction of legal obligations and have been discounted using credit adjusted risk free rates ranging from 5.25% to 7.50% depending on the anticipated settlement date.

KLT Gas has estimated liabilities for gas well plugging and abandonment, facility removal and surface restoration. These estimates are based upon internal estimates of third party costs to satisfy the legal obligations and have been discounted using credit adjusted risk free rates ranging from 6.00% to 7.25%, depending upon the anticipated settlement date.

Revisions to the estimated liabilities of KCP&L and KLT Gas could occur due to changes in the decommissioning or other cost estimates, extension of the nuclear operating license or changes in federal or state regulatory requirements.

On January 1, 2003, KCP&L recorded an ARO of $99.2 million, reversed the decommissioning liability of $64.6 million previously accrued and increased property and equipment, net of accumulated depreciation, by $18.3 million. KCP&L is a regulated utility subject to the provisions of SFAS No. 71 and management believes it is probable that any differences between expenses under SFAS No. 143 and expenses recovered currently in rates will be recoverable in future rates. As a result, the $16.3 million net cumulative effect ($80.9 million gross cumulative effect net of $64.6 million decommissioning liability previously accrued) of the adoption of SFAS No. 143 was recorded as a regulatory asset and therefore, had no impact on net income.

In addition, KCP&L recognizes removal costs for utility assets that do not have an associated legal retirement obligation. Historically, these removal costs have been reflected as a component of depreciation in accordance with regulatory treatment. In conjunction with the adoption of SFAS No. 143, non-legal costs of removal were reclassified for all periods presented from accumulated depreciation to a regulatory asset.

As a result of its adoption of SFAS No. 143, KLT Gas recorded an ARO of $1.2 million, increased property and equipment by $1.0 million and recorded an expense for the immaterial cumulative effect of the accounting change. These amounts are reflected in discontinued operations on Great Plains Energy’s consolidated balance sheet and income statement.

KCP&L has legal ARO for certain other assets where it is not possible to estimate the time period when the obligations will be settled. Consequently, the retirement obligations cannot be measured at this time. For transmission easements obtained by condemnation, KCP&L must remove its transmission lines if the line is de-energized. It is extremely difficult to obtain siting for new transmission lines. Consequently, KCP&L does not anticipate de-energizing any of its existing lines. KCP&L also operates, under state permits, ash landfills at several of its power plants. While the life of the ash landfill at one plant can be estimated and is included in the estimated liabilities above, the future life of ash landfills at other permitted landfills cannot be estimated. KCP&L can continue to maintain permits for these landfills after the adjacent plant is closed.

It is anticipated the Company’s February 2004 decision to exit the gas business will be accomplished by the sale of KLT Gas’ assets. Management expects the ARO related to the KLT Gas portfolio to be transferred to the new owners at the time of the sale.

The following table illustrates the effect on ARO if the provisions of SFAS No. 143 had been applied beginning January 1, 2001. Pro forma amounts for the periods prior to the January 1, 2003, adoption were measured using assumptions consistent with the period of adoption. ARO related to the KLT Gas portfolio have been recast to discontinued operations on the consolidated balance sheet; however, as it remains an obligation of the company until the property is sold, the KLT Gas ARO is still reflected in the following table.

	2003	2002	2001

Consolidated KCP&L	(millions)
Asset retirement obligation beginning of period	$99.2	$93.1	$87.3
Additions	1.0	-	0.1
Accretion	6.5	6.1	5.7

Asset retirement obligation end of period	$106.7	$99.2	$93.1

Great Plains Energy
Asset retirement obligation beginning of period	$100.4	$94.2	$88.2
Additions	1.5	-	0.2
Accretion	6.6	6.2	5.8

Asset retirement obligation end of period	$108.5	$100.4	$94.2

16. SEGMENT AND RELATED INFORMATION

Great Plains Energy
Great Plains Energy has two reportable segments based on its method of internal reporting, which generally segregates the reportable segments based on products and services, management responsibility and regulation. In February 2004, the Company announced its plan to sell the KLT Gas portfolio and exit the gas business. As a result, KLT Gas’ financial results are reported as discontinued operations and KLT Gas is no longer considered a reportable segment. The two reportable business segments are: (1) KCP&L, an integrated, regulated electric utility, which generates, transmits and distributes electricity; and (2) Strategic Energy, which provides competitive electricity supply services by entering into contracts with its customers to supply electricity, operates in several electricity markets offering retail choice. “Other” includes the operations of HSS, GPP, Services, all KLT Inc. operations other than Strategic Energy, unallocated corporate charges and intercompany eliminations. The summary of significant accounting policies applies to all of the reportable segments. Segment performance is evaluated based on net income.

The tables below reflect summarized financial information concerning Great Plains Energy’s reportable segments. Prior year information has been restated to conform to the current presentation.

		Strategic		Great Plains
2003	KCP&L	Energy	Other	Energy

	(millions)
Operating revenues	$1,054.9	$1,091.0	$2.1	$2,148.0
Depreciation and depletion	(139.9)	(1.7)	(1.2)	(142.8)
Loss from equity investments	-	-	(2.0)	(2.0)
Interest charges	(69.9)	(0.4)	(5.9)	(76.2)
Income taxes	(84.4)	(30.2)	36.0	(78.6)
Loss from discontinued operations	-	-	(44.8)	(44.8)
Net income (loss)	127.2	39.6	(21.9)	144.9

		Strategic		Great Plains
2002	KCP&L	Energy	Other	Energy

	(millions)
Operating revenues	$1,009.9	$789.5	$2.9	$1,802.3
Depreciation and depletion	(144.3)	(0.9)	(1.6)	(146.8)
Loss from equity investments	-	-	(1.2)	(1.2)
Interest charges	(80.3)	(0.3)	(6.8)	(87.4)
Income taxes	(63.4)	(25.2)	37.3	(51.3)
Loss from discontinued operations	-	-	(7.5)	(7.5)
Cumulative effect of a change
in accounting principle	-	-	(3.0)	(3.0)
Net income (loss)	102.9	29.7	(6.4)	126.2

		Strategic		Great Plains
2001	KCP&L	Energy	Other	Energy

	(millions)
Operating revenues	$967.5	$411.9	$19.7	$1,399.1
Depreciation and depletion	(136.3)	(0.3)	(19.4)	(156.0)
Income from equity investments	-	-	23.6	23.6
Interest charges	(78.1)	(0.5)	(23.3)	(101.9)
Income taxes	(51.6)	(15.2)	101.5	34.7
Income from discontinued operations	-	-	4.2	4.2
Net income (loss)	98.0	21.8	(144.0)	(24.2)

		Strategic		Great Plains
	KCP&L	Energy	Other	Energy

2003	(millions)
Assets	$3,293.5	$283.0	$105.5	$3,682.0
Capital and investment expenditures(a)(b)	152.3	3.1	0.1	155.5

2002
Assets	$3,084.5	$226.0	$206.6	$3,517.1
Capital and investment expenditures(a)(b)	135.5	2.1	3.5	141.1

2001
Assets(c)	$3,089.4	$129.1	$245.9	$3,464.4
Capital and investment expenditures(a)(b)	265.8	1.5	81.5	348.8

(a)	Capital and investment expenditures reflect annual amounts for the periods presented.
(b)	KLT Gas discontinued operations had $19.4 million, $8.7 million and $25.0 million in capital and investment expenditures not included in the table above for 2003, 2002 and 2001, respectively.
(c)	KCP&L assets do not match the KCP&L assets in the consolidated KCP&L segment table due to the reclassification of accrued taxes to current income taxes during consolidation with Great Plains Energy.

Consolidated KCP&L
On October 1, 2001, consolidated KCP&L distributed, as a dividend, its ownership interest in KLT Inc. and GPP to Great Plains Energy. As a result, those companies are direct subsidiaries of Great Plains Energy and have not been included in consolidated KCP&L’s results of operations and financial position since October 1, 2001.

The following tables reflect summarized financial information concerning consolidated KCP&L’s reportable segment. Other includes the operations of HSS and intercompany eliminations, which are immaterial.

			Consolidated
2003	KCP&L	Other	KCP&L

	(millions)
Operating revenues	$1,054.9	$2.1	$1,057.0
Depreciation and depletion	(139.9)	(1.1)	(141.0)
Interest charges	(69.9)	(0.4)	(70.3)
Income taxes	(84.4)	0.9	(83.5)
Loss from discontinued operations	-	(8.7)	(8.7)
Net income (loss)	127.2	(10.0)	117.2

			Consolidated
2002	KCP&L	Other	KCP&L

	(millions)
Operating revenues	$1,009.9	$2.9	$1,012.8
Depreciation and depletion	(144.3)	(1.2)	(145.5)
Interest charges	(80.3)	-	(80.3)
Income taxes	(63.4)	0.5	(62.9)
Loss from discontinued operations	-	(4.0)	(4.0)
Cumulative effect of a change
in accounting principle	-	(3.0)	(3.0)
Net income (loss)	102.9	(7.2)	95.7

			Subsidiaries
			transferred to	Consolidated
2001	KCP&L	Other	Great Plains Energy	KCP&L

	(millions)
Operating revenues	$967.5	$3.4	$316.1	$1,287.0
Depreciation and depletion	(136.3)	(1.4)	(12.8)	(150.5)
Income (loss) from equity investments	-	(0.1)	23.6	23.5
Interest charges	(78.1)	(0.3)	(17.8)	(96.2)
Income taxes	(51.6)	0.3	19.4	(31.9)
Loss from discontinued operations	-	(7.2)	10.8	3.6
Net income (loss)	98.0	(5.6)	27.3	119.7

			Subsidiaries
			transferred to	Consolidated
	KCP&L	Other	Great Plains Energy	KCP&L

2003	(millions)
Assets	$3,293.5	$9.1	$-	$3,302.6
Capital and investment expenditures(a)	152.3	-	-	152.3

2002
Assets	$3,084.5	$54.7	$-	$3,139.2
Capital and investment expenditures(a)	135.5	0.1	-	135.6

2001
Assets	$3,092.5	$53.1	$-	$3,145.6
Capital and investment expenditures(a)(b)	265.8	0.7	70.3	336.8

(a)	Capital and investment expenditures reflect annual amounts for the periods presented.
(b)	KLT Gas discontinued operations had $15.6 million in capital and investment expenditures transferred to Great Plains Energy in 2001.

17. SHORT-TERM BORROWINGS AND SHORT-TERM BANK LINES OF CREDIT

Great Plains Energy syndicated a $225 million, revolving credit facility with a group of banks in the first quarter of 2003. This facility replaced a $205 million syndicated facility and a $20 million credit facility with a bank. The line has a 364-day term but may be extended for an additional year at the Company’s option. Available liquidity under this facility is not impacted by a decline in credit ratings unless the downgrade occurs in the context of a merger, consolidation or sale. A default by Great Plains Energy or any of its significant subsidiaries of material other indebtedness totaling more than $25.0 million is a default under this bank line. Under the terms of this agreement, Great Plains Energy is required to maintain a consolidated indebtedness to consolidated capitalization ratio not greater than 0.65 to 1.0 at all times and an interest coverage ratio greater than 2.25 to 1.0, as those ratios are defined in the agreement. At December 31, 2003, the Company was in compliance with these covenants. At December 31, 2003, Great Plains Energy had $87.0 million of outstanding borrowings under this facility with a weighted-average interest rate of 2.12%. Great Plains Energy also issued a letter of credit for $15.8 million as credit support for Strategic Energy. At December 31, 2002, Great Plains Energy had $14.0 million of outstanding borrowings under its $20 million credit facility, with a weighted-average interest rate of 2.27%.

Strategic Energy maintains a secured revolving credit facility for up to $95 million with a group of banks. This facility is partially guaranteed by Great Plains Energy. The facility enhances Strategic Energy’s liquidity including its ability to provide credit support through letters of credit for purchased power and regulatory requirements. The maximum amount available for loans and letters of credit under the facility is the lesser of $95 million or the borrowing base, as defined in the agreement. The borrowing base generally is the sum of certain Strategic Energy accounts receivable and the amount of the Great

Plains Energy guarantee which was $40.0 million at December 31, 2003. At December 31, 2003, Strategic Energy had a minimum fixed charge ratio, as defined in the agreement, of at least 1.05 to 1.0; however, if the ratio drops below 1.05 to 1.0, Great Plains Energy’s guarantee amount is required to be increased based on quarterly calculations. At December 31, 2003, $58.5 million in letters of credit had been issued under the agreement, leaving $27.3 million of capacity available for loans and additional letters of credit. The line has a 364-day term that may be extended for an additional year by Strategic Energy with mutual agreement of the parties. A default by Strategic Energy of other indebtedness, as defined in the facility, totaling more than $5.0 million is a default under the facility. Under the terms of this agreement, Strategic Energy is required to maintain a minimum net worth of $30 million and a maximum debt to EBITDA ratio of 2.0 to 1.0, as those are defined in the agreement. At December 31, 2003, Strategic Energy was in compliance with these covenants.

Strategic Energy had a $30 million short-term bank credit agreement that expired in March 2003. At December 31, 2002, Strategic Energy had no short-term borrowings outstanding.

KCP&L’s short-term borrowings consist of funds borrowed from banks or through the sale of commercial paper as needed. As of December 31, 2003, and 2002, there was no commercial paper outstanding. A default by KCP&L on other indebtedness is a default under these bank line agreements. Under the terms of certain bank line agreements, KCP&L is required to maintain a consolidated indebtedness to consolidated capitalization ratio, as defined in the agreements, not greater than 0.65 to 1.0 at all times. At December 31, 2003, KCP&L was in compliance with this covenant. KCP&L’s short-term bank lines of credit totaled $150.0 million as of December 31, 2003, and $126.0 million as of December 31, 2002.

On June 30, 2003, HSS completed the disposition of its interest in RSAE. RSAE’s line of credit totaling $27 million was cancelled. With proceeds from a note to Great Plains Energy, HSS repaid $22.1 million on the supported bank line. At December 31, 2003, HSS’ notes payable to Great Plains Energy totaled $22.0 million. See Note 8 for additional information concerning the disposition of RSAE.

18. LONG-TERM DEBT AND EIRR BONDS CLASSIFIED AS CURRENT LIABILITIES

		December 31	December 31
	Year Due	2003	2002

		(thousands)
KCP&L
General Mortgage Bonds
7.55%* and 7.28%** Medium-Term Notes	2004-2007	$55,000	$179,000
2.36%* and 2.48%** EIRR bonds	2012-2023	158,768	158,768
Senior Notes
7.125%	2005	250,000	250,000
6.500%	2011	150,000	150,000
6.000%	2007	225,000	225,000
Unamortized discount		(689)	(915)
EIRR bonds
2.16%* and 2.41%** Series A & B	2015	108,919	109,607
2.25%* and 4.50%** Series C	2017	50,000	50,000
2.16%* and 2.41%** Series D	2017	40,923	41,183

8.30% Junior Subordinated Deferred Interest Bonds	2037	154,640	-

Other Consolidated KCP&L
1.25%* Combustion Turbine Synthetic Lease	2006	143,811	-

Current liabilities
EIRR bonds classified as current		(129,288)	(81,000)
Current Maturities		(54,500)	(124,000)

Total consolidated KCP&L excluding current liabilities		1,152,584	957,643

Other Great Plains Energy
7.84%* and 8.16%** Affordable Housing Notes	2004-2008	10,564	19,745
Current maturities		(4,803)	(9,181)

Total consolidated Great Plains Energy excluding current maturities		$1,158,345	$968,207

*	Weighted-average rate as of December 31, 2003
**	Weighted-average rate as of December 31, 2002

KCP&L General Mortgage Bonds
KCP&L has issued mortgage bonds under the General Mortgage Indenture and Deed of Trust dated December 1, 1986, as supplemented. The Indenture creates a mortgage lien on substantially all utility plant. Mortgage bonds secure $213.8 million and $337.8 million of medium-term notes and EIRR bonds (see discussion below) at December 31, 2003 and 2002, respectively.

In 2003, KCP&L redeemed $124.0 million of its medium term notes, including $104.0 million called prior to maturity. The medium term notes were paid off primarily with proceeds from a $100.0 million equity contribution received from Great Plains Energy during the first quarter of 2003. The average interest rate on the $104.0 million of notes called early was 7.28% and the original maturity dates were 2005 through 2008.

In December 2002, KCP&L secured bond insurance policies as a credit enhancement to its Series 1993A and 1993B EIRR bonds, which aggregate $79.5 million. The insurance agreement between KCP&L and XL Capital Assurance Inc. (XLCA), the issuer of the bond insurance policies, provides for reimbursement by KCP&L for any amounts that XLCA pays under the bond insurance policies. The insurance policies are in effect for the term of the bonds. The insurance agreement contains a covenant that the indebtedness to total capitalization ratio of KCP&L and its consolidated subsidiaries will not be greater than 0.68 to 1.0. KCP&L is also restricted from issuing additional bonds under its General Mortgage Indenture if, after giving effect to such additional bonds, the proportion of secured debt to total indebtedness would be more than 75%, or more than 50% if the long term rating for such bonds by Standard & Poor’s or Moody’s Investors Service would be at or below A- or A3, respectively. In the event of a default under the insurance agreement, XLCA may take any available legal or equitable action against KCP&L, including seeking specific performance of the covenants.

The EIRR bonds are subject to mandatory redemption within 120 to 180 days of a final determination by the IRS or a court that, as a result of KCP&L failing to perform any of its agreements relating to the bonds, interest paid or payable on the bonds is or was includable in the bondholders’ gross income for Federal tax purposes.

KCP&L EIRR Bonds Classified as Current Liabilities
In the third quarter of 2003, KCP&L remarketed its 1998 Series C unsecured EIRR bonds totaling $50.0 million at a fixed rate of 2.25% ending August 31, 2004. The previous 4.50% interest rate expired on August 31, 2003. If the bonds could not be remarketed, KCP&L would be obligated to either purchase or retire the bonds.

The 3.9% interest rate on KCP&L’s $48.3 million secured 1993 and 1994 series EIRR bonds expires in August 2004. If the bonds could not be remarketed KCP&L would be obligated to either purchase or retire the bonds.

A $31.0 million variable-rate, secured EIRR bond with a final maturity in 2017 is remarketed on a weekly basis, with full liquidity support provided by a 364-day credit facility with one bank. KCP&L’s available liquidity under this credit line is not impacted by a decline in credit ratings unless the downgrade occurs in the context of a merger, consolidation, or sale.

The $50.0 million Series C unsecured EIRR bonds, the $48.3 million secured 1993 and 1994 Series EIRR bonds and the $31.0 million discussed above totaled $129.3 million and were classified as current liabilities at December 31, 2003. The $50.0 million Series C unsecured EIRR bonds and the $31.0 million discussed previously totaled $81.0 million and were classified as current liabilities at December 31, 2002.

KCP&L Unsecured Notes
At December 31, 2003, KCP&L had a total of $199.8 million of unsecured EIRR bonds outstanding. The Series C EIRR bonds, $50.0 million due 2017, have a fixed rate of 2.25% through August 31, 2004, and are classified as current liabilities at December 31, 2003. In 2002, KCP&L remarketed its 1998 Series A, B and D EIRR bonds totaling $146.5 million to a five-year fixed interest rate of 4.75% ending October 1, 2007. The final maturity for Series A and B bonds is 2015 and the final maturity for Series D is 2017. At the end of the fixed interest rate period, the bonds will be subject to mandatory redemption or purchase and KCP&L anticipates remarketing the bonds at which time a new interest rate period and mode will be determined. KCP&L has classified the 1998 Series A, B and D EIRR bonds as long-term debt consistent with the remaining term under the remarketing.

Simultaneously with the remarketing, KCP&L entered into an interest rate swap for the $146.5 million based on LIBOR to effectively create a floating interest rate obligation. The transaction is a fair value hedge with the assumption of no ineffectiveness under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities, as amended.” The fair value of the swap is recorded on KCP&L’s balance sheet as an asset with an offset to the respective debt balances and has no impact on earnings. Future changes in the fair market value of the swap will be similarly recorded on the balance sheet with no impact on earnings. The fair value of the swap was a $3.3 million and $4.3 million asset at December 31, 2003 and 2002, respectively. See Note 20 for additional discussion of the interest rate swap.

KCP&L had a total of $625.0 million of outstanding unsecured senior notes at December 31, 2003 and 2002.

In accordance with FIN No. 46, the Company has determined that KCP&L is not the primary beneficiary of the Securities Trust and thus, KCP&L de-consolidated the Securities Trust in the fourth quarter of 2003. De-consolidation required the consolidated financial statements of Great Plains Energy and consolidated KCP&L to present the $4.6 million investment in the common securities of the Securities Trust and the $154.6 million 8.3% Junior Subordinated Deferrable Interest Debentures issued by KCP&L and held by the Securities Trust while no longer presenting the $150.0 million of 8.3% preferred securities issued by the Securities Trust.

The Lease Trust, a special purpose entity, acting as Lessor in the synthetic lease arrangement discussed in Note 13, is considered a Variable Interest Entity under FIN No. 46. The Lease Trust was consolidated in the fourth quarter of 2003, as required by FIN No. 46. Accordingly, Great Plains Energy’s and consolidated KCP&L’s long-term debt increased $143.8 million.

Other Great Plains Energy Long-Term Debt
KLT Investments’ affordable housing notes are collateralized by the affordable housing investments. Most of the notes also require the greater of 15% of the outstanding note balances or the next annual installment to be held as cash, cash equivalents or marketable securities. The equity securities held as collateral for these notes, included in other investments and nonutility property on the consolidated balance sheets, were $1.5 million and $9.3 million at December 31, 2003 and 2002, respectively.

Scheduled Maturities
Great Plains Energy’s long-term debt maturities for the years 2004 through 2008 are $59.3 million, $253.2 million, $145.5 million, $226.1 million and $0.3 million, respectively. These amounts include consolidated KCP&L’s long-term debt maturities for the years 2004 through 2007 of $54.5 million, $250.0 million, $143.8 million, and $225.5 million, respectively.

19. COMMON STOCK EQUITY, PREFERRED STOCK, REDEEMABLE PREFERRED STOCK AND MANDATORILY REDEEMABLE PREFERRED SECURITIES

Common Stock Equity
In 2002, Great Plains Energy filed a registration statement for the issuance of an aggregate amount up to $300 million of any combination of senior debt securities, subordinated debt securities, trust preferred securities, convertible securities or common stock. During November 2002, Great Plains Energy issued 6.9 million shares of common stock at $22 per share under this registration with $151.8 million in gross proceeds to be used for repayment of debt at Great Plains Energy and KCP&L and for general corporate purposes. Issuance costs of $6.1 million are reflected in Great Plains Energy’s capital stock premium and expense line in the consolidated balance sheets at December 31, 2003 and 2002.

Also during November 2002, Great Plains Energy issued 0.4 million shares of common stock valued at $8.0 million in conjunction with the purchase of an additional indirect ownership interest in Strategic Energy. See Note 12 for additional information concerning this transaction.

Treasury shares are held for future distribution upon exercise of options issued in conjunction with the Company’s equity compensation plan. Shares held by consolidated KCP&L prior to the October 1,

2001, distribution of a dividend to Great Plains Energy were included in other investments and nonutility property on consolidated KCP&L’s balance sheets.

Great Plains Energy has 3.0 million shares of common stock registered with the SEC for a Dividend Reinvestment and Direct Stock Purchase Plan (Plan). The Plan allows for the purchase of common shares by reinvesting dividends or making optional cash payments. Great Plains Energy currently purchases shares for the Plan on the open market.

Great Plains Energy has 8.3 million shares of common stock registered with the SEC for a defined contribution savings plan. The Company matches employee contributions, subject to limits.

Under the 35 Act, Great Plains Energy and KCP&L can pay dividends only out of retained or current earnings, unless authorized to do otherwise by the SEC. Under stipulations with the MPSC and KCC, Great Plains Energy and KCP&L have committed to maintain consolidated common equity of not less than 30% and 35%, respectively. Pursuant to SEC order, Great Plains Energy’s and KCP&L’s authorization to issue securities is conditioned on maintaining a consolidated common equity capitalization of at least 30%.

Great Plains Energy’s Articles of Incorporation contain a restriction related to the payment of dividends in the event common equity falls to 25% of total capitalization. If preferred stock dividends are not declared and paid when scheduled, Great Plains Energy could not declare or pay common stock dividends or purchase any common shares. If the unpaid preferred stock dividends equal four or more full quarterly dividends, the preferred shareholders, voting as a single class, could elect the smallest number of Directors necessary to constitute a majority of the full Board of Directors.

Under the indenture relating to KCP&L’s 8.3% Junior Subordinated Deferrable Interest Debentures, due 2037 (Debentures), which are held by KCPL Financing I, KCP&L may not declare or pay any dividends on any shares of its capital stock if at the time (i) there is an event of default (as defined in the indenture), (ii) KCP&L is in default with respect to its payment of any obligations under its guarantee of preferred securities issued by KCPL Financing I, or (iii) KCP&L has elected to defer payments of interest on the Debentures.

Great Plains Energy made capital contributions to KCP&L of $100 million and $36 million in 2003 and 2002, respectively. These contributions were used to pay down long-term debt. At December 31, 2003, KCP&L’s capital contributions from Great Plains Energy totaled $175.0 million which is reflected in common stock in the consolidated KCP&L balance sheet.

Preferred Stock
As of December 31, 2003, 1.6 million shares of Cumulative No Par Preferred Stock and 11 million shares of no par Preference Stock were authorized under Great Plains Energy’s Articles of Incorporation. Great Plains Energy has the option to redeem the $39.0 million of issued Cumulative Preferred Stock at prices approximating par or stated value.

Mandatorily Redeemable Preferred Securities
In 1997, the Securities Trust issued $150.0 million of 8.3% preferred securities. The sole asset of the Securities Trust is the $154.6 million principal amount of 8.3% Junior Subordinated Deferrable Interest Debentures, due 2037, issued by KCP&L. The terms and interest payments on these debentures correspond to the terms and dividend payments on the preferred securities. KCP&L deducts these payments for tax purposes. KCP&L may elect to defer interest payments on the debentures for a period up to 20 consecutive quarters, causing dividend payments on the preferred securities to be deferred as well. In case of a deferral, interest and dividends will continue to accrue, along with quarterly compounding interest on the deferred amounts. KCP&L may redeem all or a portion of the debentures at par at anytime but has not elected to redeem any up to this point. If KCP&L redeems all or a portion of the debentures, the Securities Trust must redeem an equal amount of preferred securities at face value plus accrued and unpaid distributions. The back-up undertakings in the aggregate provide a full and unconditional guarantee of amounts due on the preferred securities.

KCP&L de-consolidated the Securities Trust in the fourth quarter of 2003, as required by FIN No. 46. Great Plains Energy’s and consolidated KCP&L’s other nonutility property and investments increased $4.6 million representing the investment in the common securities of the Securities Trust, and long-term debt increased $154.6 million representing the 8.3% Junior Subordinated Deferrable Interest Debentures issued by KCP&L and held by the Securities Trust. Great Plains Energy’s and consolidated KCP&L will no longer present the $150.0 million of 8.3% preferred securities issued by the Securities Trust on their respective balance sheets.

20. DERIVATIVE FINANCIAL INSTRUMENTS

The Company’s activities expose it to a variety of market risks including interest rates and commodity prices. Management has established risk management policies and strategies to reduce the potentially adverse effects that the volatility of the markets may have on its operating results. The Company’s risk management activities, including the use of derivatives, are subject to the management, direction and control of internal risk management committees. The Company’s interest rate risk management strategy uses derivative instruments to adjust the Company’s liability portfolio to optimize the mix of fixed and floating rate debt within an established range. The Company maintains commodity-price risk management strategies that use derivative instruments to minimize significant, unanticipated earnings fluctuations caused by commodity price volatility. Derivative instruments measured at fair value are recorded on the balance sheet as an asset or liability. Changes in fair value are recognized currently in earnings unless specific hedge accounting criteria are met.

Interest Rate Risk Management
In 2002, KCP&L remarketed its 1998 Series A, B, and D Environmental Improvement Revenue Refunding (EIRR) bonds totaling $146.5 million to a 5-year fixed interest rate of 4.75% ending October 1, 2007. Simultaneously with the remarketing, KCP&L entered into an interest rate swap for the $146.5 million based on LIBOR to effectively create a floating interest rate obligation. The transaction is a fair value hedge with no ineffectiveness. Changes in the fair market value of the swap are recorded on the balance sheet as an asset with an offset to the respective debt balances with no impact on earnings. The fair value of the swap was an asset of $3.3 million and $4.3 million at December 31, 2003, and 2002, respectively.

At December 31, 2002, KCP&L had two interest rate swap agreements in place to effectively fix the interest rate on $30 million of floating-rate long-term debt. The swap agreements expired in June 2003.

Commodity Risk Management
KCP&L’s risk management policy is to use derivative hedge instruments to mitigate its exposure to market price fluctuations on a portion of its projected gas purchases to meet generation requirements for retail and firm wholesale sales. These hedging instruments are designated as cash flow hedges. The fair market values of these instruments are recorded as current assets or current liabilities. When the gas is purchased and to the extent the hedge is effective at mitigating the impact of a change in the purchase price of gas, the amounts in other comprehensive income (OCI) are reclassified to the consolidated income statement. To the extent that the hedges are not effective, the ineffective portion of the changes in fair market value is recorded currently in fuel expense.

Strategic Energy maintains a commodity-price risk management strategy that uses forward physical energy purchases and derivative instruments to minimize significant, unanticipated earnings fluctuations caused by commodity-price volatility. Supplying electricity to retail customers requires

Strategic Energy to match customers’ projected demand with fixed price purchases. In certain markets where Strategic Energy operates, entering into forward fixed price contracts is cost prohibitive. Derivative instruments, primarily swaps, are used to limit the unfavorable effect that price increases will have on electricity purchases, effectively fixing the future purchase price of electricity for the applicable forecasted usage and protecting Strategic Energy from significant price volatility. Certain forward fixed price purchases and swap agreements are designated as cash flow hedges resulting in changes in the hedge value being recorded as OCI. To the extent that the hedges are not effective, the ineffective portion of the changes in fair market value is recorded currently in purchased power. Strategic Energy also enters into economic hedges that do not qualify as accounting hedges. The changes in the fair value of these derivative instruments are recorded into earnings as a component of purchased power.

An option that was designated as a cash flow hedge expired on December 31, 2001. The option allowed Strategic Energy to purchase up to 270 MWs of power at a fixed rate of $21 per MWh. The fair market value of this option and swap agreements designated as cash flow hedges at January 1, 2001, was recorded as a current asset and a cumulative effect of a change in accounting principle in comprehensive income.

In March 2003, Strategic Energy terminated an agreement with a swap counterparty due to credit and performance concerns. Strategic Energy received a $4.8 million fair value settlement. The swap was designated as a cash flow hedge of a forecasted transaction and Strategic Energy management believed the forecasted transaction would occur. Accordingly, the $4.8 million settlement was reclassified to earnings over the remaining term of the underlying transaction, which was completed in the fourth quarter of 2003.

KLT Gas’ risk management policy is to use firm sales agreements or financial hedge instruments to mitigate its exposure to market price fluctuations on up to 85% of its daily natural gas production. KLT Gas had no significant production during the reported periods; therefore, no hedges were in place.

SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” was generally effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have a material effect on the results of operations of Great Plains Energy or consolidated KCP&L for the period ended December 31, 2003, or their financial positions as of that date.

The amounts recorded in OCI related to the cash flow hedges are summarized in the following tables:

Great Plains Energy activity for 2003

		Increase	Reclassified
	December 31	(Decrease)	to	December 31
	2002	in OCI	earnings	2003

	(millions)
Current assets	$3.0	$11.6	$(11.9)	$2.7
Other deferred charges	-	0.8	-	0.8
Other current liabilities	(1.6)	(3.1)	2.1	(2.6)
Deferred income taxes	(0.7)	(3.3)	3.8	(0.2)
Other deferred credits	0.2	(1.6)	1.0	(0.4)

OCI	$0.9	$4.4	$(5.0)	$0.3

Consolidated KCP&L activity for 2003

		Increase	Reclassified
	December 31	(Decrease)	to	December 31
	2002	in OCI	earnings	2003

	(millions)
Other current assets	$0.3	$0.6	$(0.8)	$0.1
Deferred income taxes	(0.1)	(0.2)	0.3	-

OCI	$0.2	$0.4	$(0.5)	$0.1

Great Plains Energy activity for 2002

		Increase	Reclassified
	December 31	(Decrease)	to	December 31
	2001	in OCI	earnings	2002

	(millions)
Other current assets	$(0.2)	$2.7	$0.5	$3.0
Other current liabilities	(12.7)	6.1	5.0	(1.6)
Deferred income taxes	8.5	(7.2)	(2.0)	(0.7)
Other deferred credits	(7.7)	8.8	(0.9)	0.2

OCI	$(12.1)	$10.4	$2.6	$0.9

Consolidated KCP&L activity for 2002

		Increase	Reclassified
	December 31	(Decrease)	to	December 31
	2001	in OCI	earnings	2002

	(millions)
Other current assets	$(0.2)	$0.6	$(0.1)	$0.3
Other current liabilities	(0.1)	0.1	-	-
Deferred income taxes	0.1	(0.3)	0.1	(0.1)

OCI	$(0.2)	$0.4	$-	$0.2

Great Plains Energy activity for 2001

	Cumulative
	Effect to	Increase	Reclassified
	January 1	(Decrease)	to	December 31
	2001	in OCI	earnings	2001

	(millions)
Other current assets	$44.5	$(20.6)	$(24.1)	$(0.2)
Other current liabilities	(6.8)	(20.8)	14.9	(12.7)
Deferred income taxes	(12.7)	18.1	3.1	8.5
Other deferred credits	(7.6)	(2.3)	2.2	(7.7)

OCI	$17.4	$(25.6)	$(3.9)	$(12.1)

Consolidated KCP&L activity for 2001

	Cumulative			Transferred
	Effect to	Increase	Reclassified	to Great
	January 1	(Decrease)	to	Plains	December 31
	2001	in OCI	earnings	Energy	2001

	(millions)

Other current assets	$44.5	$(20.6)	$(24.1)	$-	$(0.2)
Other current liabilities	(6.8)	(15.7)	7.4	15.0	(0.1)
Deferred income taxes	(12.7)	16.6	5.6	(9.4)	0.1
Other deferred credits	(7.6)	(3.7)	3.5	7.8	-

OCI	$17.4	$(23.4)	$(7.6)	$13.4	$(0.2)

Reclassified to earnings

	Great Plains Energy			Consolidated KCP&L
	2003	2002	2001	2003	2002	2001

	(millions)
Gas revenues	$-	$0.2	$3.9	$-	$-	$3.7
Fuel expense	(0.8)	(0.1)	-	(0.8)	(0.1)	-
Purchased power expense	(9.0)	5.4	(13.1)	-	-	(20.4)
Minority interest	1.0	(0.9)	2.2	-	-	3.5
Income taxes	3.8	(2.0)	3.1	0.3	0.1	5.6

OCI	$(5.0)	$2.6	$(3.9)	$(0.5)	$-	$(7.6)

21. JOINTLY-OWNED ELECTRIC UTILITY PLANTS

KCP&L’s share of jointly-owned electric utility plants as of December 31, 2003, is as follows:

	Wolf Creek	LaCygne	Iatan
	Unit	Units	Unit

	(millions except MW amounts)
KCP&L's share	47%	50%	70%

Utility plant in service	$1,363	$323	$260
Accumulated depreciation	636	228	174
Nuclear fuel, net	29	-	-
KCP&L’s accredited capacity--MWs	550	681	469

Each owner must fund its own portion of the plant’s operating expenses and capital expenditures. KCP&L’s share of direct expenses is included in the appropriate operating expense classifications in the Great Plains Energy and consolidated KCP&L Statements of Income.

22. QUARTERLY OPERATING RESULTS (UNAUDITED)

Great Plains Energy

	Quarter
	1st	2nd	3rd	4th

2003	(millions except earnings per share amounts)
Operating revenue	$464.2	$503.0	$660.8	$520.0
Operating income	58.7	90.9	166.9	50.8
Income from continuing operations	22.0	59.0	84.2	24.5
Net income (loss)	14.5	50.9	83.8	(4.3)
Basic and diluted earning per common
share from continuing operations	0.31	0.85	1.21	0.34
Basic and diluted earning (loss) per common share	0.20	0.73	1.20	(0.07)

2002
Operating revenue	$346.2	$449.2	$568.3	$438.6
Operating income	17.2	79.8	137.0	66.5
Income (loss) from continuing operations
before cumulative effect	(0.9)	37.1	69.6	30.9
Net income (loss)	(5.9)	36.0	68.8	27.3
Basic and diluted earning (loss) per common
share from continuing operations before
cumulative effect	(0.02)	0.58	1.13	0.46
Basic and diluted earning (loss) per common share	(0.10)	0.57	1.11	0.41

All quarters presented have been recast to reflect KLT Gas as discontinued operations. See Note 7 for additional information concerning the plan to sell the KLT Gas portfolio and exit the gas business. All quarters presented prior to the second quarter of 2003 have also been recast to reflect RSAE as discontinued operations. See Note 8 for additional information concerning the June 2003 disposition of RSAE.

Consolidated KCP&L

	Quarter
	1st	2nd	3rd	4th

2003	(millions)
Operating revenue	$234.9	$247.9	$350.7	$223.5
Operating income	42.8	53.9	148.5	36.3
Income from continuing operations	13.1	22.0	78.5	12.3
Net income	11.9	14.5	78.5	12.3

2002
Operating revenue	$199.7	$247.9	$335.3	$229.9
Operating income	7.3	66.7	124.6	51.4
Income (loss) from continuing operations
before cumulative effect	(6.8)	27.3	63.4	18.8
Net income (loss)	(11.0)	27.1	62.3	17.3

First quarter 2002 income statement information as reported in the March 31, 2002, Form 10-Q has been restated to reflect the cumulative effect to January 1, 2002, of a change in accounting principle for the $3.0 million RSAE goodwill write-down. All quarters presented prior to the second quarter of 2003 have also been recast to reflect RSAE as discontinued operations. See Note 8 for additional information concerning the June 2003 disposition of RSAE. The quarterly data is subject to seasonal fluctuations with peak periods occurring during the summer months.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders of
Great Plains Energy Incorporated

We have audited the accompanying consolidated balance sheets of Great Plains Energy Incorporated and subsidiaries (the “Company”) as of December 31, 2003 and 2002, and the related consolidated statements of income, comprehensive income, common stock equity and cash flows for the years then ended. Our audits also included the 2003 and 2002 financial statement schedules listed in Item 15. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of Great Plains Energy Incorporated and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the 2003 and 2002 basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in Note 6 to the consolidated financial statements, effective January 1, 2002, the Company changed its method of accounting for intangible assets to adopt Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”. As discussed in Notes 1 and 15, respectively, to the consolidated financial statements, effective January 1, 2003, the Company changed its method of accounting for stock-based compensation to adopt SFAS No. 123, “Accounting for Stock-Based Compensation” and changed its method of accounting for asset retirement obligations to adopt SFAS No. 143, “Accounting for Asset Retirement Obligations”.

/s/DELOITTE & TOUCHE LLP

Kansas City, Missouri
March 9, 2004
(May 11, 2004 as to the effects of presenting discontinued operations as described in Note 7)

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of
Kansas City Power & Light Company

We have audited the accompanying consolidated balance sheets of Kansas City Power & Light Company and subsidiaries (the “Company”) as of December 31, 2003 and 2002, and the related consolidated statements of income, comprehensive income, common stock equity and cash flows for the years then ended. Our audit also included the 2003 and 2002 financial statement schedules listed in Item 15. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of Kansas City Power & Light Company and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the 2003 and 2002 basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in Note 6 to the consolidated financial statements, effective January 1, 2002, the Company changed its method of accounting for intangible assets to adopt Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”. As discussed in Note 15 to the consolidated financial statements, effective January 1, 2003, the Company changed its method of accounting for asset retirement obligations to adopt SFAS No. 143, “Accounting for Asset Retirement Obligations.”

/s/DELOITTE & TOUCHE LLP

Kansas City, Missouri
March 9, 2004

Report of Independent Auditors

To the Board of Directors and Shareholders of
Great Plains Energy Incorporated:

We have audited the accompanying consolidated statements of income, of cash flows, of common stock equity, and of comprehensive income of Great Plains Energy Incorporated and Subsidiaries for the year ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the consolidated financial statements of DTI Holdings, Inc. and Subsidiaries (Debtors-in-Possession) (an 83.6 percent owned entity), for the year ended December 31, 2001, which statements reflect total revenues of $17.4 million and a net loss of $306.1 million for the year ended December 31, 2001. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for DTI Holdings, Inc. and Subsidiaries, is based solely on the report of the other auditors.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Great Plains Energy Incorporated and Subsidiaries for the year ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 20 to the consolidated financial statements, the Company adopted SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities”, as amended on January 1, 2001.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Kansas City, Missouri
February 5, 2002, except with respect to the reclassification of the 2001 information in Note 16 as to which the
date is May 22, 2002; the 2001 transitional disclosures relating to the adoption of Statement of Financial Accounting
Standards No. 142 as described in Note 6 as to which the date is February 21, 2003; the reclassification described in the
last paragraph of Note 4 relating to the adoption of Statement of Financial Accounting Standards No. 145, the reclassification to the 2001 financial statements relating to the discontinued
operations as described in Note 8, and the 2001
transitional disclosures relating to the adoption of Statement of
Financial Accounting Standards No. 143 as described in Note 15 as to which the date is August 13, 2003; and the reclassification to the 2001 financial statements relating to the discontinued
operations as described in Note 7 as to which the date is May 11,
2004

Report of Independent Auditors

To the Board of Directors and Shareholder of
Kansas City Power & Light Company:

We have audited the accompanying consolidated statements of income, of cash flows, of common stock equity, and of comprehensive income of Kansas City Power & Light Company (a wholly-owned subsidiary of Great Plains Energy Incorporated) and Subsidiaries for the year ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the consolidated financial statements of DTI Holdings, Inc. and Subsidiaries (Debtors-in-Possession) (an 83.6 percent owned entity), for the year ended December 31, 2001, which statements reflect total revenues of $17.4 million and a net loss of $306.1 million for the year ended December 31, 2001. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for DTI Holdings, Inc. and Subsidiaries, is based solely on the report of the other auditors.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Kansas City Power & Light Company and Subsidiaries for the year ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 20 to the consolidated financial statements, the Company adopted SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities”, as amended on January 1, 2001.

As discussed in Note 1 to the consolidated financial statements, on October 1, 2001 the Company completed its corporate reorganization creating a holding company structure.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Kansas City, Missouri
February 5, 2002, except with respect to the reclassification of the 2001 information in Note 16 as to which the
date is May 22, 2002; the 2001 transitional disclosures relating to the adoption of Statement of Financial Accounting
Standards No. 142 as described in Note 6 as to which the date is February 21, 2003; the reclassification described in the
last paragraph of Note 4 relating to the adoption of Statement of Financial Accounting Standards No. 145, the reclassification to the 2001 financial statements relating to the discontinued
operations as described in Note 8, and the 2001
transitional disclosures relating to the adoption of Statement of
Financial Accounting Standards No. 143 as described in Note 15 as to which the date is August 13, 2003; and the reclassification to the 2001 financial statements relating to the discontinued operations as described in Note 7 as to which the date is May 11, 2004

INDEPENDENT AUDITORS’ REPORT

Board of Directors and Stockholders of DTI Holdings, Inc.

We have audited the statements of operations and stockholder’s equity (deficit) and cash flows of DTI Holdings, Inc. and subsidiaries (Debtors-in-Possession) (the “Company”) for the year ended December 31, 2001. These financial statements (which are not included herein) are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the results of operations and cash flows of DTI Holdings, Inc. and subsidiaries for the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to those financial statements, the Company has filed for reorganization under Chapter 11 of the Federal Bankruptcy Code. The financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings. In particular, such financial statements do not purport to show (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to prepetition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof; (c) as to stockholder accounts, the effect of any changes that may be made in the capitalization of the Company; or (d) as to operations, the effect of any changes that may be made in its business.

The financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to those financial statements, the Company’s recurring losses from operations, negative working capital, and stockholders’ capital deficiency raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also discussed in Note 1 to those financial statements. The financial statements do not include adjustments that might result from the outcome of this uncertainty.

As discussed in Note 3 to those financial statements, the Company determined that the carrying value of its long-lived assets had been impaired during the year. In accordance with Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-lived Assets to be Disposed of, the Company recorded an impairment charge of approximately $342 million at December 31, 2001.

/s/DELOITTE & TOUCHE LLP

St. Louis, Missouri
January 30, 2002

ITEM 15. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

Schedule II — Valuation and Qualifying Accounts and Reserves

Great Plains Energy
Valuation and Qualifying Accounts
Years Ended December 31, 2003, 2002 and 2001

		Additions

		Charged
	Balance At	To Costs	Charged				Balance
	Beginning	And	To Other				At End
Description	Of Period	Expenses	Accounts		Deductions		Of Period

	(millions)
Year Ended December 31, 2003:
Allowance for uncollectible accounts	$8.8	$5.1	$2.8	(a)	$8.2	(b)	$8.5
Legal reserves	3.8	3.3	-		3.1	(c)	4.0
Environmental reserves	1.9	-	-		0.1	(d)	1.8
Tax valuation allowance (e)	15.8	(15.8)	-		-		-
Discontinued operations	1.7	-	-		1.7	(f)	-

Year Ended December 31, 2002:
Allowance for uncollectible accounts	$6.7	$7.6	$3.4	(a)	$8.9	(b)	$8.8
Legal reserves	2.0	3.5	-		1.7	(c)	3.8
Environmental reserves	1.9	-	-		-		1.9
Tax valuation allowance	15.8	-	-		-		15.8
Discontinued operations (g)	1.8	2.3	0.6	(h)	3.0	(i)	1.7

Year Ended December 31, 2001:
Allowance for uncollectible accounts	$6.7	$5.5	$2.9	(a)	$8.4	(b)	$6.7
Legal reserves	1.6	0.9	-		0.5	(c)	2.0
Environmental reserves	2.0	-	-		0.1	(d)	1.9
Tax valuation allowance (e)	-	15.8	-		-		15.8
Discontinued operations (j)	1.9	1.6	-		1.7	(k)	1.8

Note 1: On June 13, 2003, HSS’ board of directors approved a plan to dispose of its interest in residential services provider RSAE. On June 30, 2003, HSS completed the disposition of its interest in RSAE. Great Plains Energy’s Valuation and Qualifying Accounts have been recast to reflect RSAE as discontinued operations for the years ended December 31, 2002 and 2001.

(a)	Recoveries. Charged to other accounts for the year ended December 31, 2002, includes the establishment of an allowance of $0.3 million.
(b)	Uncollectible accounts charged off. Deductions for the year ended December 31, 2001, includes an adjustment of
$1.2 million based on a change in estimated collectibility.
(c)	Payment of claims.
(d)	Payment of expenses.
(e)	A tax valuation allowance of $15.8 million was recorded at KLT Telecom in 2001 to reduce the income tax benefits arising primarily form DTI's 2001 abandonment of its $104.0 million of long-haul assets. The allowance was necessary due to the uncertainty of recognizing future tax deductions while DTI is in the bankruptcy process. The allowance was reversed in 2003 after confirmation of the DTI restructuring plan.
(f)	On June 13, 2003, HSS' board of directors approved a plan to dispose of its interest in residential services provider RSAE. On June 30, 2003, HSS completed the disposition of its interest in RSAE.
(g)	Discontinued operations at December 31, 2002, include property and casualty insurance reserves, medical insurance reserves and warranty repair reserves for RSAE.
(h)	The establishment of medical insurance reserves and contributions from Cobra insurance premiums and recoveries.
(i)	Payment of claims on property and casualty and medical insurance reserves, expenses incurred on warranty repair reserves, inventory reserve adjustments and uncollectible accounts charged off.
(j)	Discontinued operations at December 31, 2001, include property and casualty insurance reserves, inventory reserves and warranty repair reserves for RSAE.
(k)	Payment of claims on property and casualty insurance reserves, expenses incurred on warranty repair reserves and uncollectible accounts charged off.

Kansas City Power & Light Company
Valuation and Qualifying Accounts
Years Ended December 31, 2003, 2002 and 2001

		Additions

		Charged
	Balance At	To Costs	Charged				Balance
	Beginning	And	To Other				At End
Description	Of Period	Expenses	Accounts		Deductions		Of Period

	(millions)
Year Ended December 31, 2003:
Allowance for uncollectible accounts	$5.6	$3.5	$2.7	(a)	$6.9	(b)	$4.9
Legal reserves	3.8	3.1	-		3.1	(c)	3.8
Environmental reserves	1.9	-	-		0.1	(d)	1.8
Discontinued operations	1.7	-	-		1.7	(e)	-

Year Ended December 31, 2002:
Allowance for uncollectible accounts	$5.8	$3.5	$2.9	(a)	$6.6	(b)	$5.6
Legal reserves	2.0	3.5	-		1.7	(c)	3.8
Environmental reserves	1.9	-	-		-		1.9
Discontinued operations (f)	1.8	2.3	0.6	(g)	3.0	(h)	1.7

Year Ended December 31, 2001:
Allowance for uncollectible accounts	$6.7	$4.7	$2.9	(a)	$8.5	(b)	$5.8
Legal reserves	1.6	0.9	-		0.5	(c)	2.0
Environmental reserves	2.0	-	-		0.1	(d)	1.9
Discontinued operations (i)	1.9	1.6	-		1.7	(j)	1.8

Note 1: On June 13, 2003, HSS’ board of directors approved a plan to dispose of its interest in residential services provider RSAE. On June 30, 2003, HSS completed the disposition of its interest in RSAE. KCP&L’s Valuation and Qualifying Accounts have been recast to reflect RSAE as discontinued operations for the years ended December 31, 2002 and 2001.

(a)	Recoveries
(b)	Uncollectible accounts charged off. Deductions for the year ended December 31, 2001, include an adjustment of
$1.2 million based on a change in estimated collect ability and an adjustment of $0.9 million related to Strategic
Energy reflecting the October 1, 2001, KCP&L dividend of its 100% ownership of KLT Inc. to Great Plains Energy.
(c)	Payment of claims.
(d)	Payment of expenses.
(e)	On June 13, 2003, HSS' board of directors approved a plan to dispose of its interest in residential services provider RSAE. On June 30, 2003, HSS completed the disposition of its interest in RSAE.
(f)	Discontinued operations at December 31, 2002, include property and casualty insurance reserves, medical insurance reserves and warranty repair reserves for RSAE.
(g)	The establishment of medical insurance reserves and contributions from Cobra insurance premiums and recoveries.
(h)	Payment of claims on property and casualty and medical insurance reserves, expenses incurred on warranty repair reserves and inventory reserve adjustments and uncollectible accounts charged off.
(i)	Discontinued operations at December 31, 2001, include property and casualty insurance reserves, inventory reserves and warranty repair reserves for RSAE.
(j)	Payment of claims on property and casualty insurance reserves, expenses incurred on warranty repair reserves and uncollectible accounts charged off.

Report of Independent Auditors on Financial Statement Schedule

To the Board of Directors of
Great Plains Energy Incorporated:

Our audits of the consolidated financial statements of Great Plains Energy Incorporated referred to in our report dated February 5, 2002, except with respect to the reclassification of the 2001 information in Note 16 as to which the date is May 22, 2002; the 2001 transitional disclosures relating to the adoption of Statement of Financial Accounting Standards No. 142 as described in Note 6 as to which the date is February 21, 2003; the reclassification described in the last paragraph of Note 4 relating to the adoption of Statement of Financial Accounting Standards No. 145, the reclassification to the 2001 financial statements relating to the discontinued operations as described in Note 8, and the 2001 transitional disclosures relating to the adoption of Statement of Financial Accounting Standards No. 143 as described in Note 15 as to which the date is August 13, 2003; and the reclassification to the 2001 financial statements relating to the discontinued operations as described in Note 7 as to which the date is May 11, 2004, appearing in this Form 8-K also included an audit of the 2001 information included in the financial statement schedule in this Form 8-K. In our opinion, the 2001 information included in this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Kansas City, Missouri
February 5, 2002, except with respect to
the reclassification to the 2001 financial
statement schedule information relating to
the discontinued operations as described in
Note 1 as to which the date is
August 13, 2003

Report of Independent Auditors on Financial Statement Schedule

To the Board of Directors of
Kansas City Power & Light Company:

Our audits of the consolidated financial statements of Kansas City Power & Light Company referred to in our report (which has an explanatory paragraph regarding the corporate reorganization which occurred on October 1, 2001) dated February 5, 2002, except with respect to the reclassification of the 2001 information in Note 16 as to which the date is May 22, 2002; the 2001 transitional disclosures relating to the adoption of Statement of Financial Accounting Standards No. 142 as described in Note 6 as to which the date is February 21, 2003; the reclassification described in the last paragraph of Note 4 relating to the adoption of Statement of Financial Accounting Standards No. 145, the reclassification to the 2001 financial statements relating to the discontinued operations as described in Note 8, and the 2001 transitional disclosures relating to the adoption of Statement of Financial Accounting Standards No. 143 as described in Note 15 as to which the date is August 13, 2003: and the reclassification to the 2001 financial statements relating to the discontinued operations as described in Note 7 as to which the date is May 11, 2004, appearing in this Form 8-K also included an audit of the 2001 information included in the financial statement schedule in this Form 8-K. In our opinion, the 2001 information included in this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Kansas City, Missouri
February 5, 2002, except with respect to
the reclassification to the 2001 financial
statement schedule information relating to
the discontinued operations as described in
Note 1 as to which the date is
August 13, 2003